Exhibit 10.1

Execution Version

LOAN AND SECURITY AGREEMENT

among

HSBC BANK USA, NATIONAL ASSOCIATION
as Lender,

THE L. S. STARRETT COMPANY,
as a Borrower and Borrowing Agent

and

and the other Loan Parties party hereto

April 29, 2022

TABLE OF CONTENTS

Page

I.	DEFINITIONS.		1
	1.1.	Accounting Terms	1
	1.2.	General Terms	1
	1.3.	UCC Terms	32
	1.4.	Certain Matters of Construction	32
	1.5.	Rates	33

II.	ADVANCES, PAYMENTS.		33
	2.1.	Revolving Advances	33
	2.2.	Procedure for Borrowing	34
	2.3.	Disbursement of Advance Proceeds	34
	2.4.	Term Loan and CapEx Loans	35
	2.5.	Maximum Advances and Letters of Credit	36
	2.6.	Repayment of Advances	36
	2.7.	Repayment of Excess Revolving Advances	37
	2.8.	Statement of Account	37
	2.9.	Letters of Credit	37
	2.10.	Issuance of Letters of Credit	37
	2.11.	Requirements For Issuance of Letters of Credit	38
	2.12.	Additional Payments	39
	2.13.	Manner of Payment	39
	2.14.	Mandatory Prepayments	39
	2.15.	Use of Proceeds	40
	2.16.	Increase to Maximum Revolving Advance Amount	40

III.	INTEREST AND FEES.		41
	3.1.	Interest	41
	3.2.	Letter of Credit Fees; Cash Collateral	42
	3.3.	Loan Fees	42
	3.4.	Collateral Monitoring Fee	43
	3.5.	Computation of Interest and Fees	43
	3.6.	Maximum Charges	43
	3.7.	Increased Costs	43
	3.8.	Inability to Determine Rates	44
	3.9.	Compensation for Losses	45
	3.10.	Gross Up for Taxes	45
	3.11.	Benchmark Replacement Setting	46
	3.12.	Illegality	47

IV.	COLLATERAL: GENERAL TERMS.		48
	4.1.	Security Interest in the Collateral	48
	4.2.	Perfection of Security Interest	48
	4.3.	Disposition of Collateral	49
	4.4.	Preservation of Collateral	49
	4.5.	Ownership of Collateral	49
	4.6.	Defense of Lender’s Interests	50

i

	4.7.	Books and Records	50
	4.8.	Financial Disclosure	51
	4.9.	Compliance with Laws	51
	4.10.	Inspection of Premises	51
	4.11.	Insurance	51
	4.12.	Failure to Pay Insurance	52
	4.13.	Payment of Taxes	52
	4.14.	Payment of Leasehold Obligations	53
	4.15.	Receivables	53
	4.16.	Inventory	56
	4.17.	Maintenance of Equipment	56
	4.18.	Exculpation of Liability	56
	4.19.	Environmental Matters	56
	4.20.	Financing Statements	58
	4.21.	Collateral Audits; Appraisals	58

V.	REPRESENTATIONS AND WARRANTIES.		58
	5.1.	Authority	58
	5.2.	Formation and Qualification	58
	5.3.	Truthfulness of Representations and Warranties	59
	5.4.	Tax Returns	59
	5.5.	Financial Statements	59
	5.6.	Entity Name	60
	5.7.	O.S.H.A. and Environmental Compliance	60
	5.8.	Solvency; No Litigation, Violation, Indebtedness or Default	61
	5.9.	Patents, Trademarks, Copyrights and Licenses	62
	5.10.	Licenses and Permits	62
	5.11.	No Defaults	62
	5.12.	No Burdensome Restrictions	62
	5.13.	No Labor Disputes	62
	5.14.	Margin Regulations	62
	5.15.	Investment Company Act	63
	5.16.	Disclosure	63
	5.17.	Dormant Subsidiary	63
	5.18.	Swaps	63
	5.19.	Conflicts	63
	5.20.	Application of Certain Laws and Regulations	63
	5.21.	Business and Property of Loan Parties	63
	5.22.	Material Contracts	63
	5.23.	Sanctions	63
	5.24.	Anti-Bribery	64
	5.25.	Intentionally Omitted.	64
	5.26.	Ownership of Real Property; Liens	64
	5.27.	Beneficial Ownership	64

VI.	AFFIRMATIVE COVENANTS.		64
	6.1.	Payment of Fees	64
	6.2.	Conduct of Business and Maintenance of Existence and Assets	64
	6.3.	Violations	65
	6.4.	Government Receivables	65
	6.5.	Execution of Supplemental Instruments	65

	6.6.	Payment of Indebtedness	65
	6.7.	Standards of Financial Statements	65
	6.8.	Financial Covenants	65
	6.9	Keepwell	66
	6.10.	Post-Closing Obligations	66
	6.11.	Compliance with Environmental Laws	66

VII.	NEGATIVE COVENANTS.		67
	7.1.	Merger, Consolidation, Acquisition and Sale of Assets	67
	7.2.	Creation of Liens; Negative Pledges	68
	7.3.	Guarantees	68
	7.4.	Investments	68
	7.5.	Divisions	68
	7.6.	Excess Pension Contributions	68
	7.7.	Restricted Payments	69
	7.8.	Indebtedness	69
	7.9.	Nature of Business	69
	7.10.	Transactions with Affiliates	69
	7.11.	Intentionally Omitted	69
	7.12.	Subsidiaries	69
	7.13.	Fiscal Year and Accounting Changes	69
	7.14.	Pledge of Credit; Use of Proceeds	69
	7.15.	Amendment of Organizational Documents	69
	7.16.	Compliance with ERISA	70
	7.17.	Prepayment of Indebtedness	70
	7.18.	State of Organization	70
	7.19.	Dormant Subsidiary	70
	7.20.	Sanctions; Anti-Bribery	70
	7.21.	Trading with the Enemy Act	70

VIII.	CONDITIONS PRECEDENT.		71
	8.1.	Conditions to Initial Advances	71
	8.2.	Conditions to Each Advance	74

IX.	INFORMATION AS TO LOAN PARTIES.		75
	9.1.	Disclosure of Material Matters	75
	9.2.	Schedules	75
	9.3.	Environmental Reports	76
	9.4	Litigation	76
	9.5.	Material Occurrences	76
	9.6.	Government Receivables	76
	9.7.	Annual Audited Financial Statements	76
	9.8.	Monthly Internally Prepared Financial Statements	77
	9.9.	Applicable Margin Certificate	77
	9.10.	Other Reports	77
	9.11	Additional Information	77
	9.12.	Projected Operating Budget	77
	9.13.	Variances From Operating Budget	78
	9.14.	Notice of Suits, Adverse Events	78
	9.15.	ERISA Notices and Requests	78
	9.16.	Equipment and Inventory Location Updates	79

	9.17.	Additional Documents	79

X.	EVENTS OF DEFAULT.		79

XI.	LENDER’S RIGHTS AND REMEDIES AFTER DEFAULT.		81
	11.1.	Rights and Remedies	81
	11.2.	Application of Proceeds	81
	11.3.	Lender’s Discretion	82
	11.4.	Setoff	82
	11.5.	Rights and Remedies not Exclusive	82

XII.	WAIVERS AND JUDICIAL PROCEEDINGS.		82
	12.1.	Waiver of Notice	82
	12.2.	Delay	82
	12.3.	Jury Waiver	82

XIII.	EFFECTIVE DATE AND TERMINATION.		82
	13.1.	Term	83
	13.2.	Termination	83

XIV.	MISCELLANEOUS.		83
	14.1.	Governing Law	83
	14.2.	Entire Understanding; Amendments	84
	14.3.	Successors and Assigns; Participations	84
	14.4.	Application of Payments	86
	14.5.	Indemnity	86
	14.6.	Notice	87
	14.7.	Survival	88
	14.8.	Severability	88
	14.9.	Expenses	88
	14.10.	Injunctive Relief	88
	14.11.	Consequential Damages	88
	14.12.	Captions	88
	14.13.	Counterparts; Telecopied Signatures	88
	14.14.	Construction	88
	14.15.	Confidentiality; Sharing Information	89
	14.16.	Publicity	89
	14.17.	Patriot Act Notice	89
	14.18.	Electronic Communications	90
	14.19.	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	90

XV.	MULTIPLE BORROWERS.		91
	15.1.	Borrowing Agency Provisions	91
	15.2.	Waiver of Subrogation	91

XVI.	GUARANTY		92
	16.1.	The Guarantee	92
	16.2.	Obligations Unconditional	92
	16.3.	Reinstatement	93
	16.4.	Subrogation	93
	16.5.	Remedies	94
	16.6.	Continuing Guarantee	94
	16.7.	Information	94
	16.8.	Additional Security	94
	16.9.	General Limitation on Amount of Obligations Guaranteed	94
	16.10.	Subordination	94

List of Exhibits and Schedules

Exhibits
Exhibit A	Borrowing Base Certificate
Exhibit B	Compliance Certificate
Exhibit C	Revolving Credit Note
Exhibit D	Notice of Borrowing
Exhibit E	Notice of Conversion
Exhibit F	Term Note
Exhibit G	CapEx Note
Exhibit H	Applicable Margin Certificate

Schedules
Schedule 4.5	Equipment and Inventory Location
Schedule 5.2(b)	Subsidiaries and Equityholders
Schedule 5.8(b)	Solvency; No Litigation, Violation, Indebtedness or Default
Schedule 5.8(d)
Schedule 5.9	Patents, Trademarks, Copyrights and Licenses
Schedule 5.22	Material Contracts
Schedule 6.10	Post Closing
Schedule 7.2	Existing Liens
Schedule 7.3	Guarantees
Schedule 7.4	Existing Investments
Schedule 7.8	Existing Indebtedness

List of Exhibits and Schedules

LOAN AND SECURITY AGREEMENT

Loan and Security Agreement dated April 29, 2022 by and among THE L. S. STARRETT COMPANY, a Massachusetts corporation (“L.S. Starrett”), TRU-STONE TECHNOLOGIES, INC., a Delaware corporation (“Tru-Stone”), STARRETT KINEMETRIC ENGINEERING, INC., a Delaware corporation (“Starrett Kinemetric”), STARRETT BYTEWISE DEVELOPMENT, INC., a Delaware corporation (“Starrett Bytewise”, and together with L.S. Starrett, Tru-Stone, Starrett Kinemetric and each Person party hereto as a borrower from time to time, each a “Borrower” and collectively the “Borrowers”), the Guarantors from time to time party hereto, and HSBC BANK USA, NATIONAL ASSOCIATION (“HSBC” or “Lender”).

IN CONSIDERATION of the mutual covenants and undertakings herein contained, the Loan Parties and Lender hereby agree as follows:

I.	DEFINITIONS.

1.1.    Accounting Terms. As used in this Agreement, the Notes, any Other Document, or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined, shall have the respective meanings given to them under GAAP; provided, however, whenever such accounting terms are used for the purposes of determining compliance with financial covenants in this Agreement, such accounting terms shall be defined in accordance with GAAP as in effect on the Closing Date. For purposes of calculations made pursuant to the terms of this Agreement, GAAP will be deemed to treat operating leases and capital leases in a manner consistent with their current treatment under GAAP as in effect on the Closing Date, notwithstanding any modifications or interpretative changes thereto that may occur thereafter.

1.2.    General Terms. For purposes of this Agreement the following terms shall have the following meanings:

“Accountants” shall have the meaning set forth in Section 9.7.

“Advance Rates” shall mean, collectively, the Investment Grade Receivables Advance Rate, the Foreign Insured Receivables Advance Rate, the Receivables Advance Rate, Foreign Uninsured Receivables Advance Rate, and the Inventory Advance Rate.

“Advances” shall mean and include the Revolving Advances, the Term Loan, the CapEx Loans and Letters of Credit.

“Adjustment Date” means the first Business Day following receipt of an Applicable Margin Certificate.

“Affiliate” of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director, officer, manager, managing member or partner (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 5% or more of the Equity Interests having ordinary voting power for the election of directors, managers or partners of such Person or Persons performing similar functions for any such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise.

“Agreement” shall mean this Loan and Security Agreement, as the same may be amended, restated, modified and/or supplemented from time to time.

“Applicable Margin Certificate” means a certificate signed and certified as accurate by a Responsible Officer of the Borrowing Agent, substantially in the form of Exhibit H.

“Applicable Margin” means (x) with respect to CapEx Loans and Term Loans, a percentage per annum equal to, (1) for SOFR Rate Loans with a one month Interest Period, 2.35%, (2) for SOFR Rate Loans with a three month Interest Period, 2.40% and (3) for Base Rate Loans, 1.25%, and (y) with respect to Revolving Advances, the Applicable Margin shall be determined from the pricing grid below based upon the Average Excess Availability for the most recent calendar month.

Level	Average Excess Availability	Applicable Margin for SOFR Rate Loans with a one month Interest Period	Applicable Margin for SOFR Rate Loans with a three month Interest Period	Applicable Margin for Base Rate Loans
I	Less than or equal to 33.3% of the Maximum Revolving Advance Amount	2.10%	2.15%	1.00%
II	Greater than 33.3% of the Maximum Revolving Advance Amount but less than or equal to 66.7% of the Maximum Revolving Advance Amount	1.85%	1.90%	0.75%
III	Greater than 66.7% of the Maximum Revolving Advance Amount	1.60%	1.65%	0.50%

Until the three month anniversary of the Closing Date, the Applicable Margin shall be determined as if Level III were applicable. Thereafter, the Applicable Margin shall be subject to increase or decrease upon receipt by the Lender of the Applicable Margin Certificate required to be delivered pursuant to Section 9.9 with respect to the calendar month most recently ended, and each such increase or decrease in the Applicable Margin shall be effective on the Adjustment Date occurring upon receipt of the Applicable Margin Certificate. If the Borrowing Agent fails to deliver any Applicable Margin Certificate required to be delivered pursuant to Section 9.9 on or before the date required for delivery thereof, then the Applicable Margin shall be determined as if Level I were applicable, from the first Business Day following the date such Applicable Margin Certificate was required to be delivered until the first Business Day following the date of delivery of such Applicable Margin Certificate.

If, as a result of any inaccuracy in any Borrowing Base Certificate or in the calculation of Average Excess Availability, Lender determines in its reasonable discretion that (a) the Average Excess Availability as previously calculated as of any applicable date was inaccurate, and (b) a proper calculation of the Average Excess Availability would have resulted in different pricing for any period, then (i) if the proper calculation of the Average Excess Availability would have resulted in higher pricing for such period, the Borrowers shall automatically and retroactively be required to pay to the Lender, for the pro rata benefit of the Lenders, promptly upon demand by Lender, an amount equal to the excess of the amount of interest that should have been paid for such period over the amount of interest actually paid for such period; and (ii) if the proper calculation of the Average Excess Availability would have resulted in lower pricing for such period, at Borrowers’ request, the Lender may agree, in its sole discretion, to credit the Borrowers an amount equal to the excess amount of interest paid by the Borrowers for such period against future required interest payments.

“Applicable Law” shall mean all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, Other Document or contract in question, including all applicable common law and equitable principles; all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations and orders of any Governmental Body, and all orders, judgments and decrees of all courts and arbitrators.

“Approved Electronic Communication” shall mean each notice, communication, information, document and other material transmitted, posted or otherwise made or communicated by e-mail, E-Fax, StuckyNet or any other equivalent electronic service agreed to by Lender, whether owned, operated or hosted by Lender, any of its Affiliates or any other Person, that any party is obligated to, or otherwise chooses to, provide to Lender pursuant to this Agreement or any Other Document, including any financial statement, financial and other report, notice, request, certificate and other information material; provided that Approved Electronic Communications shall not include any notice, demand, communication, information, document or other material that Lender specifically instructs a Person to deliver in physical form.

“Authority” shall have the meaning set forth in Section 4.19(c).

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.11(d).

“Average Excess Availability” means as of the end of any calendar month, the average daily Excess Availability for such calendar month.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Products” shall mean the following services or facilities extended to any Loan Party and its Affiliates by Lender or its Affiliates: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, or (f) cash management services, including controlled disbursement accounts or services.

“Bankruptcy Code” shall mean Chapter 1 of Title 11 of the United States Code (11 U.S.C §202, et seq.) as amended from time to time, and any successor statute.

“Bank Secrecy Act” shall mean the Bank Secrecy Act of 1970, 12 USC §§ 1730(d), 1829(b), 1951-1959 and 31 USCS §§ 5311 et seq, as same has been or shall hereafter be renewed, extended, amended or replaced from time to time.

“Base Rate” shall mean, on any date, a variable rate of interest per annum equal to the highest of (a) the highest of the “prime rate,” “reference rate,” “base rate” or other similar rate as determined by Lender (or any successor to Lender) announced from time to time by HSBC (or any successor to HSBC) (with the understanding that any such rate may merely be a reference rate and may not necessarily represent the lowest or best rate actually charged to any customer by such bank), (b) the Federal Funds Rate plus ½ of 1%, and (c) Term SOFR (including the Floor) for a tenor of one-month on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus one percent (1.00%) per annum; and each change in any interest rate provided for in this Agreement based upon Base Rate shall take effect at the time of such change in the Base Rate.

“Base Rate Loan” shall mean any Advance that bears interest based upon the Base Rate.

“Benchmark” shall mean, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.11.

“Benchmark Replacement” shall mean, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by Lender and Borrowing Agent as the replacement for the then-current Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for U.S. Dollar-denominated syndicated or bilateral credit facilities and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the Other Documents.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Lender and the Borrowing Agent giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated or bilateral credit facilities.

“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark:

(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)    in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” shall mean, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety (90) days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” shall mean, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Other Document in accordance with Section 3.11 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under this Agreement or any Other Document in accordance with Section 3.11.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. §1010.230, as amended.

“Blocked Account Bank” shall have the meaning set forth in Section 4.15(h).

“Blocked Accounts” shall have the meaning set forth in Section 4.15(h).

“Borrower” and “Borrowers” shall have the meaning set forth in the preamble to this Agreement and shall extend to all of its permitted successors.

“Borrowers’ Account” shall have the meaning set forth in Section 2.8.

“Borrowing Agent” shall mean L.S. Starrett.

“Borrowing Base Certificate” shall mean a certificate in substantially the form of Exhibit A duly executed by a Responsible Officer of Borrowing Agent and delivered to the Lender, appropriately completed, by which such officer shall certify to Lender the Formula Amount and calculation thereof as of the date of such certificate.

“Brazilian Subsidiary” shall mean Starrett Industria E Comercio Ltda., a Brazilian corporation.

“Business Day” shall mean (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in any such state are closed and (ii) when determined in connection with notices and determinations in respect of SOFR Rate Loan or any funding, conversion, continuation, Interest Period or payment of any SOFR Rate Loan, any day that is also U.S. Government Securities Business Day.

“CapEx Draw Period” shall mean the period commencing on the Closing Date and ending on October 29, 2023.

“CapEx Commitment” shall mean, as to Lender, its obligation to make CapEx Loans in an aggregate principal amount not to exceed the Maximum CapEx Loan Amount.

“CapEx Loan Interest Rate” shall mean an interest rate per annum equal to (a) the sum of the Base Rate plus the Applicable Margin for CapEx Loans with respect to Base Rate Loans and (b) the sum of Term SOFR plus the Applicable Margin for CapEx Loans with respect to SOFR Rate Loans.

“CapEx Loans” shall have the meaning set forth in Section 2.4(b) hereof.

“CapEx Note” shall mean, collectively, the promissory notes referred to in Section 2.4(b) hereof.

“Capital Expenditures” shall mean, for any period, the aggregate of all expenditures made by L.S. Starrett and its Applicable Subsidiaries on a consolidated basis, during such period that, in conformity with GAAP, are required to be included in or reflected on the balance sheet as a fixed asset of any such Person, including Capital Lease Obligations of such Person.

“Capital Lease” shall mean any lease of any property (whether real, personal or mixed) that, in conformity with GAAP, should be accounted for as a financing or capital lease. For avoidance of doubt, the determination of whether a lease is a Capital Lease shall be based upon GAAP as in effect on the date hereof and without giving effect to any future modification of GAAP resulting in operating leases being recharacterized as financing or capital lease obligations for accounting purposes.

“Capital Lease Obligations” shall mean that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP.

“Cash Dominion Trigger Period” shall mean any period (x) commencing on the date on which (i) an Event of Default has occurred, or (ii) Excess Liquidity is less than the greater of (x) $2,500,000 and (y) the 10% of the Line Cap, for three (3) consecutive Business Days, and (y) ending on (i) in case of sub-clause (x)(i), the date such Event of Default has been waived in accordance with the terms of this Agreement and no other Event of Default has occurred and is continuing and (ii) in the case of sub-clause (x)(ii), the first date thereafter on which Excess Availability has been equal to or greater than the greater of (x) $2,500,000 and (y) the 10% of the Line Cap, for thirty (30) consecutive Business Days.

“Cash Equivalents” shall mean: (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within one (1) year from the date of acquisition thereof; (b) commercial paper maturing no more than one (1) year from the date issued and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor’s Ratings Service or at least P-1 from Moody’s Investors Service, Inc.; (c) certificates of deposit or bankers’ acceptances maturing within one (1) year from the date of issuance thereof issued by, or overnight reverse repurchase agreements from, any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital and surplus of not less than $500,000,000 and whose short-term debt obligations are rated at least P-1 by Moody’s Investors Service, Inc. or at least A-1 by Standard & Poor’s Ratings Service; (d) up to $100,000 per institution and up to $1,000,000 in the aggregate in (i) short-term debt obligations issued by any local commercial bank or trust company located in those areas where Borrowers conducts their business, whose deposits are insured by the Federal Deposit Insurance Corporation, or (ii) commercial bank-insured money market funds, or any combination of investments described in clauses (i) and (ii); (e) overnight investments with such financial institutions having a short term deposit rating of at least P-1 by Moody’s Investors Service, Inc. or at least A-1 by Standard & Poor’s Ratings Service; and (f) money market mutual funds that invest solely in the investments described in (a) through (e) above.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code.

“CFC Holdco” means any Domestic Subsidiary that has no material assets other than Equity Interests (or Equity Interests and Indebtedness) of one or more Foreign Subsidiaries that are CFCs or any other Domestic Subsidiary that itself is a CFC Holdco.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Body or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” shall mean (a) the transfer (in one transaction or a series of transactions) of all or substantially all of the assets of any Loan Party to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act); (b) the liquidation or dissolution of any Loan Party or the adoption of a plan by the stockholders of any Loan Party relating to the dissolution or liquidation of any Loan Party; (c) any person or “group” (within the meaning of Rule 13d-5 under the Exchange Act, but excluding any employee benefit plan of such person and its subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), acquires beneficial ownership (within the meaning of Rule 13d-5 under the Exchange Act) of Equity Interests of L.S. Starrett representing more than 30% of the aggregate ordinary voting power for the election of directors of L.S. Starrett; (d) the failure of L.S. Starrett to own directly or indirectly one hundred (100%) percent of the voting power of the total outstanding Equity Interests of each other Loan Party; or (e) the failure of any Loan Party to own directly or indirectly one hundred (100%) percent of the voting power of the total outstanding Equity Interests of any of its Subsidiaries.

“Charges” shall mean all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including, without limitation, the PBGC or any environmental agency or superfund), upon the Collateral, any Loan Party or any of its Affiliates.

“Closing Date” shall mean April 29, 2022 or such other date as may be agreed to by the parties hereto.

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Collateral” shall mean and include:

(a)    all Receivables;

(b)    all Equipment;

(c)    all General Intangibles;

(d)    all Inventory;

(e)    all Investment Property, including, without limitation, all Subsidiary Equity Interests;

(f)    [Intentionally Omitted];

(g)    all Real Property;

(h)    all of each Loan Party’s right, title and interest in and to (i) its goods and other property including, but not limited to, all merchandise returned or rejected by Customers, relating to or securing any of the Receivables; (ii) all of such Loan Party’s rights as a consignor, a consignee, an unpaid vendor, mechanic, artisan, or other lienor, including stoppage in transit, setoff, detinue, replevin, reclamation and repurchase; (iii) all supporting obligations and all additional amounts due to such Loan Party from any Customer relating to the Receivables; (iv) other property, including warranty claims, relating to any goods securing the Secured Obligations; (v) all commercial tort claims, including those specified in item 21 of the Perfection Certificate; (vi) contract rights, rights of payment which have been earned under a contract right, letter of credit rights (whether or not the letter of credit is evidenced by a writing), instruments (including promissory notes), documents, chattel paper (whether tangible or electronic), warehouse receipts, deposit accounts, money and securities; (vii) if and when obtained by such Loan Party, all real and personal property of third parties in which such Loan Party has been granted a lien or security interest as security for the payment or enforcement of Receivables; and (viii) any other goods, personal property or real property now owned or hereafter acquired in which such Loan Party has expressly granted a security interest or may in the future grant a security interest to Lender hereunder, or in any amendment or supplement hereto or thereto, or under any other agreement between Lender and such Loan Party in connection with the transactions hereunder;

(i)    ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by each Loan Party or in which it has an interest), computer programs, tapes, disks and documents relating to clauses (a), (b), (c), (d), (e), (f), (g) or (h) of this definition;

(j)    all proceeds and products of clauses (a), (b), (c), (d), (e), (f), (g), (h) and (i) of this definition in whatever form, including, but not limited to: cash, deposit accounts (whether or not comprised solely of proceeds), certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), negotiable instruments and other instruments for the payment of money, chattel paper, security agreements, documents, eminent domain proceeds, condemnation proceeds and tort claim proceeds;

provided, that notwithstanding the foregoing or anything else herein or in any Other Document to the contrary, the Collateral shall not include any Excluded Property.

“Commitments” shall mean, collectively, the Revolving Commitments and the CapEx Commitments.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” shall mean a certificate of a Responsible Officer of Borrowing Agent in the form of Exhibit B hereto.

“Conforming Changes” shall mean, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.9 and other technical, administrative or operational matters) that Lender decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Lender in a manner substantially consistent with market practice (or, if Lender decides that adoption of any portion of such market practice is not administratively feasible or if Lender determines that no market practice for the administration of any such rate exists, in such other manner of administration as Lender decides is reasonably necessary in connection with the administration of this Agreement and the Other Documents).

“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on any Loan Party’s business or necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement or the Other Documents, including any Consents required under all applicable federal, state or other Applicable Law.

“Consigned Inventory” shall mean Inventory of a Borrower that is in the possession of another Person on a consignment, sale or return, or other basis that does not constitute a final sale and acceptance of such Inventory.

“Consolidated Net Income” shall mean, for any period, the aggregate of the net income (or loss) of L.S. Starrett and its Applicable Subsidiaries on a consolidated basis, for such period, excluding to the extent included therein any extraordinary, one-time or non-recurring gains, after deducting all charges which should be deducted before arriving at the net income (or loss) for such period including the Provision for Taxes for such period, all as determined in accordance with GAAP; provided, that, (a) the net income of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid to such Person or a majority-owned Subsidiary of such Person; (b) the effect of any change in accounting principles adopted by (or applicable to) such Person or its Subsidiaries after the date hereof (including any cumulative effects resulting from changes in purchase accounting principles) shall be excluded; (c) the net income (if positive) of any majority-owned Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such majority-owned Subsidiary to such Person or to any other majority-owned Subsidiary of such Person is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such majority-owned Subsidiary shall be excluded; and (d) the net income (or loss) of any Person accrued prior to the earlier of (i) the date such Person becomes a Subsidiary of L.S. Starrett or its Applicable Subsidiaries or (ii) the date such Person is merged into or consolidated with a L.S. Starrett or its Applicable Subsidiaries or (iii) the date such Person’s assets are acquired by a L.S. Starrett or its Applicable Subsidiaries, in each case pursuant to any acquisition permitted by Lender, shall be included as if such acquisition occurred on the first day of such period. For the purpose of this definition, net income excludes any gain together with any related Provision for Taxes for such gain realized upon the sale or other disposition of any assets other than in the ordinary course of business or of any Equity Interests of such Person or a Subsidiary of such Person.

“Contract Rate” shall have the meaning set forth in the Section 3.1(a).

“Control Agreement” shall mean an account control agreement in form and substance satisfactory to Lender sufficient to give Lender “control” (for purposes of Articles 8 and 9 of the Uniform Commercial Code) over such account.

“Controlled Group” shall mean, at any time, any Loan Party and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with such Loan Party, are treated as a single employer under Section 414 of the Code.

“Customer” shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with a Loan Party, pursuant to which such Loan Party is to deliver any personal property or perform any services.

“Customs” shall mean the U.S. Customs Service and any successor thereto.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect.

“Default” shall mean an event, circumstance or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in Section 3.1.

“Documents” shall have the meaning set forth in Section 8.1(c).

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of a Loan Party that is organized under the Laws of the United States of America, any state thereof or the District of Columbia.

“Dormant Subsidiary” shall mean Evans Rule Company, Inc., a New Jersey corporation.

“EBITDA” shall mean, as to L.S. Starrett and its Applicable Subsidiaries on a consolidated basis, with respect to any period, an amount equal to: (a) the Consolidated Net Income for such period, plus (b) depreciation and amortization, imputed interest (to the extent deducted in the computation of Consolidated Net Income), all in accordance with GAAP, plus (c) Interest Expense for such period (to the extent deducted in the computation of Consolidated Net Income), plus (d) the Provision for Taxes for such period (to the extent deducted in the computation of Consolidated Net Income), plus (e) extraordinary, one-time or non-recurring non-cash charges that are acceptable to Lender, plus (f) all expenses incurred by any Loan Party in connection with the closing of the transactions contemplated by this Agreement not to exceed $900,000, plus (g) for purposes of calculating the North American Fixed Charge Coverage Ratio only, unallocated corporate overhead expenses (as described in the most recent 10-K of L.S. Starrett), which would be allocated to Foreign Subsidiaries, as agreed to by Lender in its Permitted Discretion, in an amount of up to the lesser of (x) (1) expressed as a percentage, the revenue of Subsidiaries which are not Loan Parties, relative to total revenue of L.S. Starrett and its Subsidiaries on a consolidated basis, multiplied by (2) the unallocated corporate overhead expense amount and (y) $5,000,000, plus (h) all non-cash adjustments made in accordance with ASC 830 to translate foreign assets and liabilities for changes in foreign exchange rates to the extent deducted from Consolidated Net Income, plus (i) all non-cash pension expenses, plus (j) any restructuring charges agreed to by Lender in its sole discretion.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Foreign Insured Receivables” shall mean all Eligible Foreign Receivables of the Borrowers which are supported by credit insurance acceptable to Lender in its Permitted Discretion and as to which Lender is named lender loss payee or assignee.

“Eligible Foreign Receivables” shall mean all Receivables which the Lender would otherwise deem to be Eligible Receivables except due to clause (g) of the definition thereof, so long as such Receivables are acceptable to Lender in its Permitted Discretion.

“Eligible Inventory” shall mean and include Inventory (other than Inventory which is in transit to a Borrower or an agent or contractor of or for a Borrower) consisting of finished goods and raw materials (excluding work in process) owned by and in the possession of a Borrower and located at an Equipment and Inventory Location, with respect to such Borrower valued at the lower of cost or market value, determined on a first-in-first-out basis, which is not in Lender’s Permitted Discretion, obsolete, slow moving or unmerchantable and which Lender, in its Permitted Discretion, shall not deem ineligible Inventory, based on such considerations as Lender may from time to time deem appropriate including, without limitation, whether the Inventory is subject to a perfected, first priority security interest in favor of Lender and no other Lien. In addition, Inventory shall not be Eligible Inventory if (i) it does not conform to all standards imposed by any Governmental Body which has regulatory authority over such goods or the use or sale thereof, (ii) it is in transit, (iii) it is located outside the continental United States of America or at a location that is not otherwise in compliance with this Agreement (e.g. a location that is not an Equipment and Inventory Location), (iv) it constitutes Consigned Inventory, (v) it is the subject of an Intellectual Property Claim; (vi) it is subject to a License Agreement or other agreement that limits, conditions or restricts a Borrower’s or Lender’s right to sell or otherwise dispose of such Inventory, unless Lender is a party to a Licensor/Lender Agreement with the Licensor under such License Agreement; (vii) no Receivable or document of title has been created or issued with respect to such Inventory; or (viii) unless otherwise agreed to by Lender or Rent Reserves have been established by Lender in its Permitted Discretion, it is situated at a location not owned by a Borrower, unless the owner or occupier of such location has executed in favor of Lender a Lien Waiver Agreement.

“Eligible Investment Grade Receivable” means Eligible Receivables owing by a customer with a credit rating of BBB- or better issued by Standard & Poor’s Rating Services or Baa3 or better issued by Moody’s Investor Service, or in each case, the equivalent thereof as determined by Lender in its sole discretion.

“Eligible Machinery and Equipment” means, at any time, machinery and Equipment to be acquired by a Borrower with the proceeds of a CapEx Loan which the Lender determines in its Permitted Discretion is eligible as the basis for the extension of CapEx Loans. Without limiting the Lender’s discretion provided herein, Eligible Machinery and Equipment shall not include any machinery or Equipment unless (i) a Borrower has good title to such machinery or Equipment (or will have good title to such machinery or Equipment upon the acquisition thereof); (ii) such Borrower has the right to subject such machinery or Equipment to a Lien in favor of the Lender, such machinery or Equipment is subject to a first priority perfected Lien in favor of the Lender and such machinery or Equipment is free and clear of all other Liens of any nature whatsoever (except for Permitted Encumbrances); (iii) the full purchase price for such machinery or Equipment has been paid by a Borrower (or will be paid concurrently with the extension of the CapEx Loan being utilized for the acquisition of such machinery or Equipment); (iv) such machinery or Equipment is in good working order and condition (ordinary wear and tear excepted) and is to be used or held for use by a Borrower in the ordinary course of business of the Borrowers; (v) such machinery or Equipment is not subject to any agreement which restricts (x) the ability of the Borrower owning such machinery or Equipment to use, sell, transport or dispose of such machinery or Equipment or (y) the Lender’s ability to take possession of, sell or otherwise dispose of such machinery or Equipment; and (vi) such machinery or Equipment does not constitute “fixtures” under the applicable laws of the jurisdiction in which such machinery or Equipment is located.

“Eligible Party” shall mean an “eligible contract participant” for purposes of Section 1a(18) of the Commodity Exchange Act, regulations promulgated thereunder and binding guidance thereunder promulgated by the Commodity Futures Trading Commission.

“Eligible Receivables” shall mean and include each Receivable owned by a Borrower and arising in the ordinary course of such Borrower’s business and which Lender, in its Permitted Discretion, shall deem to be an Eligible Receivable, based on such considerations as Lender may from time to time deem reasonably appropriate. A Receivable shall not be deemed eligible unless such Receivable is subject to Lender’s first priority perfected security interest and no other Lien, and is evidenced by an invoice or other documentary evidence satisfactory to Lender. In addition, no Receivable shall be an Eligible Receivable if:

(a)    it arises out of a sale made or services rendered by a Borrower to an Affiliate of a Borrower or any immediate family member of a Borrower or to a Person controlled by an Affiliate of a Borrower or controlled by any immediate family member of a Borrower;

(b)    it is due or unpaid more than sixty (60) days after the original due date or ninety (90) days after the original invoice date;

(c)    it is owed by a Customer with respect to which more than fifty percent (50%) of the aggregate amount of the Receivables owed from such Customer are ineligible as a result of the application of sub-clause (b) of this definition;

(d)    the Eligible Receivables from such Customer exceed twenty percent (20%) of the aggregate amount of Eligible Receivables hereunder, but only to the extent of such excess;

(e)    any covenant, representation or warranty contained in this Agreement with respect to such Receivable has been breached in any material respect;

(f)    the Customer shall (i) apply for, suffer, or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or call a meeting of its creditors, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, any petition which is filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

(g)    the sale is to a Customer outside any state of the United States of America or Canada, unless the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to Lender in its Permitted Discretion;

(h)    the sale to the Customer is on a bill-and-hold, pre-bill, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;

(i)    Lender believes, in its Permitted Discretion, that such Receivable may not be paid by reason of the Customer’s financial inability to pay;

(j)    the Customer is the United States of America or any other nation or government, any state or any department, agency or instrumentality of any of them (“Government Receivables”), unless the applicable Borrower assigns its right to payment of such Receivable to Lender pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.) or has otherwise complied with other applicable statutes or ordinances limiting the right to the assignment of payment of such Government Receivable;

(k)    the goods giving rise to such Receivable have not been shipped and delivered to and accepted by the Customer or the services giving rise to such Receivable have not been performed by the applicable Borrower and accepted by the Customer or the Receivable otherwise does not represent a final sale;

(l)    the Receivables of the Customer exceed a credit limit determined by Lender, in its Permitted Discretion, to the extent such Receivable exceeds such limit;

(m)    (i) the Receivable is subject to any offset, deduction, defense, dispute or counterclaim, in each case only to the extent of the amount of such offset, deduction, defense, dispute or counterclaim, or (ii) the Receivable is contingent in any respect or for any reason;

(n)    the applicable Borrower has made any agreement with any Customer for any deduction therefrom, but only to the extent of such deductions, except for discounts or allowances made in the ordinary course of business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

(o)    any return, rejection or repossession of the merchandise the sale of which gave rise to the Receivable has occurred or the rendition of services which gave rise to the Receivable has been disputed;

(p)    such Receivable is not payable to a Borrower;

(q)    Receivables with respect to which the Customer is located in New Jersey, Minnesota, or any other state denying creditors access to its courts, unless the applicable Borrower is incorporated or organized under the laws of such state or has either qualified as a foreign corporation or limited liability company authorized to transact business in such state or has filed a Notice of Business Activities Report or similar filing with the applicable state agency for the then current year; or

(r)    such Receivable is not otherwise satisfactory to Lender as determined by Lender in the exercise of its Permitted Discretion.

“Environmental Complaint” shall have the meaning set forth in Section 4.19(c).

“Environmental Laws” shall mean any and all present and future statutes, ordinances, orders, rules, regulations, binding guidance documents, judgments, Governmental Authorizations, or any other binding requirements of any Government Body relating to (a) pollution or protection of the environment, including those relating to any Hazardous Substances, (b) the generation, use, storage, transportation or disposal of Hazardous Substances or (c) occupational safety and health, and industrial hygiene (but only insofar as they relate to exposure to Hazardous Substances), or the protection of human, plant or animal health or welfare from exposure to Hazardous Substances, in any manner applicable to any Loan Party or any of its Subsidiaries or any Mortgaged Real Property. “Environmental Laws” also includes, but is not limited to, any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law: (a) conditioning transfer of property upon a negative declaration or other approval of a Governmental Body of the environmental condition of the Mortgaged Real Property; (b) requiring notification or disclosure of Hazardous Discharge or other environmental condition of the Mortgaged Real Property to any Governmental Body or other Person, whether or not in connection with transfer of title to or interest in property; (c) relating to wrongful death or personal injury resulting from environmental conditions or exposure to Hazardous Substances; or (d) property or other damage in connection with any environmental condition or use of Hazardous Substances at the Mortgaged Real Property.

“Equipment” shall mean and include all of each Loan Party’s goods (other than Inventory) whether now owned or hereafter acquired and wherever located including, without limitation, all equipment, machinery, apparatus, motor vehicles, fittings, furniture, furnishings, fixtures, parts, accessories and all replacements and substitutions therefor or accessions thereto.

“Equipment and Inventory Locations” shall mean (i) the chief executive office of each Loan Party, (ii) all real property owned or leased by any of the Loan Parties and (iii) all other locations where any Loan Party maintains any machinery, Equipment or inventory, in each case listed on Schedule 4.5.

“Equity Interests” of any Person shall mean any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder.

“ESOP Plan” shall mean The L.S. Starrett Company 2013 Employee Stock Ownership Plan.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall mean the occurrence of any of the events set forth in Article X.

“Excess Availability” at a particular date shall mean an amount equal to (a) the Line Cap, minus (b) the sum of (i) the outstanding principal amount of the Revolving Advances plus (ii) the Letter of Credit Reserve.

“Excess Liquidity” at a particular date shall mean an amount equal to (i) Excess Availability plus (ii) unrestricted cash and Cash Equivalents of the Borrowers held in a deposit account maintained with HSBC; provided that the amount of cash and Cash Equivalents included in clause (ii) shall not exceed 50% of total Excess Liquidity at any time.

“Excess Pension Contributions” shall have the meaning set forth in Section 7.6 hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, together with all rules, regulations and interpretations thereunder or related thereto.

“Excluded Deposit Accounts” shall mean (a) any deposit accounts used exclusively for payroll, payroll taxes and other employee wage and benefit payments, (b) any withholding tax and fiduciary accounts, and (c) one or more deposit accounts maintained by any Loan Party with a value of less than $50,000 in the aggregate at all times.

“Excluded Property” shall mean, (i) any permit or license of, or any contractual obligation entered into by a Loan Party or any contractual insurance right of a Loan Party: (a) that prohibits or requires the consent of any Person other than such Loan Party’s Affiliates as a condition to the creation by such Loan Party of a Lien on any right, title or interest in such permit, license or contractual obligation or (b) to the extent that any requirement of law applicable thereto prohibits the creation of a Lien thereon, but only, with respect to the prohibition in (a) and (b) to the extent, and for as long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code of the State of New York or by any other requirement of law or required consent is not obtained (and immediately upon the lapse, termination, unenforceability or ineffectiveness of any such prohibition or grant of such required consent, the Collateral shall include, and such Loan Party shall be deemed to have automatically granted a security interest in, all such permits, licenses or contractual obligations no longer subject to such prohibition or required consent), (ii) fixed or capital assets owned by a Loan Party that are subject to a purchase money lien or a Capital Lease constituting Permitted Indebtedness if the contractual obligation pursuant to which such Lien is granted (or in the document providing for such Capital Lease) prohibits or requires the consent of any Person other than such Loan Party’s Affiliates as a condition to the creation of any other Lien on such fixed or capital asset, (iii) any “intent to use” trademark applications for which a statement of use has not been filed (but only until such statement is filed and has been accepted), (iv) ownership in excess of 65% (or such greater percentage as could not reasonably be expected to result in a material adverse tax consequences of any Loan Party except as otherwise agreed by Borrowers and Lender in consideration of commercially reasonable standards) of the Equity Interests entitled to vote (within the meaning of Section 1.956-2(c)(2) of the Treasury Regulations) of any first-tier Foreign Subsidiary (other than any Loan Party) or of any first-tier CFC Holdco and (v) leasehold interests in Real Property; provided that “Excluded Property” shall not include any proceeds, products, substitutions or replacements of Excluded Property (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Property).

“Excluded Swap Obligations” shall mean, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Person of, or the grant by such Person of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal or unenforceable under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Person’s failure for any reason not to constitute an Eligible Party.

“Excluded Taxes” shall mean, with respect to Lender, or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of the Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Loan Party is located.

“Extraordinary Receipts” shall mean any cash proceeds (other than, for the avoidance of doubt, cash receipts in the ordinary course of business) received by a Loan Party in respect of: (i) foreign, United States, state or local tax refunds, (ii) pension plan reversions, (iii) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (iv) condemnation awards (and payments in lieu thereof), (v) indemnity payments (other than to the extent such indemnity payments are (A) immediately payable to a Person that is not a Loan Party, or (B) received by a Loan Party as reimbursement for any payment previously made to such Person), or (vi) any adjustment received in connection with any purchase price in respect of an acquisition.

“FCPA” shall have the meaning set forth in Section 5.24(b).

“Federal Funds Rate” shall mean, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) zero percent (0%).

“Fixed Charges” shall mean, as to L.S. Starrett and its Applicable Subsidiaries on a consolidated basis, as applicable, with respect to any period, the sum of, without duplication, (a) all Interest Expense paid in cash, plus (b) all scheduled and mandatory principal payments of Indebtedness for borrowed money and payments of Indebtedness for the deferred purchase price of any property or services (including, without limitation, any indemnification, adjustment of purchase price, earn-outs or other similar obligations incurred in connection with any acquisition or sale or other disposition of assets) and Capital Leases (and without duplication of items (a) and (b) of this definition, the interest component with respect to Indebtedness under Capital Leases), plus (c) taxes paid during such period in cash, plus (d) any payments made to (or for the benefit of) the ESOP Plan by L.S. Starrett and its Applicable Subsidiaries on a consolidated basis, as applicable, during such period plus (e) pension contributions (excluding Excess Pension Contributions for all purposes other than determining pro forma compliance with the North American Fixed Charge Coverage Ratio in Section 7.6) actually made by L.S. Starrett and its Applicable Subsidiaries on a consolidated basis, as applicable, during such period. For the fiscal quarters ending December 31, 2021 and March 31, 2022 only, the pension contributions captured in the foregoing clause (e) may be based on expected minimum pension contributions for fiscal year 2022 in place of the historical pension contribution already paid by L.S. Starrett and its Applicable Subsidiaries during fiscal year 2021, provided such expected contributions are acceptable to Lender in its Permitted Discretion.

“Floor” shall mean 0.00% per annum.

“Foreign Insured Receivables Advance Rate” shall have the meaning set forth in the definition of “Formula Amount”.

“Foreign Uninsured Receivables Advance Rate” shall have the meaning set forth in the definition of “Formula Amount”.

“Foreign Subsidiary” means any direct or indirect Subsidiary of a Loan Party which is not a Domestic Subsidiary.

“Formula Amount” shall mean:

(a)    up to 90%, subject to Section 2.1(b) (the “Investment Grade Receivables Advance Rate”), of Eligible Investment Grade Receivables; plus

(b)    up to 90%, subject to Section 2.1(b) (the “Foreign Insured Receivables Advance Rate”), of Eligible Foreign Insured Receivables; plus

(c)    up to 85%, subject to Section 2.1(b) (the “Receivables Advance Rate”), of Eligible Receivables; plus

(d)    up to the lesser of (A) 75%, subject to Section 2.1(b) (the “Foreign Uninsured Receivables Advance Rate”), of Eligible Foreign Receivables and (B) $1,000,000; plus

(e)    up to the least of (A) 85%, subject to Section 2.1(b) (the “Inventory NOLV Advance Rate”), of the Net Orderly Liquidation Value of Eligible Inventory, (B) 65%, subject to Section 2.1(b) (the “Inventory Cost Advance Rate”, and together with the Inventory NOLV Advance Rate, the “Inventory Advance Rate”), of the value of the Eligible Inventory (valued at the lower of cost or market determined on a first in first out basis) and (C) 60% of the total Formula Amount; minus

(f)    such reserves as Lender may deem proper and necessary from time to time in the exercise of its Permitted Discretion, including, without limitation, any Rent Reserve.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“General Intangibles” shall mean and include all of each Loan Party’s general intangibles, whether now owned or hereafter acquired including, without limitation, all payment intangibles, choses in action, commercial tort claims, causes of action, corporate or other business records, inventions, designs, patents, patent applications, equipment formulations, manufacturing procedures, quality control procedures, trademarks, trademark applications, service marks, trade secrets, goodwill, copyrights, design rights, software, computer information, source codes, codes, records and updates, registrations, licenses, franchises, customer lists, tax refunds, tax refund claims, computer programs and computer software, all claims under guaranties, security interests or other security held by or granted to a Loan Party to secure payment of any of the Receivables by a Customer, all rights of indemnification and all other intangible property of every kind and nature (other than Receivables).

“Global Fixed Charge Coverage Ratio” shall mean, with respect to any date of determination, for any period, as to L.S. Starrett and all its Subsidiaries on a consolidated basis, the ratio of (a) (i) EBITDA of L.S. Starrett and all its Subsidiaries on a consolidated basis, for such period, minus (ii) all Unfinanced Capital Expenditures of L.S. Starrett and all its Subsidiaries on a consolidated basis, for such period minus (iii) all distributions and dividends made in cash by L.S. Starrett and all its Subsidiaries, for such period to (b) the Fixed Charges of L.S. Starrett and all its Subsidiaries on a consolidated basis, for such period.

“Government Receivables” shall have the meaning set forth in clause (j) of the definition of Eligible Receivables.

“Governmental Authorization” means any permit, license, registration, authorization, plan, directive, accreditation, consent, certificate, right, exemption, order or consent decree of or from, any Governmental Body.

“Governmental Body” shall mean the government of the United States of America or any other nation or government, any state or other political subdivision thereof or any entity, authority, agency, division or department exercising the legislative, judicial, regulatory or administrative functions of or pertaining to a government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” shall mean each Person who may from time to time guarantee payment or performance of the whole or any part of the Obligations and “Guarantors” shall mean collectively all such Persons; provided, however, that as of the Closing Date, there are no Guarantors.

“Guaranty” shall mean any guaranty of the Obligations of Borrowers executed by a Guarantor in favor of Lender, including Article XVII hereof.

“Hazardous Discharge” shall have the meaning set forth in Section 4.19(c).

“Hazardous Substance” shall include but not be limited to (i) any radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, radon gas, petroleum and petroleum by-products and derivatives, flammables, explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise) and (ii) any other chemical, material or substance, waste, pollutant or contaminant that is prohibited, limited or subject to regulation, investigation, control or remediation by or pursuant to any Environmental Law or that may have a negative impact on human health or the environment, in each case because of its dangerous or deleterious properties or characteristics.

“Hazardous Wastes” shall mean all waste materials subject to regulation under any Environmental Laws now in force or hereafter enacted relating to hazardous waste disposal.

“HSBC” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

“Indebtedness” of a Person at a particular date shall mean (a) all indebtedness for borrowed money; (b) Capital Lease Obligations; (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) any obligation owed for all or any part of the deferred purchase price of property or services if the purchase price is due more than six (6) months from the date the obligation is incurred or is evidenced by a note or similar written instrument; (e) all guaranties of such Person with respect to Indebtedness described in subparagraphs (a) through (d) of this definition; (f) the net amount of all obligations then due of such Person under a Lender-Provided Hedge; and (g) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Intellectual Property” shall mean property constituting under any Applicable Law a patent, patent application, copyright, trademark, service mark, trade name, mask work, trade secret or license or other right to use any of the foregoing.

“Intellectual Property Claim” shall mean the assertion by any Person of a claim (whether asserted in writing, by action, suit or proceeding or otherwise) that a Loan Party’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other property or asset is violative of any ownership of or right to use any Intellectual Property of such Person.

“Interest Expense” shall mean, for any period, as to L.S. Starrett and its Applicable Subsidiaries on a consolidated basis, as determined in accordance with GAAP, the total interest expense of L.S. Starrett and its Applicable Subsidiaries on a consolidated basis, whether paid or accrued during such period but without duplication (including the interest component of Capital Leases for such period).

“Interest Payment Date” means (a) as to any Base Rate Loan, the last Business Day of each calendar month and the Termination Date and (b) as to any SOFR Rate Loan, the last day of each Interest Period therefor and, in the case of any Interest Period of more than three months’ duration (if applicable), each day prior to the last day of such Interest Period that occurs at three month intervals after the first day of such Interest Period, and the Termination Date.

“Interest Period” shall mean, as to any Advance, the period commencing on the date of such Advance and ending on the numerically corresponding day in the calendar month that is one or three months thereafter (in each case, subject to the availability thereof), as specified in the applicable Notice of Borrowing or Notice of Conversion; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no Interest Period shall extend beyond the Maturity Date and (iv) no tenor that has been removed from this definition pursuant to Section 3.11(d) shall be available for specification in such Notice of Borrowing or Notice of Conversion. For purposes hereof, the date of an Advance initially shall be the date on which such Advance is made and thereafter shall be the effective date of the most recent conversion or continuation of such Advance.

“Interest Rate Hedge” shall mean an interest rate exchange, collar, cap, swap, adjustable strike cap, adjustable strike corridor, option or similar agreements entered into by a Borrower in order to provide protection to, or minimize the impact upon, such Borrower of increasing floating rates of interest applicable to Indebtedness.

“Inventory” shall mean and include all of each Loan Party’s inventory (as defined in Article 9 of the Uniform Commercial Code), and all of each Loan Party’s now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Loan Party’s business or used in selling or furnishing such goods, merchandise and other personal property, all other inventory of such Loan Party, and all documents of title or other documents representing them.

“Inventory Advance Rate” shall have the meaning set forth in the definition of “Formula Amount”.

“Investment” is any beneficial ownership interest in any Person (including any Equity Interests), and any loan, advance or capital contribution to any Person.

“Investment Grade Receivables Advance Rate” shall have the meaning set forth in the definition of “Formula Amount”.

“Investment Property” as defined in the UCC and shall include all of each Loan Party’s now owned or hereafter acquired securities (whether certificated or uncertificated), securities entitlements, securities accounts, commodities contracts, commodities accounts, stocks, mutual fund shares, money market shares and U.S. Government securities.

“Issuer” shall mean HSBC or its Affiliates.

“Leasehold Interests” shall mean all of each Loan Party’s right, title and interest in and to the premises located at (a) the premises listed in item 10 of the Perfection Certificate and (b) any other premises leased by such Loan Party from time to time after the Closing Date.

“Lender” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of Lender.

“Lender-Provided Hedge” shall mean an Interest Rate Hedge or foreign currency exchange transaction that is provided by Lender or any direct or indirect Subsidiary or Affiliate of Lender, which is entered into for hedging (rather than speculative) purposes in order to protect against fluctuations in interest rates or currency exchange rates.

“Letter of Credit Application” shall have the meaning set forth in Section 2.10.

“Letter of Credit Fees” shall have the meaning set forth in Section 3.2.

“Letter of Credit Reserve” shall mean the sum of (a) the Maximum Undrawn Amount of all outstanding Letters of Credit; plus, (b) all amounts which have been paid or made available by Lender or Issuer with respect to a Letter of Credit to the extent not deemed to be a Revolving Advance pursuant to Section 2.9 or otherwise reimbursed by Borrowers; plus (c) all unpaid interest, fees and expenses related thereto.

“Letter of Credit Sublimit” shall mean $3,000,000.

“Letters of Credit” shall have the meaning set forth in Section 2.9.

“License Agreement” shall mean any agreement between a Loan Party and a Licensor pursuant to which such Loan Party is authorized to use any Intellectual Property in connection with the manufacturing, marketing, sale or other distribution of any Inventory of such Loan Party or otherwise in connection with such Loan Party’s business operations.

“Licensor” shall mean any Person from whom any Loan Party obtains the right to use (whether on an exclusive or non-exclusive basis) any Intellectual Property in connection with such Loan Party’s manufacture, marketing, sale or other distribution of any Inventory or otherwise in connection with such Loan Party’s business operations.

“Licensor/Lender Agreement” shall mean an agreement between Lender and a Licensor, in form and content reasonably satisfactory to Lender, by which Lender is given the unqualified right, vis-a-vis such Licensor, to enforce Lender’s Liens with respect to and to dispose of a Loan Party’s Inventory with the benefit of any Intellectual Property applicable thereto, irrespective of such Loan Party’s default under any License Agreement with such Licensor.

“Lien” shall mean any mortgage, deed to secure debt, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including, without limitation, any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and mechanic’s, materialmen’s and other similar liens and encumbrances and the filing of, or agreement to give, any financing statement under the UCC or comparable law of any jurisdiction.

“Lien Waiver Agreement” shall mean an agreement which is executed in favor of Lender by a Person who owns or occupies premises at which any Collateral may be located from time to time and by which such Person shall waive or subordinate to Lender any Lien that such Person may ever have with respect to any of the Collateral and shall authorize Lender from time to time to enter upon the premises to inspect or remove the Collateral from such premises or to use such premises to store or dispose of such Inventory.

“Line Cap” shall mean at any time, an amount equal to the lesser of (a) the Maximum Revolving Advance Amount and (b) the Formula Amount at such time.

“Loan Party” or “Loan Parties” shall mean each Borrower and each Guarantor, if any, and shall extend to all successors and permitted assigns of such Person.

“L.S. Starrett” shall have the meaning set forth in the preamble to this Agreement.

“L.S. Starrett and its Applicable Subsidiaries” shall mean (i) with respect to determining any component of the North American Fixed Charge Coverage Ratio, L.S. Starrett and its North American Subsidiaries and (ii) with respect to determining any component of the Global Fixed Charge Coverage Ratio, L.S. Starrett and all its Subsidiaries.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, properties, liabilities, condition (financial or otherwise) of the Loan Parties, taken as a whole, (b) any ability of the Loan Parties, taken as a whole, to pay the Obligations in accordance with the terms hereof, (c) the value of the Collateral or Lender’s Liens on the Collateral or the priority of any such Lien or (d) the practical realization of the benefits of Lender’s rights and remedies under this Agreement and the Other Documents.

“Material Contract” shall mean any contract or other agreement, written or oral, of any Loan Party involving monetary liability of or to any Person in an amount in excess of $3,000,000 in any fiscal year, other than purchase orders issued by such Loan Party in the ordinary course of its business, and any other contract or other agreement, whether written or oral, to which any Loan Party is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would have a Material Adverse Effect.

“Maturity Date” shall mean April 29, 2027.

“Maximum CapEx Loan Amount” shall mean $7,000,000 less repayments and prepayments of principal of the CapEx Loans.

“Maximum Revolving Advance Amount” shall mean $30,000,000, as such amount may be (i) increased pursuant to Section 2.16 and (ii) decreased pursuant to Section 13.1.

“Maximum Term Loan Amount” shall mean $12,120,000 less repayments and prepayments of principal of the Term Loan.

“Maximum Undrawn Amount” shall mean with respect to any outstanding Letter of Credit, the amount of such Letter of Credit that is or may become available to be drawn, including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

“Minnesota Real Property” means that certain real property located at 1101 Prosper Drive, Waite Park, Minnesota 56387.

“Mortgage Policy” shall have the meaning set forth in Section 8.1(o) hereof.

“Mortgaged Real Property” means the Ohio Real Property and the Minnesota Real Property.

“Mortgages” shall mean, each deed of trust, deed to secure debt, trust deed, hypothec or mortgage made by the applicable Loan Party in favor or for the benefit of the Lender creating and evidencing a Lien on the Mortgaged Real Property in form and substance reasonably satisfactory to the Lender (taking account of relevant local Law matters), as the same may from time to time be amended, restated, supplemented or otherwise modified

“Multiemployer Plan” shall mean a Plan that is a “multiemployer plan” as defined in Sections 3(37) and 4001(a)(3) of ERISA.

“Multiple Employer Plan” shall mean a Plan that has two or more contributing sponsors (including any Loan Party or any member of the Controlled Group) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Invoice Cost” shall mean, with respect to machinery and Equipment, the net invoice cost of such machinery and Equipment (excluding taxes, shipping, delivery, handling, installation, overhead and other so called “soft” costs).

“Net Orderly Liquidation Value” shall mean, with respect to Eligible Inventory of any Person, (a) the orderly liquidation value (on an “as is, where is” basis) of such Eligible Inventory expected to be realized at an orderly, negotiated sale held within a reasonable period of time, as determined in a manner acceptable to the Lender in its Permitted Discretion based on the most recent Inventory appraisal with results that are satisfactory to Lender in its Permitted Discretion, provided by an independent third party appraiser acceptable to the Lender in its Permitted Discretion net of (b) all liquidation costs and expenses as reflected in the applicable appraisal.

“North American Fixed Charge Coverage Ratio” shall mean, with respect to any date of determination, for any period, as to L.S. Starrett and its North American Subsidiaries on a consolidated basis, the ratio of (a) (i) EBITDA of L.S. Starrett and its North American Subsidiaries on a consolidated basis, for such period, minus (ii) all Unfinanced Capital Expenditures of L.S. Starrett and its North American Subsidiaries on a consolidated basis, for such period minus (iii) all distributions and dividends made in cash by L.S. Starrett and its North American Subsidiaries, for such period to (b) the Fixed Charges of L.S. Starrett and its North American Subsidiaries on a consolidated basis, for such period.

“North American Subsidiaries” shall mean all Subsidiaries of L.S. Starrett organized under the Laws of (i) the United States of America (including any state thereof or the District of Columbia), (ii) Canada (including any province thereof) and (iii) Mexico; provided that any Subsidiary which would otherwise be a North American Subsidiary shall not constitute a North American Subsidiary to the extent the direct or indirect parent of such Subsidiary is not a North American Subsidiary; provided further, that if at any time the revenue of the Loan Parties shall compose less than 80% of the total revenue of the North American Subsidiaries, for all purposes of calculating the North American Fixed Charge Coverage Ratio, the “North American Subsidiaries” shall only be composed of the Loan Parties.

“Note” or “Notes” shall mean, individually or collectively, the Revolving Credit Note, the CapEx Notes and the Term Note.

“Notice of Borrowing” shall mean a notice of borrowing provided by Borrowing Agent to Lender in substantially the form attached hereto as Exhibit D or in such other form acceptable to Lender.

“Notice of Conversion” shall mean a notice of conversion provided by Borrowing Agent to Lender in substantially the form attached hereto as Exhibit E or in such other form acceptable to Lender.

“Ohio Real Property” means that certain real property located at 24500 Detroit Road, Westlake, Ohio 44145.

“Obligations” shall mean and include any and all of each Loan Party’s Indebtedness and/or liabilities under this Agreement or the Other Documents, any Lender Provided Hedge or with respect to any Bank Products, to Lender, any Issuer or any Affiliate of Lender or any Issuer, of every kind, nature and description, direct or indirect, secured or unsecured, joint, several, joint and several, absolute or contingent, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument (including all interest, fees and other amounts accruing after the commencement of any bankruptcy or similar proceeding whether or not enforceable in such proceeding) including all interest, expenses, fees, attorney’s fees or other amounts chargeable to Borrowers hereunder or under any Other Document and including all obligations of each Loan Party to Lender or any Issuer to perform acts or refrain from taking any action, excluding, in each case, any Excluded Swap Obligations of such Loan Party.

“Other Documents” shall mean the Notes, any Guaranty, the Perfection Certificate, any Intellectual Property security agreements, the Mortgages, the Pledge Agreement and any and all other agreements, instruments and documents, including, without limitation, guaranties, pledges, powers of attorney, consents, and all other writings heretofore, now or hereafter executed by a Loan Party and/or delivered to Lender in respect of the transactions contemplated by this Agreement, in each case together with all extensions, renewals, amendments, supplements, modifications, substitutions and replacements thereto and thereof.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Participant” shall mean each Person who shall be granted the right by Lender to participate in any of the Advances and who shall have entered into a participation agreement in form and substance satisfactory to Lender.

“Payment Office” shall mean initially 452 Fifth Avenue, New York, New York 10018; thereafter, such other office of Lender, if any, which it may designate by notice to Borrowing Agent to be the Payment Office.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor.

“Pension Benefit Plan” shall mean at any time any employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained by any member of the Controlled Group for employees of any member of the Controlled Group; or (ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the Controlled Group for employees of any entity which was at such time a member of the Controlled Group.

“Perfection Certificate” shall mean the Perfection Certificate and the responses thereto provided by the Loan Parties and delivered to Lender.

“Permitted Discretion” shall mean a determination made in good faith and in the exercise (from the perspective of an asset-based lender) of commercially reasonable business judgment.

“Permitted Encumbrances” shall mean: (a) Liens in favor of Lender and/or any Issuer, which, in either case, secure Secured Obligations; (b) Liens for taxes, assessments or other governmental charges not delinquent or being contested in good faith and by appropriate proceedings and with respect to which proper reserves have been taken by the applicable Loan Party; provided, that, no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder or any other Applicable Law; (c) deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance; (d) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety, appeal bonds, customs bonds and other obligations of like nature arising in the ordinary course of such Loan Party’s business; (e) judgment Liens that have been stayed or bonded or otherwise would not result in an Event of Default and mechanics’, workers’, materialmen’s, landlords’, warehouseman’s, carriers’ or other like Liens arising in the ordinary course of such Loan Party’s business with respect to obligations which are not due or which are being contested in good faith by such Loan Party; (f) Liens for purchase money obligations and Capital Leases, provided, that, (i) the Indebtedness secured by any such Lien is permitted under Section 7.8, and (ii) such Lien encumbers only the asset so purchased; (g) leases or subleases of real property granted in the ordinary course of such Loan Party’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property granted in the ordinary course of such Loan Party’s business (or, if referring to another Person, in the ordinary course of such Person’s business), provided that any leases, subleases, licenses and sublicenses from a Loan Party licensor to a third party licensee shall not prohibit granting to Lender a security interest in the licensed property; (h) non-exclusive licenses of Intellectual Property granted by any Borrower to third parties in the ordinary course of business, and licenses of Intellectual Property granted by any Borrower that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States of America; (i) any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any license or lease agreement in favor of a Borrower entered into in the ordinary course of business, provided that the same do not in any material respect interfere with the business of any of the Loan Parties or materially detract from the value of the relevant assets of any of the Loan Parties; (j) with respect to any Real Property, Liens consisting of easements, rights of way, zoning restrictions and similar encumbrances imposed by law or arising in the ordinary course of business that are not violated by the current use of such Real Property and do not materially interfere with or impair the use, operation or value of such Real Property; (k) customary rights of set off, bankers’ liens, refunds or charge backs, under deposit agreements, the Uniform Commercial Code or common law, of banks or other financial institutions where any Loan Party maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business; (l) Liens in favor of customs and revenue authorities arising in the ordinary course of business as a matter of law to secure payment of customs duties in connection with the importation of goods which are not past due; and (m) Liens existing on the Closing Date and disclosed on Schedule 7.2.

“Permitted Indebtedness” shall mean: (a) each Loan Party’s Indebtedness to Lender under this Agreement and the Other Documents; (b) Indebtedness existing on the Closing Date and shown on Schedule 7.8; (c) unsecured Indebtedness to trade creditors incurred in the ordinary course of business; (e) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business; (f) Indebtedness secured by purchase money Liens and Capital Lease Obligations not to exceed $1,000,000 in the aggregate at any time outstanding; (g) Indebtedness of any Loan Party to any other Loan Party and any guaranty of any Loan Party with respect to obligations of any Loan Party (provided, that, the primary obligations are not prohibited hereby); (h) Indebtedness in respect of Lender-Provided Hedges; (i) Indebtedness of the Brazilian Subsidiary in an aggregate amount not to exceed $15,000,000 (for the avoidance of doubt, in addition to any Indebtedness of the Brazilian Subsidiary permitted pursuant to the foregoing clause (b)); (j) other unsecured Indebtedness in an aggregate principal amount outstanding not to exceed $1,000,000 at any time; and (k) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (j) above, provided, that, the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon any Loan Party or its Subsidiaries, as the case may be.

“Permitted Investments” shall mean:

(a)    Investments (including, without limitation, in Subsidiaries) existing on the Closing Date and shown on Schedule 7.4;

(b)    Investments consisting of cash and Cash Equivalents;

(c)    Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of a Loan Party;

(d)    Investments consisting of deposit accounts in which Lender has a perfected security interest (other than Excluded Deposit Accounts);

(e)    Investments accepted in connection with transfers permitted by Section 7.1(b);

(f)    Investments (i) by a Loan Party into any other Loan Party and (ii) by Subsidiaries that are not Loan Parties in other Subsidiaries that are not Loan Parties;

(g)    Investments by a Loan Party into any Subsidiary that is not a Loan Party after the Closing Date, in an amount not to exceed $3,000,000 in the aggregate during the Term, provided that (i) no Default or Event of Default has occurred and is continuing or would exist after giving effect to any such Investment, (ii) Excess Liquidity is greater than the greater of (a) 25.0% of the Line Cap and (b) $7,000,000, in either case, on a pro forma basis after giving effect to any such Investment, (iii) Loan Parties are in compliance with covenants set forth in Section 6.8(a) and 6.8(b) on a pro forma basis after giving effect to any such Investment and (iv) prior to the making of such Investment, a Responsible Officer of Borrowing Agent delivers a certificate to Lender demonstrating in reasonable detail the satisfaction of the foregoing conditions;

(h)    additional Investments by a Loan Party into the owned software Subsidiary of L.S. Starrett, which is not a Loan Party, after the Closing Date, in an amount not to exceed $500,000 in the aggregate during the Term, provided that (i) no Default or Event of Default has occurred and is continuing or would exist after giving effect to any such Investment, (ii) Excess Liquidity is greater than the greater of (a) 25.0% of the Line Cap and (b) $7,000,000, in either case, on a pro forma basis after giving effect to any such Investment, (iii) Loan Parties are in compliance with covenants set forth in Section 6.8(a) and 6.8(b) on a pro forma basis after giving effect to any such Investment and (iv) prior to the making of such Investment, a Responsible Officer of Borrowing Agent delivers a certificate to Lender demonstrating in reasonable detail the satisfaction of the foregoing conditions;

(i)    Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business not to exceed $350,000 in the aggregate in any fiscal year, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Loan Party or its Subsidiaries not to exceed $350,000 in the aggregate in any fiscal year pursuant to employee stock purchase plans or agreements approved by such Loan Party’s board of directors (or equivalent governing body);

(j)    Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business; and

(k)    Investments consisting of notes receivable of, or prepaid royalties and other credit extensions to, customers and suppliers who are not Affiliates, in the ordinary course of business; provided, that, this paragraph (i) shall not apply to Investments of a Loan Party in any Subsidiary.

“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body (whether Federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA, maintained for employees of a Loan Party or any member of the Controlled Group or any such Plan to which a Loan Party or any member of the Controlled Group is required to contribute on behalf of any of its employees.

“Pledge Agreement” shall mean a Pledge Agreement, pursuant to which each Loan Party pledges to Lender as Collateral for the Secured Obligations the issued and outstanding shares of any Subsidiary Equity Interests and any promissory notes issued in favor of such Loan Party, as amended, restated or otherwise modified from time to time.

“Pro Forma Balance Sheet” shall have the meaning set forth in Section 5.5(a).

“Pro Forma Financial Statements” shall have the meaning set forth in Section 5.5(a).

“Provision for Taxes” shall mean an amount equal to all taxes imposed on or measured by net income, whether federal, state, provincial, county or local, and whether foreign or domestic, that are paid or payable by any Loan Parties in respect of any period in accordance with GAAP.

“Qualified ECP Loan Party” shall mean, in respect of any Swap Obligation, (a) any Loan Party that has total assets exceeding $10,000,000 at the time such Swap Obligation is incurred, or (b) such other Person as is qualified to give a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended from time to time.

“Real Property” shall mean all of each Loan Party’s right, title and interest in and to the owned and leased premises identified in item 10 of the Perfection Certificate.

“Receivables” shall mean and include, as to each Loan Party, all of such Loan Party’s accounts (including, without limitation, all health-care insurance receivables), contract rights, instruments (including promissory notes and other instruments evidencing Indebtedness owed to such Loan Party by their Affiliates), documents, chattel paper (whether tangible or electronic), general intangibles relating to accounts, drafts and acceptances, and all other forms of obligations owing to such Loan Party arising out of or in connection with the sale, lease or other disposition of Inventory or the rendition of services, all guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically assigned to Lender hereunder.

“Receivables Advance Rate” shall have the meaning set forth in the definition of Formula Amount.

“Release” shall have the meaning set forth in Section 5.7(c).

“Relevant Governmental Body” shall mean the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Rent Reserve” shall mean a reserve in an amount up to three (3) months’ rent or charges with respect to each location where any Collateral is located that is not owned by a Loan Party and with respect to which the owner or occupier of such location has not executed in favor of Lender a Lien Waiver Agreement.

“Reportable Event” shall mean a reportable event described in Section 4043(c) of ERISA or the regulations promulgated thereunder.

“Reporting Trigger Period” shall mean any period (x) commencing on the date on which (i) an Event of Default has occurred, or (ii) Excess Liquidity is less than the greater of (x) $2,750,000 and (y) the 10% of the Line Cap, for three (3) consecutive Business Days, and (y) ending on (i) in case of sub-clause (x)(i), the date such Event of Default has been waived in accordance with the terms of this Agreement and no other Event of Default has occurred and is continuing and (ii) in the case of sub-clause (x)(ii), the first date thereafter on which Excess Liquidity has been equal to or greater than the greater of (x) $2,750,000 and (y) the 10% of the Line Cap, for thirty (30) consecutive Business Days.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, chief operating officer, secretary, treasurer or other similar officer or Person performing similar functions of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” shall mean (i) to declare, pay or make any dividend or distribution on any shares of the common stock, preferred stock or other Equity Interests of any Loan Party (other than dividends or distributions payable in its stock or other Equity Interests) or for any Loan Party to apply any of its funds, property or assets to the purchase, redemption or other retirement of any common or preferred stock or other Equity Interests, or of any options to purchase or acquire any such shares of common or preferred stock or other Equity Interests of a Loan Party, (ii) to repay or prepay any Indebtedness, or repurchase, redeem, retire or otherwise acquire any Indebtedness of a Loan Party, in each case under this clause (ii), owed to any Affiliate that is not a Loan Party or (iii) any payment by any Loan Party of any management, consulting or similar fees, whether pursuant to a management agreement or otherwise..

“Revolving Advances” shall mean Advances made other than Letters of Credit, CapEx Loans and the Term Loan.

“Revolving Commitments” shall mean, as to Lender, its obligation to make Revolving Advances and to participate in Letters of Credit, in an aggregate amount not to exceed the Maximum Revolving Advance Amount at any one time outstanding.

“Revolving Credit Note” shall mean, collectively, the promissory notes referred to in Section 2.1(a).

“Revolving Interest Rate” shall mean an interest rate per annum equal to (a) the sum of the Base Rate plus the Applicable Margin for Revolving Advances with respect to Base Rate Loans and (b) the sum of Term SOFR plus the Applicable Margin for Revolving Advances with respect to SOFR Rate Loans.

“Rollforward Trigger Period” shall mean any period (x) commencing on the date on which Excess Liquidity is less than the greater of (x) $5,500,000 and (y) the 30% of the Line Cap, for three (3) consecutive Business Days, and (y) ending on the first date thereafter on which Excess Liquidity has been equal to or greater than the greater of (x) $5,500,000 and (y) the 30% of the Line Cap, for thirty (30) consecutive Business Days.

“Sanctions” shall have the meaning set forth in Section 5.23(b).

“Secured Obligations” means, collectively, (i) the Obligations and (ii) all obligations of the Brazilian Subsidiary owing to any affiliate of HSBC which are guaranteed by a Loan Party.

“SOFR” shall mean a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Rate Loan” shall mean an Advance that bears interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “Base Rate”.

“Starrett Kinemetric” shall have the meaning set forth in the preamble to this Agreement.

“Starrett Bytewise” shall have the meaning set forth in the preamble to this Agreement.

“Subsidiary” shall mean, with respect to any Person, a corporation or other entity of whose Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors or managers of such corporation or other entity, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

“Subsidiary Equity Interests” shall mean all of the issued and outstanding Equity Interests of any Loan Party or any Subsidiary owned by any Loan Party, other than Equity Interest described in clause (iv) of the definition of “Excluded Property”.

“Swap Obligation” shall mean, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Body.

“Term” shall mean the period commencing on the Closing Date and ending on the Termination Date.

“Term Loan” shall mean the Advances made pursuant to Section 2.4(a).

“Term Loan Interest Rate” shall mean an interest rate per annum equal to (a) the sum of the Base Rate plus the Applicable Margin for Term Loans with respect to Base Rate Loans and (b) the sum of Term SOFR plus the Applicable Margin for Term Loans with respect to SOFR Rate Loans.

“Term Note” shall mean, collectively, the promissory notes described in Section 2.4.

“Term SOFR” shall mean,

(a)    for any calculation with respect to a SOFR Rate Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)    for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Lender in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Date” shall have the meaning set forth in Section 13.1.

“Termination Event” shall mean (i) a Reportable Event with respect to any Plan or Multiemployer Plan; (ii) the withdrawal of a Loan Party or any member of the Controlled Group from a Plan or Multiemployer Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (iii) the providing of notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Plan or Multiemployer Plan; (v) any event or condition (a) which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan, or (b) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; or (vi) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of a Loan Party or any member of the Controlled Group from a Multiemployer Plan.

“Trading with the Enemy Act” shall mean the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any enabling legislation or executive order relating thereto.

“Transactions” shall have the meaning set forth in Section 5.5(a).

“Transferee” shall have the meaning set forth in Section 14.3.

“Tru-Stone” shall have the meaning set forth in the preamble to this Agreement.

“U.S. Government Securities Business Day” shall mean any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“UCC” shall have the meaning set forth in Section 1.3.

“UK Bribery Act” shall have the meaning set forth in Section 5.24(b).

“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfinanced Capital Expenditures” shall mean all Capital Expenditures of L.S. Starrett and its Applicable Subsidiaries on a consolidated basis other than those made utilizing financing provided by applicable seller or third party lenders. For the avoidance of doubt, (i) Capital Expenditures made by Loan Parties utilizing Revolving Advances shall be deemed Unfinanced Capital Expenditures and (ii) Capital Expenditures made by Loan Parties utilizing Capex Loans shall not be deemed Unfinanced Capital Expenditures.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required To Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be renewed, extended, amended or replaced from time to time.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.3.    UCC Terms. All terms used herein and defined in the Uniform Commercial Code as adopted in the State of New York from time to time (the “UCC”) shall have the meaning given therein unless otherwise defined herein. Without limiting the foregoing, the terms “accounts”, “chattel paper”, “commercial tort claims”, “instruments”, “general intangibles”, “goods”, “payment intangibles”, “supporting obligations”, “securities”, “investment property”, “documents”, “deposit accounts”, “proceeds”, “software”, “letter of credit rights”, “inventory”, “equipment” and “fixtures”, as and when used in the description of Collateral shall have the meanings given to such terms in Articles 8 or 9 of the UCC. To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the UCC, such expanded definition will apply automatically as of the date of such amendment, modification or revision.

1.4.    Certain Matters of Construction. The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Each reference to a Section, an Exhibit or a Schedule shall be deemed to refer to a Section, an Exhibit or a Schedule, as applicable, of this Agreement, as modified or supplemented with the consent of Lender in its Permitted Discretion unless otherwise specified. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes (including the UCC) and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements to which Lender is a party, including, without limitation, references to any of the Other Documents, shall include any and all modifications, restatements, supplements or amendments thereto and any and all extensions or renewals thereof. All references herein to the time of day shall mean the time in New York, New York. A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by Lender. Wherever the phrase “to the best of Borrowers’ knowledge” or words of similar import relating to the knowledge or the awareness of any Borrower are used in this Agreement or Other Documents, such phrase shall mean and refer to (i) the actual knowledge of a senior officer of such Borrower or (ii) the knowledge that a senior officer would have obtained if he had engaged in good faith and diligent performance of his duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of such Borrower and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

1.5.    Rates. The interest rate on an Advance denominated in Dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 3.11 provides a mechanism for determining an alternative rate of interest. The Lender does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, the Term SOFR Reference Rate, or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Lender and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Lender may select information sources or services in its reasonable discretion to ascertain the Base Rate, the Term SOFR Reference Rate, Term SOFR, or any other Benchmark including any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Loan Parties or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

II.	ADVANCES, PAYMENTS.

2.1.    Revolving Advances.

(a)    Revolving Advances. Subject to the terms and conditions set forth in this Agreement (including, without limitation, Section 2.1(b) and Article VIII), Lender will make Revolving Advances to Borrowers during the Term in aggregate amounts outstanding at any time not to exceed the Line Cap, less, the Letter of Credit Reserve. The Revolving Advances shall be evidenced by a secured promissory note (a “Revolving Credit Note”) executed by Borrowers in favor of Lender in the amount of Lender’s Revolving Commitment and shall be in substantially in the form attached hereto as Exhibit C.

(b)    Discretionary Rights. The Advance Rates may be increased or decreased by Lender at any time and from time to time in the exercise of its Permitted Discretion. Additionally, to the extent no field examinations or appraisals have been conducted during any 16 month period, Lender shall have the right to decrease the Advance Rates in its Permitted Discretion. Each Borrower acknowledges that decreasing the Advance Rates or increasing or imposing reserves, including Rent Reserves, may limit or restrict Advances requested by Borrowers.

2.2.    Procedure for Borrowing.

(a)    Borrowing Agent may notify by delivery of a Notice of Borrowing to Lender no later than (x) in the event Borrowers desire to obtain a Revolving Advance that is a Base Rate Loan, 11:00 a.m. (New York time) on the Business Day such Base Rate Loan is to be borrowed, (y) in the event Borrowers desire to obtain a CapEx Loan that is a Base Rate Loan, 11:00 a.m. (New York time) on the day which is three (3) Business Days prior to the date such CapEx Loan is to be borrowed and (z) the event Borrowers desire to obtain a Revolving Advance or a Capex Loan that is a SOFR Rate Loan, 11:00 a.m. (New York time) on the day which is three (3) U.S. Governmental Securities Business Days prior to the date such SOFR Rate Loan is to be borrowed. Any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other agreement with Lender and/or any Issuer, or with respect to any other Obligation, which shall become due, at the election of the Lender, shall be deemed a request for a Revolving Advance to be maintained as a Base Rate Loan as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation under this Agreement, or any other agreement with Lender and/or any Issuer and such request shall be irrevocable.

(b)    Each Notice of Borrowing shall specify (i) the date of the proposed borrowing (which shall be a Business Day, and a U.S. Governmental Securities Business Day, in the case of a SOFR Rate Loan), (ii) whether such Revolving Advance shall consist of Base Rate Loans or SOFR Rate Loans, (iii) the amount on the date of such Revolving Advance to be borrowed, which amount shall be in a minimum amount of $100,000 and in integral multiples of $100,000 in excess thereof, and (iv) with respect to a SOFR Rate Loan, the duration of the first Interest Period therefor (which shall be one month, unless agreed to by the Lender in its sole discretion).

(c)    At their option and upon written notice given prior to 11:00 a.m. (New York time) three (3) U.S. Governmental Securities Business Days’ prior to the date of such prepayment, Borrowers may prepay any SOFR Rate Loans in whole at any time or in part from time to time, without premium or penalty (except amounts which may be owed pursuant to Section 3.9), but with accrued interest on the principal being prepaid to the date of such repayment. Borrower shall specify the date of prepayment of Revolving Advances which are SOFR Rate Loans and the amount of such prepayment. In the event that any prepayment of a SOFR Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, Borrower shall indemnify Lender therefor in accordance with Section 3.9.

(d)    At their option, Borrowers may prepay any Base Rate Loans in whole at any time or in part from time to time, without premium or penalty, but with accrued interest on the principal being prepaid to the date of such repayment.

2.3.    Disbursement of Advance Proceeds. All Advances shall be disbursed from whichever office or other place Lender may designate from time to time and, together with any and all other Obligations, shall be charged to Borrowers’ Account on Lender’s books. During the Term, Borrowers may use the Revolving Advances by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions hereof. The proceeds of each Revolving Advance requested by Borrowers or deemed to have been requested by Borrowers under Section 2.2(a) shall, with respect to requested Revolving Advances to the extent Lender makes such Revolving Advances, be made available to Borrowers by the close of business on the day so requested by Borrowers by way of credit to Borrowers’ operating account maintained with Lender or such other bank as Borrowers may designate following notification to Lender, in Dollars in immediately available funds or, with respect to Revolving Advances deemed to have been requested by Borrowers, be disbursed to Lender to be applied to the outstanding Obligations giving rise to such deemed request.

2.4.    Term Loan and CapEx Loans.

(a)    Term Loan. Subject to the terms and conditions of this Agreement, Lender will make a Term Loan to Borrowers in the sum equal to the Maximum Term Loan Amount. The Term Loan shall be advanced on the Closing Date and shall be, with respect to principal, payable in equal consecutive quarterly installments of $373,650.00 each on the last day of each fiscal quarter commencing with the fiscal quarter ending June 30, 2022, and each fiscal quarter thereafter with the outstanding principal balance of the Term Loan due on the Termination Date, subject to acceleration upon the occurrence and during the continuation of an Event of Default under this Agreement or termination of this Agreement. The Term Loan shall be evidenced by a secured promissory note (a “Term Note”) executed by Borrowers in favor of Lender in the amount of the Term Loan and shall be in substantially the form attached hereto as Exhibit F. The Term Loan may consist of Base Rate Loans or SOFR Rate Loans, or a combination thereof, as Borrowing Agent may request. In the event that Borrowers desire to obtain or extend a SOFR Rate Loan or to convert a Base Rate Loan to a SOFR Rate Loan, Borrowers shall comply with the notification requirements set forth in Section 2.2(b) and the provisions of Sections 3.1(b) through (d) shall apply, mutatis mutandis.

(b)    CapEx Loans.

(i)    Subject to the terms and conditions of this Agreement, Lender shall, from time to time during the CapEx Draw Period, make Advances (each, a “CapEx Loan” and collectively, the “CapEx Loans”) to one or more Borrowers in an amount to finance the purchase by a Borrower of Eligible Machinery and Equipment for use in such Borrower’s business. All such CapEx Loans shall be in such amounts as are requested by Borrowing Agent, but in no event shall any CapEx Loan exceed eighty percent (80%) of the Net Invoice Cost of the machinery and Equipment being purchased, and the total amount of all CapEx Loans advanced hereunder shall not exceed, in the aggregate, the Maximum CapEx Loan Amount. Once repaid, CapEx Loans may not be reborrowed. No CapEx Loans may be requested or borrowed after the expiration of the CapEx Draw Period.

(ii)    At the end of each calendar quarter during which a CapEx Loan is incurred (each a “Borrowing Period”), Borrower shall calculate and report to Lender the aggregate principal balance of all CapEx Loans incurred during such calendar quarter, which amount shall amortize at a rate of 3.75% per quarter, the first of which installments shall be due and payable on the last day of the first full calendar quarter ending after the end of the Borrowing Period during when such CapEx Loan was incurred, and the remaining installments of which shall be due and payable on the last day of each calendar quarter ending thereafter (the amount of each such quarterly installment, the “Borrowing Period Quarterly Installment”) with the unpaid principal balance of the CapEx Loans payable on the Termination Date. Commencing automatically on the last day of the first calendar quarter ending after the end of the first Borrowing Period, and continuing on the last day of each calendar quarter thereafter, if any additional CapEx Loans were incurred, the amount of the Borrowing Period Quarterly Installment shall be recalculated by Borrowers and reported to Lender and Borrowers shall pay an increased amount of principal each calendar quarter in respect of all CapEx Loans, until paid in full, which quarterly amount shall equal the sum of the Borrowing Period Quarterly Installments calculated as of the end of each Borrowing Period (after giving effect to any additional CapEx Loans borrowed during such Borrowing Period), provided, however, that the aggregate principal balance of all CapEx Loans, together with all accrued and unpaid interest thereon, and all unpaid fees, costs and expenses payable hereunder in connection therewith, shall be due and payable in full on the Termination Date, subject to acceleration upon the occurrence of an Event of Default under this Agreement or termination of this Agreement. CapEx Loans shall be evidenced by one or more secured promissory notes (collectively, the “CapEx Note”) in substantially the form attached hereto as Exhibit G. The CapEx Loans may consist of Base Rate Loans or SOFR Rate Loans, or a combination thereof, as Borrowing Agent may request.

2.5.    Maximum Advances and Letters of Credit. The aggregate balance of Revolving Advances outstanding plus the Letter of Credit Reserve shall not exceed the Line Cap. If the aggregate balance of Revolving Advances outstanding plus the Letter of Credit Reserve exceeds the Line Cap, the Borrowers shall repay Revolving Advances and/or Cash Collateralize the Letter of Credit Reserve, immediately upon receipt of demand from Lender. The aggregate balance of CapEx Loans outstanding shall not exceed the Maximum CapEx Loan Amount.

2.6.    Repayment of Advances.

(a)    The Revolving Advances shall be due and payable in full on the Termination Date subject to earlier prepayment as herein provided. The Term Loan shall be due and payable as provided in Section 2.4(a) and in the Term Note, subject to earlier prepayment as herein provided. The CapEx Loans shall be due and payable (i) as provided in Section 2.4(b) and (ii) in full on the Termination Date, subject to earlier prepayment as herein provided.

(b)    Borrowers recognize that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by Lender on the date received. In consideration of Lender’s agreement to conditionally credit Borrowers’ Account as of the Business Day on which Lender receives those items of payment in immediately available funds, Borrowers agree that, in computing the charges under this Agreement, all items of payment shall be deemed applied by Lender on account of the Obligations on the Business Day (i) Lender receives such payments via wire transfer or electronic depository check or (ii) in the case of payments received by Lender in any other form, such payment constitutes good funds in Lender’s account. Lender is not, however, required to credit Borrowers’ Account for the amount of any item of payment which is not collectible by Lender and Lender may charge Borrowers’ Account for the amount of any item of payment which is returned to Lender unpaid.

(c)    All payments of principal, interest and other amounts payable hereunder, or under any of the Other Documents shall be made to Lender at the Payment Office not later than 1:00 p.m. (New York time) on the due date therefor in lawful money of the United States of America in federal funds or other funds immediately available to Lender. Lender shall have the right to effectuate payment on any and all Obligations due and owing hereunder by charging Borrowers’ Account or by making Revolving Advances maintained as a Base Rate Loan as provided in Section 2.2 in the amount of all such Obligations due and owing. In the event Lender charges Borrowers’ Account or makes any such Revolving Advances, the statement of account required to be delivered to Borrowing Agent under Section 2.8 shall reflect all such charges or Revolving Advances which occurred in the prior month.

(d)    Borrowers shall pay principal, interest, and all other amounts payable hereunder, or under any related agreement, without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim.

2.7.    Repayment of Excess Revolving Advances. The aggregate balance of Revolving Advances outstanding at any time in excess of the maximum amount of Revolving Advances permitted hereunder shall be immediately due and payable without the necessity of any demand, at the Payment Office, whether or not a Default or Event of Default has occurred, together with any amounts which may be due under Section 3.9 if a SOFR Rate Loan is required to be prepaid as a consequence of this section.

2.8.    Statement of Account. Lender shall maintain, in accordance with its customary procedures, a loan account (the “Borrowers’ Account”) in the name of Borrowers in which shall be recorded the date and amount of each Advance made by Lender and the date and amount of each payment in respect thereof; provided, however, the failure by Lender to record the date and amount of any Advance shall not adversely affect Lender. Each month, Lender shall send to Borrowing Agent a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between Lender and Borrowers during such month. The monthly statements shall be deemed correct and binding upon Borrowers in the absence of error and shall constitute an account stated between Lender and Borrowers unless Lender receives a written statement of Borrowers’ specific exceptions thereto within thirty (30) days after such statement is received by Borrowing Agent. The records of Lender with respect to the loan account shall be conclusive evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.

2.9.    Letters of Credit . Subject to the terms and conditions hereof, and subject to Lender’s receipt of all documentation required by Lender in its sole discretion, including, without limitation, the Letter of Credit Application, Lender shall issue or cause the issuance of standby and/or trade Letters of Credit (collectively, “Letters of Credit”) by the Issuer on behalf of a Borrower; provided, however, that Lender will not be required to issue or cause to be issued any Letter of Credit to the extent that issuance of such Letter of Credit (a) would then cause the sum of (i) the outstanding Revolving Advances plus (ii) the Letter of Credit Reserve (after giving effect to such issuance) to exceed the Line Cap or (b) would violate one or more policies of Issuer applicable to letters of credit generally. The Maximum Undrawn Amount of outstanding Letters of Credit shall not exceed the Letter of Credit Sublimit in the aggregate at any time. All disbursements or payments made by the Lender or the Issuer with respect to any Letter of Credit which has been drawn upon shall be deemed to be Base Rate Loans consisting of Revolving Advances and shall bear interest at the Revolving Interest Rate for Base Rate Loans, irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent or invalid or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuer under any Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstances which might constitute a legal or equitable discharge or provide a right of setoff against such Borrower’s reimbursement obligation (other than payment in full in cash of such obligations). Letters of Credit that have not been drawn upon shall not bear interest.

2.10.    Issuance of Letters of Credit.

(a)    Borrowers may request Lender to issue or cause the issuance of a Letter of Credit by delivering to Lender at the Payment Office, Issuer’s standard form of letter of credit and security agreement and standard form of letter of credit application (collectively, the “Letter of Credit Application”) and any draft if applicable, completed to the satisfaction of Lender; and such other certificates, documents and other papers and information as Lender or Issuer may reasonably request. Subject to Lender’s receipt of all documentation required by Lender in its sole discretion, including, without limitation, the Letter of Credit Application, Lender shall use its best efforts to cause all Letters of Credit requested by Borrowers and approved by Lender in accordance with the terms of this Agreement to be issued no later than three (3) Business Days after the day so requested by Borrowers.

(b)    Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts or acceptances of issuance drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twelve (12) months after such Letter of Credit’s date of issuance; provided, however, that any Letter of Credit with a term not exceeding twelve (12) months may provide for its renewal for additional periods not exceeding the earlier of twelve (12) months and the stated maturity date of the Revolving Advances, as long as the applicable Borrower (or its applicable Subsidiary) and the Issuer have the option to prevent such renewal before the expiration of such term or any such period. With respect to clause (ii) above, in no event shall any Letters of Credit issued hereunder have an expiry date later than the Termination Date unless Borrower provides cash collateral equal to not less than one hundred five percent (105%) of the Maximum Undrawn Amount thereof to be held by Lender pursuant to a cash collateral agreement in form and substance reasonably satisfactory to Lender. Each Letter of Credit shall be subject to the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication Nos. 500 (1993 Revision) or 600 (2007 Revision) (the “UCP 500” or the “UCP 600”) or, at Issuer ‘s option, such later revision thereof in effect at the time of issuance of the Letter of Credit (as so chosen for the Letter of Credit, the “UCP”) or the International Standby Practices 1998, ICC Publication No. 590 or, at Issuer’s option, such later revision thereof in effect at the time of issuance of the Letter of Credit (as so chosen for the Letter of Credit, the “ISP”, and each of the UCP and the ISP, an “ICC Rule”). Issuer’s privileges, rights and remedies under such ICC Rules shall be in addition to, and not in limitation of, its privileges, rights and remedies expressly provided for herein. The UCP and the ISP (or such later revision of either) shall serve, in the absence of proof to the contrary, as evidence of general banking usage with respect to the subject matter thereof.

2.11.    Requirements For Issuance of Letters of Credit.

(a)    In connection with the issuance of any Letter of Credit, Borrowers shall indemnify, save and hold Lender and Issuer harmless from any loss, cost, expense or liability, including, without limitation, payments made by Lender or Issuer and expenses and reasonable and documented attorneys’ fees incurred by Lender or Issuer arising out of, or in connection with, any Letter of Credit to be issued or created for Borrowers, other than losses, costs, expenses or liabilities resulting from Lender’s or Issuer’s willful misconduct or gross negligence (as determined by a court of competent jurisdiction in a final and non-appealable judgment). Borrowers shall be bound by Lender’s or Issuer’s regulations and good faith interpretations of any Letter of Credit issued or created for Borrowers’ Account, although this interpretation may be different from its own. Neither Lender, nor Issuer nor any of their correspondents shall be liable for any error, negligence, or mistakes, whether of omission or commission, in following Borrowers’ instructions or those contained in any Letter of Credit or of any modifications, amendments or supplements thereto or in issuing or paying any Letter of Credit except for Lender’s, any Issuer’s or such correspondents’ willful misconduct or gross negligence (as determined by a court of competent jurisdiction in a final and non-appealable judgment). With respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(b)    Borrower shall authorize and direct Issuer of a Letter of Credit to deliver to Lender all related payment/acceptance advices, to deliver to Lender all instruments, documents, and other writings and property received by the Issuer pursuant to the Letter of Credit and to accept and rely upon Lender’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit or the application therefor.

(c)    In connection with all Letters of Credit issued or caused to be issued by Lender under this Agreement, each Borrower hereby appoints Lender, or its designee, as its attorney, with full power and authority: (i) to sign and/or endorse such Borrower’s name upon any warehouse or other receipts, letter of credit applications and acceptances; (ii) to sign such Borrower’s name on bills of lading; (iii) to clear Inventory through Customs in the name of such Borrower or Lender or Lender’s designee, and to sign and deliver to Customs officials powers of attorney in the name of such Borrower for such purpose; and (iv) to complete in such Borrower’s name or Lender’s, or in the name of Lender’s designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof. Neither Lender nor its attorneys will be liable for any acts or omissions nor for any error of judgment or mistakes of fact or law, except for Lender’s or its attorney’s willful misconduct or gross negligence (as determined by a court of competent jurisdiction in a final and non-appealable judgment). This power, being coupled with an interest, is irrevocable as long as any Letters of Credit remain outstanding.

2.12.    Additional Payments. Any sums expended by Lender due to any Loan Party’s failure to perform or comply with its obligations under this Agreement or any Other Document including, without limitation, any Loan Party’s obligations under Sections 4.2, 4.4, 4.12, 4.13, 4.14 and 6.1, may be charged to Borrowers’ Account as a Revolving Advance maintained as a Base Rate Loan and added to the Obligations.

2.13.    Manner of Payment. All payments (including prepayments) to be made by Borrowers on account of principal, interest and fees shall be made without set-off or counterclaim and shall be made to Lender to the Payment Office, in each case on or prior to 1:00 p.m. (New York time), in Dollars and in immediately available funds.

2.14.    Mandatory Prepayments.

(a)    When any Loan Party either (i) incurs any Indebtedness that is not Permitted Indebtedness, (ii) obtains any Extraordinary Receipts, or (iii) sells or otherwise disposes of any Collateral, other than Inventory in the ordinary course of business, the Loan Parties shall repay the Advances made to Borrowers in an amount equal to the net proceeds of such sale (i.e., gross proceeds less the reasonable costs of such sales or other dispositions), such repayments to be made promptly but in no event more than one (1) Business Day following receipt of such net proceeds, and until the date of payment, such proceeds shall be held in trust for Lender. The foregoing shall not be deemed to be implied consent to any such sale of Collateral otherwise prohibited by the terms and conditions hereof. Such repayments shall be applied (x) with respect to the disposition of Collateral constituting machinery or Equipment which was financed by a CapEx Loan, first, to the outstanding principal installments of the CapEx Loans in the inverse order of the maturities thereof, second, to the principal installments of the Term Loan in the inverse order of maturity thereof and third, to the other Advances in such order as Lender may determine without a permanent reduction to the Maximum Revolving Advance Amount and subject to Borrowers’ ability to reborrow Revolving Advances in accordance with the terms hereof and (y) for all other purposes, first, to the principal installments of the Term Loan in the inverse order of maturity thereof, second, to the outstanding principal installments of the CapEx Loans in the inverse order of the maturities thereof and third, to the other Advances in such order as Lender may determine without a permanent reduction to the Maximum Revolving Advance Amount and subject to Borrowers’ ability to reborrow Revolving Advances in accordance with the terms hereof.

(b)    Subject to the provisions of Section 4.11, Lender shall apply the proceeds of any insurance settlements from casualty losses which are received by Lender, first, to the principal installments of the Term Loan in the inverse order of maturity thereof, second, to the outstanding principal installments of the CapEx Loans in the inverse order of the maturities thereof and third, to the other Advances in such order as Lender may determine without a permanent reduction to the Maximum Revolving Advance Amount and subject to Borrowers’ ability to reborrow Revolving Advances in accordance with the terms hereof.

2.15.    Use of Proceeds.

(a)    Borrowers shall apply the proceeds of Advances to (i) repay existing indebtedness owed to TD Bank, N.A. (ii) pay fees and expenses relating to this transaction, (iii) purchase new machinery and Equipment and (iv) provide for its working capital needs, general corporate purposes and reimburse drawings under Letters of Credit.

(b)    Without limiting the generality of Section 2.15 (a) above, no Loan Party nor any other Person which may in the future become party to this Agreement or the Other Documents as a Loan Party intends to use nor shall they use any portion of the proceeds of the Advances, directly or indirectly, for any purpose in violation of the Trading with the Enemy Act.

2.16.    Increase to Maximum Revolving Advance Amount. Borrowers may, at any time prior to December 31, 2026, request that the Maximum Revolving Advance Amount be increased by Lender, subject to the following terms and conditions:

(a)    Lender shall not be obligated to increase the Maximum Revolving Advance Amount and any increase in the Maximum Revolving Advance Amount shall be in the sole discretion of Lender;

(b)    There shall exist no Event of Default or Default on the effective date of such increase after giving effect to such increase;

(c)    After giving effect to such increase, the Maximum Revolving Advance Amount shall not exceed $40,000,000;

(d)    Borrowers may not request an increase in the Maximum Revolving Advance Amount under this Section 2.16 more than once during the Term;

(e)    Borrowers shall deliver to Lender on or before the effective date of such increase the following documents in form and substance reasonably satisfactory to Lender: (1) certification of its corporate secretary with attached resolutions certifying that the increase in the Maximum Revolving Advance Amount has been approved by the Board of Directors (or equivalent authority) of the Borrowers, (2) certificate dated as of the effective date of such increase certifying that no Default or Event of Default shall have occurred and be continuing and certifying that the representations and warranties made by Borrowers herein and in the Other Documents are true and complete in all material respects with the same force and effect as if made on and as of such date (except to the extent any such representation or warranty expressly relates only to any earlier and/or specified date), (3) such other agreements, instruments and information (including supplements or modifications to this Agreement and/or the Other Documents executed by Borrowers) as Lender reasonably deems necessary in order to document the increase to the Maximum Revolving Advance Amount and to protect, preserve and continue the perfection and priority of the liens, security interests, rights and remedies of Lender hereunder and under the Other Documents in light of such increase, and (4) an opinion of counsel in form and substance satisfactory to Lender which shall cover such matters related to such increase as Lender may reasonably require; and

(f)    Borrowers shall execute and deliver to Lender a replacement Revolving Credit Note reflecting the new amount of Lender’s Revolving Commitment after giving effect to the increase (and Lender shall use commercially reasonable efforts to destroy or return to Borrowers the prior Revolving Credit Note issued to Lender, but in any event such prior Revolving Credit Note shall be deemed to be cancelled).

III.	INTEREST AND FEES.

3.1.    Interest.

(a)    Interest on Advances shall be payable to Lender in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest charges shall be computed on the actual principal amount of Advances outstanding during the calendar month or Interest Period, as applicable, at a rate per annum equal to, (i) with respect to Revolving Advances, the applicable Revolving Interest Rate, (ii) with respect to the Term Loan, the applicable Term Loan Interest Rate and (iii) with respect to the CapEx Loans, the applicable CapEx Loan Interest Rate (as applicable, the “Contract Rate”). Whenever, subsequent to the date of this Agreement, the Base Rate is increased or decreased, the applicable Contract Rate for Base Rate Loans shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Base Rate during the time such change or changes remain in effect. Upon and after the occurrence of an Event of Default, and during the continuation thereof, the Obligations shall, at the election of Lender, bear interest at the applicable Contract Rate plus two percent (2.0%) per annum (the “Default Rate”).

(b)    Interest Periods for SOFR Rate Loans shall be for one or three months. At Lender’s option, no SOFR Rate Loan shall be made available to Borrowers during the continuance of a Default or an Event of Default. Lender shall provide Borrowers with a quote of the actual interest rate available for the SOFR Rate Loan requested by Borrowers, which quote shall be given on the day after such SOFR Rate Loan is requested and such quote shall be effective from the day provided by Lender until one (1) Business Day thereafter.

(c)    Borrowing Agent shall elect the initial Interest Period applicable to a SOFR Rate Loan by its Notice of Borrowing given to Lender pursuant to Section 2.2(b) or by its Notice of Conversion given to Lender pursuant to Section 3.1(d) as the case may be. Borrowers shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to Lender of such duration not less than three (3) Business Days prior to the last day of the then current Interest Period applicable to such SOFR Rate Loan. If Lender does not receive timely notice of the Interest Period elected by Borrowing Agent, Borrowers shall be deemed to have elected to convert to a Base Rate Loan subject to Section 3.1(d).

(d)    Provided that no Default or Event of Default shall have occurred and be continuing, Borrowers, may, convert any such loan into a loan of another type in the same aggregate principal amount; provided, that, any conversion of a SOFR Rate Loan shall (x) be made only on the last Business Day of the then current Interest Period applicable to such SOFR Rate Loan or (y) otherwise be subject to the terms of Section 3.9. If Borrowers desire to convert a loan, Borrowing Agent shall give Lender a Notice of Conversion no later than 11:00 a.m. (New York time) (i) on the day which is three (3) U.S. Government Securities Business Days’ prior to the date on which such conversion is to occur with respect to a conversion from a Base Rate Loan to a SOFR Rate Loan, or (ii) on the day which is one (1) Business Day prior to the date on which such conversion is to occur with respect to a conversion from a SOFR Rate Loan to a Base Rate Loan, specifying, in each case, the date of such conversion, the loans to be converted and if the conversion is from a Base Rate Loan to any other type of loan, the duration of the first Interest Period therefor. After giving effect to each request for a SOFR Rate Loan, there shall not be outstanding more than six (6) SOFR Rate Loans, in the aggregate at any time.

(e)    In connection with the use or administration of Term SOFR, Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any Other Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any Other Document. Lender will promptly notify the Borrowing Agent of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

3.2.    Letter of Credit Fees; Cash Collateral.

(a)    Borrowers shall pay to Lender, (x) fees for each Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the average daily face amount of each outstanding Letter of Credit multiplied by the Applicable Margin for Revolving Advances maintained as SOFR Rate Loans per annum, the fees under this Section 3.2(a)(x) to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable monthly in arrears on the first day of each month and on the Termination Date and (y) for the benefit of the Issuer, any and all customary fees and expenses in connection with any Letter of Credit, including, without limitation, in connection with the issuance, amendment or renewal of any such Letter of Credit, and shall reimburse Lender for any and all fees and expenses, if any, paid by Lender to the Issuer (all of the foregoing fees, the “Letter of Credit Fees”). All such charges shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason. Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in the Issuer’s prevailing charges for that type of transaction. Upon and after the occurrence of an Event of Default, and during the continuation thereof, Lender at its election may increase the Letter of Credit Fees by two percent (2.0%) per annum. All Letter of Credit Fees payable hereunder shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason.

(b)    On demand from Lender at any time following (x) the occurrence and during the continuance of an Event of Default or (y) any termination of Lender’s Revolving Commitment, Borrowers will cause cash to be deposited and maintained in an account with Lender, as cash collateral for the Obligations, in an amount equal to one hundred and five percent (105%) of the Letter of Credit Reserve, and each Borrower hereby irrevocably authorizes Lender, in its Permitted Discretion, on such Borrower’s behalf and in such Borrower’s name, to open such an account and to make and maintain deposits therein for such purpose, or in an account opened by Borrowers, in the amounts required to be made by Borrowers, out of the proceeds of Receivables or other Collateral or out of any other funds of Borrowers coming into Lender’s possession at any time. Lender will invest such cash collateral (less applicable reserves) in such short-term money-market items as to which Lender and Borrowers mutually agree and the net return on such investments shall be credited to such account and constitute additional cash collateral. Borrowers may not withdraw amounts credited to any such account except upon the waiver of such Event of Default or upon the payment and performance in full of all Obligations and termination of this Agreement.

3.3.    Loan Fees.

(a)    Closing Fee. Upon the execution of this Agreement, Borrowers shall pay to Lender, a Closing Fee equal to $122,800.

(b)    Revolving Commitment Fee. If, for any calendar month during the Term, the average daily unpaid balance of the Revolving Advances for each day of such calendar month does not equal the Maximum Revolving Advance Amount, then Borrowers shall pay to Lender a fee at a rate equal to one quarter of one percent (0.25%) per annum on the amount by which the Maximum Revolving Advance Amount exceeds such average daily unpaid balance. Such fee shall be payable to Lender in arrears on the first day of each month.

(c)    CapEx Commitment Fee. If, for any calendar month during the CapEx Draw Period, the average daily unpaid balance of the Capex Loans for each day of such calendar month does not equal the Maximum Capex Loan Amount, then Borrowers shall pay to Lender a fee at a rate equal to one quarter of one percent (0.25%) per annum on the amount by which the Maximum Capex Loan Amount exceeds such average daily unpaid balance. Such fee shall be payable to Lender in arrears on the first day of each month.

3.4.    Collateral Monitoring Fee. Borrowers shall pay Lender a collateral monitoring fee equal to $18,000 per annum commencing on the Closing Date and on each anniversary of the Closing Date thereafter during the Term. The collateral monitoring fee shall be deemed earned in full on the date when same is due and payable hereunder and shall not be subject to rebate or proration upon termination of this Agreement for any reason.

3.5.    Computation of Interest and Fees. Interest and fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed (except in the case of Base Rate Loans, which shall be calculated on the basis of a year of 365 days (or 366 days in a leap year) and actual number of days elapsed). If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable Contract Rate during such extension; provided, that, with respect to SOFR Rate Loans, if extending such payment would cause the last day of the applicable Interest Period to be extended into the next calendar month, then the due date for such payment shall be the immediately preceding Business Day.

3.6.    Maximum Charges. In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under law, such excess amount shall be first applied to any unpaid principal balance owed by Borrowers, and if the then remaining excess amount is greater than the previously unpaid principal balance, Lender shall promptly refund such excess amount to Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate.

3.7.    Increased Costs.

(a)    Increased Costs. If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, Lender;

(ii)    subject Lender (for purposes of this Section 3.7, the term “Lender” shall include any corporation or bank controlling Lender) to any taxes (other than other than Excluded Taxes except to the extent such Excluded Taxes are taxes imposed specifically with respect to banks, financial institutions or financial transactions by any national or international taxing authority) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)    impose on Lender any other condition, cost or expense (other than taxes) affecting this Agreement or Advances made by Lender;

and the result of any of the foregoing shall be to increase the cost to Lender of making, converting to, continuing or maintaining any Advance or of maintaining its obligation to make any such Advance, or to increase the cost to Lender, or to reduce the amount of any sum received or receivable by Lender hereunder (whether of principal, interest or any other amount) then, upon request of Lender, the Borrowers will pay to Lender such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered.

(b)    Capital Requirements. If Lender determines that any Change in Law affecting Lender or any lending office of Lender or Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on Lender’s capital or on the capital of Lender’s holding company, if any, as a consequence of this Agreement, the Advances made by Lender to a level below that which Lender or Lender’s holding company could have achieved but for such Change in Law (taking into consideration Lender’s policies and the policies of Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to Lender such additional amount or amounts as will compensate Lender or Lender’s holding company for any such reduction suffered.

(c)    Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in clause (a) or (b) of this Section and delivered to Borrowers, shall be conclusive absent manifest error. Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)    Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.7 shall not constitute a waiver of Lender’s right to demand such compensation; provided that Borrowers shall not be required to compensate Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that Lender notifies Borrowers of the Change in Law giving rise to such increased costs or reductions, and of Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.8.    Inability to Determine Rates. Subject to Section 3.11, if, on or prior to the first day of any Interest Period for any SOFR Rate Loan:

(a)    Lender determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof; or

(b)    Lender determines that for any reason in connection with any request for a SOFR Rate Loan or a conversion thereto or a continuation thereof that Term SOFR for any requested Interest Period with respect to a proposed SOFR Rate Loan does not adequately and fairly reflect the cost to Lender of funding such Advance, then Lender shall give Borrowing Agent prompt written, telephonic or telegraphic notice of such determination. Upon notice thereof by Lender to Borrowing Agent, any obligation of the Lender to make SOFR Rate Loans, and any right of Borrowers to continue SOFR Rate Loans or to convert Base Rate Loans to SOFR Rate Loans, shall be suspended (to the extent of the affected SOFR Rate Loans or affected Interest Periods) until Lender revokes such notice. Upon receipt of such notice, (i) Borrowing Agent may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Rate Loans (to the extent of the affected SOFR Rate Loans or affected Interest Periods) or, failing that, Borrowing Agent will be deemed to have converted any such request into a request for an Advance of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Rate Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such conversion, Borrowers shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 3.9. Subject to Section 3.11, if Lender determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by Lender without reference to clause (c) of the definition of “Base Rate” until the Lender revokes such determination.

3.9.    Compensation for Losses. In the event of (a) the payment of any principal of any SOFR Rate Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any SOFR Rate Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), or (c) the failure to borrow, convert, continue or prepay any SOFR Rate Loan on the date specified in any notice delivered pursuant hereto, then, in any such event, the Borrowers shall compensate Lender for any loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds or from any fees payable. A certificate of Lender setting forth any amount or amounts that Lender is entitled to receive pursuant to this Section 3.9 shall be delivered to the Borrowing Agent and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

3.10.    Gross Up for Taxes.

(a)    Any and all payments by or on account of any obligation of the Borrowers hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrowers shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall pay the full amount deducted to the relevant Governmental Body in accordance with applicable law.

(b)    In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Body in accordance with applicable law.

(c)    The Borrowers shall indemnify the Lender within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Lender on or with respect to any payment by or on account of any obligation of the Borrowers hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Body. A certificate as to the amount of such payment or liability delivered to the Borrowing Agent by the Lender shall be conclusive absent manifest error.

(d)    As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Body, the Borrowers shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e)    If the Lender determines, in its Permitted Discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section 3.10, it shall pay over such refund to the Borrowers (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section 3.10 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Lender and without interest (other than any interest paid by the relevant Governmental Body with respect to such refund); provided, that the Borrowers, upon the request of the Lender, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Body) to the Lender in the event the Lender is required to repay such refund to such Governmental Body. This Section shall not be construed to require the Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrowers or any other Person.

3.11.    Benchmark Replacement Setting.

(a)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any Other Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Other Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any Other Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Other Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Borrowing Agent without any amendment to, or further action or consent of any other party to, this Agreement or any Other Document.

(b)    Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any Other Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any Other Document.

(c)    Notices; Standards for Decisions and Determinations. The Lender will promptly notify the Borrowing Agent of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Lender will promptly notify the Borrowing Agent of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.11(d). Any determination, decision or election that may be made by the Lender pursuant to this Section 3.11, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any Other Document, except, in each case, as expressly required pursuant to this Section 3.11.

(d)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any Other Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Lender in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then Lender may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Lender may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)    Benchmark Unavailability Period. Upon the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a SOFR Rate Loan, or any conversion to or continuation of a SOFR Rate Loan, to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted any such request into a request for a Base Rate Loan or a conversion to a Base Rate Loan. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

3.12.    Illegality. If Lender determines that any Applicable Law has made it unlawful, or that any Governmental Body has asserted that it is unlawful, for Lender or its lending office to make, maintain or fund Advances whose interest is determined by reference to SOFR, the Term SOFR Reference Rate or Term SOFR, or to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate or Term SOFR, then, upon notice thereof by Lender to Borrowers, (a) any obligation of the Lender to make SOFR Rate Loans, and any right of Borrowers to continue SOFR Rate Loans or to convert Base Rate Loans to SOFR Rate Loans, shall be suspended, and (b) the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by Lender without reference to clause (c) of the definition of “Base Rate”, in each case until Lender notifies Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) Borrowers shall, if necessary to avoid such illegality, upon demand from Lender, prepay or, if applicable, convert all SOFR Rate Loans to Base Rate Loans (the interest rate on which Base Rate Loans of Lender shall, if necessary to avoid such illegality, be determined without reference to clause (c) of the definition of “Base Rate”), immediately, and (ii) if necessary to avoid such illegality, Lender shall during the period of such suspension compute the Base Rate without reference to clause (c) of the definition of “Base Rate,” in each case until Lender has determined that it is no longer illegal for Lender to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate or Term SOFR. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.9.

IV.	COLLATERAL: GENERAL TERMS.

4.1.    Security Interest in the Collateral. To secure the prompt payment and performance to Lender of the Secured Obligations, each Loan Party hereby collaterally assigns, pledges and grants to Lender a continuing security interest in and to all of the Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located. Each Loan Party shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect Lender’s security interest and shall cause its financial statements to reflect such security interest.

4.2.    Perfection of Security Interest.

(a)    Each Loan Party shall take all action that may be necessary or desirable, or that Lender may reasonably request, so as at all times to maintain the validity, perfection, enforceability and priority of Lender’s security interest in the Collateral or to enable Lender to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (i) immediately discharging all Liens other than Permitted Encumbrances, (ii) using commercially reasonable efforts to obtain Lien Waiver Agreements, (iii) delivering to Lender, endorsed or accompanied by such instruments of assignment as Lender may reasonably specify, and stamping or marking, in such manner as Lender may reasonably specify, any and all chattel paper, instruments, letters of credit and advices thereof and documents evidencing or forming a part of the Collateral, (iv) entering into warehousing, lockbox, bailee and other custodial arrangements reasonably satisfactory to Lender, and (v) executing and delivering financing statements, instruments of pledge, mortgages, notices and assignments, in each case in form and substance satisfactory to Lender, relating to the creation, validity, perfection, maintenance or continuation of Lender’s security interest under the UCC or other Applicable Law.

(b)    Lender may at any time and from time to time file, without the signature of the applicable Loan Party in accordance with Section 9-509 of the UCC, and each Loan Party hereby authorizes the Lender to file, financing statements, continuation statements and amendments thereto that describe the Collateral as “all assets” of each Loan Party and which contain any other information required by the UCC for the sufficiency or filing office acceptance of any financing statements, continuation statements or amendments. Each Loan Party agrees to furnish any such information to Lender promptly upon request.

(c)    Each Loan Party shall, at any time and from time to time, take such steps as Lender may reasonably request (i) to use commercially reasonable efforts to obtain an acknowledgment, in form and substance reasonably satisfactory to Lender, of any bailee having possession of any of the Collateral, stating that the bailee holds such Collateral for Lender, (ii) to obtain “control” of any letter-of-credit rights, deposit accounts or electronic chattel paper (as such terms are defined in the UCC with corresponding provisions thereof defining what constitutes “control” for such items of Collateral), with any agreements establishing control to be in form and substance reasonably satisfactory to Lender, and (iii) otherwise to insure the continued perfection and priority of Lender’s security interest in any of the Collateral and of its rights therein. If any Loan Party shall at any time, acquire a “commercial tort claim” (as such term is defined in the UCC), such Loan Party shall promptly notify Lender thereof in writing, therein providing a reasonable description and summary thereof, and upon delivery thereof to Lender, such Loan Party shall be deemed to thereby grant to Lender (and each Loan Party hereby grants to Lender) a security interest and lien in and to such commercial tort claim and all proceeds thereof, all upon the terms of and governed by this Agreement.

(d)    Each Loan Party hereby confirms and ratifies all UCC financing statements filed by Lender with respect to such Loan Party on or prior to the date of this Agreement.

(e)    All charges, expenses and fees (including reasonable and documents attorneys’ fees) Lender may incur in doing any of the foregoing, and any local taxes relating thereto, shall be charged to Borrowers’ Account as a Revolving Advance maintained as a Base Rate Loan and added to the Obligations, or, at Lender’s option, shall be paid to Lender immediately upon demand.

4.3.    Disposition of Collateral. Each Loan Party will safeguard and protect all Collateral for Lender’s general account and make no disposition thereof whether by sale, lease or otherwise except: (a) the sale of Inventory in the ordinary course of business; (b) the disposal, disposition or transfer of obsolete or worn-out machinery or Equipment during any fiscal year having an aggregate fair market value of not more than $1,250,000 during any fiscal year and only to the extent that (i) the proceeds of any such disposition are used to acquire replacement machinery or Equipment which is subject to Lender’s first priority security interest or (ii) the proceeds of which are remitted to Lender to be applied pursuant to Section 2.14; (c) the grant in the ordinary course of business by any Loan Party after the date hereof of a non-exclusive license of any Intellectual Property; provided, that, the rights of the licensee shall be subject to the rights of Lender, and shall not adversely affect, limit or restrict the rights of Lender to use such Intellectual Property or to sell or otherwise dispose of any Inventory or other Collateral in connection with the exercise by Lender of any rights or remedies hereunder or under any of the Other Documents, or otherwise adversely limit or interfere in any material respect with the use of any such Intellectual Property by Lender in connection with the exercise of its rights or remedies hereunder or under any of the Other Documents or by any Loan Party; (d) the abandonment or other disposition of Intellectual Property that is not material and is no longer used or useful in any material respect in the business of any Loan Party and does not appear on or is otherwise not affixed to or incorporated in any Inventory or Equipment or have any material value; and (e) involuntary dispositions of items of Collateral occurring by reason of casualty or condemnation, subject to Section 2.14.

4.4.    Preservation of Collateral. In addition to the rights and remedies set forth in Section 11.1, following the occurrence and during the continuation of an Event of Default, Lender may: (a) at any time take such steps as Lender deems necessary in its reasonable credit judgment to protect Lender’s interest in and to preserve the Collateral, including the hiring of such security guards or the placing of other security protection measures as Lender may deem appropriate; (b) employ and maintain at any Loan Party’s premises a custodian who shall have full authority to do all acts necessary to protect Lender’s interests in the Collateral; (c) lease warehouse facilities to which Lender may move all or part of the Collateral; and (d) use any Loan Party’s owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral. In addition, following the occurrence and during the continuation of an Event of Default or in connection with any inspections or field examinations performed by or on behalf of Lender, Lender shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any Loan Party’s owned or leased property. Each Loan Party shall cooperate fully with all of Lender’s efforts to preserve the Collateral and will take such actions to preserve the Collateral as Lender may direct. All of Lender’s expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall be charged to Borrowers’ Account as a Revolving Advance maintained as a Base Rate Loan and added to the Obligations.

4.5.    Ownership of Collateral.

(a)    With respect to the Collateral, at the time the Collateral becomes subject to Lender’s security interest: (i) each Loan Party shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a first priority security interest in each and every item of its respective Collateral to Lender; and, except for Permitted Encumbrances the Collateral shall be free and clear of all Liens and encumbrances whatsoever; (ii) each document and agreement with respect to the Collateral executed by any Loan Party or delivered to Lender in connection with this Agreement shall be true and correct in all material respects; (iii) all signatures and endorsements of any Loan Party that appear on such documents and agreements shall be genuine and each Loan Party shall have full capacity to execute same; and (d) each Loan Party’s Equipment and Inventory (other than Inventory which is in transit to a Loan Party or an agent or contractor of or for a Loan Party) shall be located at an Equipment and Inventory Location and shall not be removed from any such Equipment and Inventory Location, in each case without prior notice to Lender except with respect to (x) the sale of Inventory in the ordinary course of business and (y) Equipment to the extent permitted in Section 4.3.

(b)    (i) There is no location at which any Loan Party has any Inventory (except for Inventory in transit) other than the Equipment and Inventory Locations; (ii) item 11 in the Perfection Certificate contains a correct and complete list, as of the Closing Date, of the legal names and addresses of each warehouse at which Inventory of a Loan Party is stored; (iii) none of the receipts received by any Loan Party from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person’s assigns; (iv) the Perfection Certificate sets forth a correct and complete list as of the Closing Date of (A) each place of business of the Loan Parties and (B) the chief executive office of each Loan Party; and (v) item 10 of the Perfection Certificate sets forth a correct and complete list as of the Closing Date of the location, by state and street address, of all Real Property owned or leased by any Loan Party, together with the names and addresses of any landlords.

4.6.    Defense of Lender’s Interests. Until (a) payment and performance in full of all of the Obligations (other than (I) contingent indemnification obligations, if any, to the extent no unsatisfied claim giving rise thereto has been asserted and (II) Letters of Credit that have been cash collateralized as contemplated by Section 3.2(b)) and (b) termination of this Agreement, Lender’s security interests in the Collateral shall continue in full force and effect. During such period no Loan Party shall, except for Permitted Encumbrances or to the extent expressly permitted in Section 4.3, without Lender’s prior written consent, pledge, sell, assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way, any part of the Collateral. Each Loan Party shall defend Lender’s interests in the Collateral against any and all Persons whatsoever. Subsequent to the occurrence and during the continuation of an Event of Default, Lender shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including without limitation, labels, stationery, documents, instruments and advertising materials. If Lender exercises this right to take possession of the Collateral, each Loan Party shall, upon demand, assemble and make it available to Lender at one of Loan Parties’ locations set forth in item 10 of the Perfection Certificate. In addition, with respect to all Collateral, Lender shall be entitled to all of the rights and remedies set forth herein and further provided by the UCC or other Applicable Law. Upon the occurrence and during the continuation of an Event of Default, each Loan Party shall, and Lender may, at its option, instruct all suppliers, carriers, forwarders, warehouses or others receiving or holding cash, checks, Inventory, documents or instruments in which Lender holds a security interest to deliver same to Lender and/or subject to Lender’s order and if they shall come into a Loan Party’s possession, they shall be held by such Loan Party in trust as Lender’s trustee, and such Loan Party will immediately deliver them to Lender in their original form together with any necessary endorsement.

4.7.    Books and Records. Each Loan Party shall, (a) keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs; (b) set up on its books accruals with respect to all taxes, assessments, charges, levies and claims; and (c) on a reasonably current basis set up on its books, from its earnings, allowances against doubtful Receivables, advances and investments and all other proper accruals (including without limitation by reason of enumeration, accruals for premiums, if any, due on required payments and accruals for depreciation, obsolescence, or amortization of properties), which should be set aside from such earnings in connection with its business. All determinations pursuant to this Section 4.7 shall be made in accordance with, or as required by, GAAP consistently applied.

4.8.    Financial Disclosure. Each Loan Party hereby irrevocably authorizes and directs all accountants and auditors employed by such Loan Party at any time during the Term to exhibit and deliver to Lender copies of any of any Loan Party’s financial statements, trial balances or other accounting records of any sort in the accountant’s or auditor’s possession, and to disclose to Lender any information such accountants may have concerning such Loan Party’s financial status and business operations. Each Loan Party hereby authorizes all federal, state and municipal authorities to furnish to Lender copies of reports or examinations relating to such Loan Party, whether made by a Loan Party or otherwise; however, Lender will attempt to obtain such information or materials directly from a Loan Party prior to obtaining such information or materials from such authorities.

4.9.    Compliance with Laws. Each Loan Party shall comply with all acts, rules, regulations and orders of any Governmental Body applicable to the Collateral or any part thereof or to the operation of such Loan Party’s business the non-compliance with which could reasonably be expected to have a Material Adverse Effect. The Collateral shall at all times be maintained in accordance with the requirements of all insurance carriers which provide insurance with respect to the Collateral so that such insurance shall remain in full force and effect.

4.10.    Inspection of Premises. At any time during the existence of an Event of Default, and otherwise at all reasonable times during normal business hours, Lender shall have full access to and the right to check, inspect and make abstracts and copies from any Loan Party’s books, records, audits, correspondence and all other papers relating to the Collateral and the operation of such Loan Party’s business. At any time during normal business hours and upon prior reasonable notice, from time to time, Lender and its agents may enter upon any of any Loan Party’s premises, for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of such Loan Party’s business; provided that if no Event of Default has occurred and is continuing, the Loan Parties shall not be required to reimburse Lender for more than one (1) such visit per twelve month period.

4.11.    Insurance.

(a)    Each Loan Party shall bear the full risk of any loss of any nature whatsoever with respect to the Collateral. At Loan Parties’ own cost and expense in amounts and with carriers reasonably acceptable to Lender, each Loan Party shall (i) keep all its insurable properties and properties in which such Loan Party has an interest insured against such hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to such Loan Party including, without limitation, business interruption insurance; (ii) maintain public liability insurance against claims for personal injury, death or property damage suffered by others; (iii) maintain all such worker’s compensation or similar insurance as may be required under the Applicable Laws of any state or jurisdiction in which such Loan Party is engaged in business; and (iv) furnish Lender with (A) copies of insurance certificates evidencing the maintenance of such policies by the renewal thereof at least thirty (30) days before any expiration date, (B) appropriate additional insured endorsements in form and substance reasonably satisfactory to Lender, naming Lender as an additional insured as its interests may appear with respect to all insurance coverage referred to in clause (ii) above, and providing that such policy may not be cancelled, amended or terminated unless at least thirty (30) days’ prior written notice (ten (10) days’ notice for nonpayment of premium) is given to Lender, and (C) appropriate lender loss payable endorsements in form and substance reasonably satisfactory to Lender, naming Lender as a lender loss payee as its interests may appear with respect to all insurance coverage referred to in clause (i), and providing (x) that all proceeds thereunder shall be payable to Lender, (y) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy other than nonpayment of premiums, and (z) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days’ prior written notice (ten (10) days’ notice for non-payment of premium) is given to Lender.

(b)    After the occurrence and during the continuation of an Event of Default, in the event of any loss with respect to property, (i) the carriers providing such insurance coverage hereby are directed by Lender and Loan Parties to make payment for such loss to Lender and not to Loan Parties and Lender jointly, (ii) if any insurance losses are paid by check, draft or other instrument payable to Loan Parties and Lender jointly, Lender may endorse the applicable Loan Party’s name thereon and do such other things as Lender may deem advisable to reduce the same to cash, (iii) Lender is hereby authorized to adjust and compromise claims under such insurance coverage, and (iv) all loss recoveries received by Lender upon any such insurance may be applied to the Obligations, in such order as Lender in its Permitted Discretion shall determine. Any surplus shall be paid by Lender to Loan Parties or applied as may be otherwise required by law. Any deficiency thereon shall be paid by Loan Parties to Lender, on demand.

(c)    Without limiting the generality of the foregoing, in connection with any Mortgaged Real Property, if such Mortgaged Real Property is now or hereafter located in an area identified by the Director of the Federal Emergency Management Agency as a special flood hazard area, described in 12 C.F.R. § 22.2, pursuant to the terms of the National Flood Insurance Act of 1968, or the Flood Disaster Protection Act of 1973, as same may have been amended to date, Loan Parties shall, prior to such Mortgaged Real Property becoming subject to a mortgage in favor of Lender (or with respect to any Real Property not known to be in a special flood hazard area at the time such Real Property becomes subject to such a mortgage, within forty-five (45) days after determining it is in a special flood hazard area, whether by notice from Lender or through other means), keep the improvements on the Mortgaged Real Property insured against loss by flood in an amount at least equal to the value of the property located on such Mortgaged Real Property or the maximum limit of coverage available with respect to such improvements under said Act, whichever is less, and in a company or companies to be approved by Lender; provided, however, federal flood insurance shall not be required for (x) Real Properties not located in a special flood hazard area, or (y) Real Properties located in a special flood hazard area in a community that does not participate in the National Flood Insurance Program. Unless Loan Parties provide Lender with evidence of the insurance coverage required by this Agreement within forty-five (45) days after Loan Parties receives notice from Lender that a Real Property is in a special flood hazard area, Lender in its reasonable determination may purchase flood insurance at the Loan Parties’ expense to protect Lender’s interests in Loan Parties’ Real Property. This insurance may, but need not, protect Loan Parties’ interests. The coverage that Lender purchases may not pay any claim that a Loan Party makes or any claim that is made against a Loan Party in connection with said Real Property. Loan Parties may later cancel any insurance purchased by Lender, but only after providing Lender with evidence that there has been obtained insurance as required by this Agreement. If Lender purchases insurance, Loan Parties will be responsible for the costs of that insurance, including interest and any other charges Lender may impose in connection with the placement of insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance shall be added to the Obligations. The costs of the insurance may be more than the cost of insurance Loan Parties may be able to obtain on their own.

4.12.    Failure to Pay Insurance. If any Loan Party fails to obtain insurance as hereinabove provided, or to keep the same in force, Lender, if Lender so elects, may obtain such insurance and pay the premium therefor for Borrowers’ Account, and charge Borrowers’ Account therefor and such expenses so paid shall be part of the Obligations.

4.13.    Payment of Taxes. Each Loan Party will pay, when due (after giving effect to any extensions thereof), all material taxes, assessments and other Charges lawfully levied or assessed upon such Loan Party or any of the Collateral including, without limitation, real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes. If any tax by any Governmental Body is or may be imposed on or as a result of any transaction between a Loan Party and Lender which Lender may be required to withhold or pay or if any taxes, assessments, or other Charges remain unpaid after the date fixed for their payment, or if any claim shall be made which, in Lender’s reasonable opinion, may possibly create a valid Lien on the Collateral, Lender may without prior notice to any Loan Party pay the taxes, assessments or other Charges and each Loan Party hereby indemnifies and holds Lender harmless in respect thereof. Lender shall provide Loan Parties with prompt notice of any payment of taxes, assessments or other Charges pursuant to this Section 4.13; provided, however, that failure to give such notice shall not affect the validity of such action. Notwithstanding the foregoing, Lender will not pay any taxes, assessments or Charges to the extent that any Loan Party has contested or disputed those taxes, assessments or Charges in good faith, by expeditious protest, administrative or judicial appeal or similar proceeding; provided, that, any related tax lien is stayed and sufficient reserves are established to the reasonable satisfaction of Lender to protect Lender’s security interest in or Lien on the Collateral. The amount of any payment by Lender under this Section 4.13 shall be charged to Borrowers’ Account as a Revolving Advance maintained as a Base Rate Loan and added to the Obligations and, until Loan Parties shall furnish Lender with an indemnity therefor (or supply Lender with evidence satisfactory to Lender that due provision for the payment thereof has been made), Lender may hold without interest any balance standing to Borrower’s credit and Lender shall retain its security interest in any and all Collateral held by Lender.

4.14.    Payment of Leasehold Obligations. Each Loan Party shall at all times pay, when and as due, its rental obligations under all leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect and, at Lender’s reasonable request will provide evidence of having done so.

4.15.    Receivables.

(a)    Nature of Receivables. Each of the Receivables shall be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of a Loan Party, or work, labor or services theretofore rendered by a Loan Party as of the date each Receivable is created. Same shall be due and owing in accordance with such Loan Party’s standard terms of sale (if any) without dispute, setoff or counterclaim except as may be stated on the accounts receivable schedules delivered by Borrowers to Lender.

(b)    Solvency of Customers. Each Customer, to the Loan Parties’ knowledge, as of the date each Receivable is created, is solvent and able to pay all Receivables on which the Customer is obligated in full when due, or with respect to any Customer of a Loan Party who is not solvent, such Loan Party will set up on its books and in its financial records bad debt reserves adequate to cover such Receivables.

(c)    Locations of Loan Parties. Each Loan Party’s chief executive office is located at the address set forth in item 7 of the Perfection Certificate. Until written notice is given to Lender by Loan Parties of any other office at which such Loan Party keeps its records pertaining to Receivables, all such records shall be kept at such executive office or at such other locations set forth in item 8 of the Perfection Certificate.

(d)    Collection of Receivables. Until Loan Parties’ authority to do so is terminated by Lender (which notice Lender may only give at any time following the occurrence and during the continuation of a Cash Dominion Trigger Period), each Loan Party will, at such Loan Party’s sole cost and expense, but on Lender’s behalf and for Lender’s account, collect and hold in trust for Lender all amounts received on Receivables, and shall not commingle such collections with such Loan Party’s funds or use the same except to pay Obligations or as otherwise permitted by this Agreement. Each Loan Party shall promptly, upon request of Lender, deliver to Lender, or deposit in the Blocked Account, in original form, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness.

(e)    Notification of Assignment of Receivables. Lender shall, following the occurrence and during the continuation of an Event of Default, have the right to send notice of the assignment of, and Lender’s security interest in, the Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral. Thereafter, so long as an Event of Default is continuing, Lender shall have the sole right to collect the Receivables, take possession of the Collateral, or both. Lender’s actual collection expenses, including, but not limited to, stationery and postage, telephone and telecopy, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to Borrowers’ Account and added to the Obligations.

(f)    Power of Lender to Act on Loan Parties’ Behalf. Following the occurrence and during the continuance of an Event of Default, Lender shall have the right to receive, endorse, assign and/or deliver in the name of Lender or any Loan Party any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and each Loan Party hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Each Loan Party hereby constitutes Lender or Lender’s designee as such Loan Party’s attorney with power, following the occurrence and during the continuance of an Event of Default (or at any time with respect to clause (iii) or (iv) below), (i) to endorse such Loan Party’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (ii) to sign such Loan Party’s name on any invoice or bill of lading relating to any of the Receivables, drafts against Customers, assignments and verifications of Receivables; (iii) to send verifications of Receivables to any Customer; (iv) to sign such Loan Party’s name on all financing statements or any other documents or instruments deemed necessary or appropriate by Lender to preserve, protect, or perfect Lender’s interest in the Collateral and to file same; (v) to demand payment of the Receivables; (vi) to enforce payment of the Receivables by legal proceedings or otherwise; (vii) to exercise all of such Loan Party’s rights and remedies with respect to the collection of the Receivables and any other Collateral; (viii) to settle, adjust, compromise, extend or renew the Receivables; (ix) to settle, adjust or compromise any legal proceedings brought to collect Receivables; (x) to prepare, file and sign such Loan Party’s name on a proof of claim in bankruptcy or similar document against any Customer; (xi) to prepare, file and sign such Loan Party’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables; and (xii) to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment); this power being coupled with an interest is irrevocable while any of the Obligations (other than (I) contingent indemnification obligations, if any, to the extent no unsatisfied claim giving rise thereto has been asserted and (II) Letters of Credit that have been cash collateralized as contemplated by Section 3.2(b)) remain unpaid. Following the occurrence and during the continuation of an Event of Default, Lender shall have the right to change the address for delivery of mail addressed to any Loan Party to such address as Lender may designate and to receive, open and dispose of all mail addressed to any Loan Party. Lender shall provide Loan Parties with prompt notice of any action taken pursuant to this Section 4.15(f); provided, however, that failure to give such notice shall not affect the validity of such action.

(g)    No Liability. Lender shall not, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom. Following the occurrence and during the continuation of an Event of Default, Lender (i) may, without notice or consent from Borrowers, sue upon or otherwise collect, extend the time of payment of, compromise or settle for cash, credit or upon any terms any of the Receivables or any other securities, instruments or insurance applicable thereto and/or release any obligor thereof and (ii) is authorized and empowered to accept the return of the goods represented by any of the Receivables, without notice to or consent by Borrowers, all without discharging or in any way affecting Borrowers’ liability hereunder.

(h)    Establishment of a Lockbox Account, Dominion Account. The Loan Parties shall establish a lockbox account, dominion account or such other blocked account at HSBC or any other bank agreed to by Lender (collectively, the “Blocked Accounts”) in the applicable Loan Party’s name with such banks (“Blocked Account Banks”) as are reasonably acceptable to Lender. All account debtors or other payment obligors of such Loan Party shall be directed to directly remit all payments on such Loan Party’s Receivables directly to a Blocked Account and such Loan Party will immediately deposit in a Blocked Account all payments received from Customers or made for Inventory or other payments constituting proceeds of Collateral received by such Loan Party in the identical form in which such payment was made, whether by cash or check. Loan Parties, Lender and such Blocked Account Bank shall enter into a Control Agreement directing said Blocked Account Bank to transfer such funds so deposited on a daily basis to an operating deposit account maintained by the Loan Parties at HSBC (the “Operating Account”); provided that after notice from Lender (which notice Lender agrees not to provide unless a Cash Dominion Trigger Period is in effect) Lender may direct such Blocked Account Bank to transfer funds deposited in any Blocked Account to any account maintained by Lender at said Blocked Account Bank or by wire transfer to appropriate account(s) of Lender for application to the Obligations; provided, further that, if HSBC is the Blocked Account Bank such agreement shall not be required and this Agreement shall constitute an irrevocable direction from Loan Parties to HSBC, to (x) at any time that a Cash Dominion Trigger Period or Event of Default is not in effect, transfer all amounts credited to a Blocked Account to the Operating Account on a daily basis by the close of business on each Business Day and (y) during the continuation of any Cash Dominion Trigger Period or Event of Default only, to apply all amounts credited to a Blocked Account to the Obligations. HSBC shall have sole dominion and control over the Blocked Accounts. All funds deposited in a Blocked Account shall immediately become subject to the Lien of Lender, subject to the terms hereof, and each Loan Party shall obtain the agreement by such Blocked Account Bank to waive any offset rights against the funds so deposited (other than customary offset rights in the normal course of business), unless HSBC is the Blocked Account Bank. Lender does not assume any responsibility for any Blocked Account arrangement with banks other than Lender, including without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder. Loan Parties shall not maintain any deposit accounts (i) at institutions other than HSBC, other than Excluded Deposit Accounts, unless such deposit account is subject to a Control Agreement and (ii) at institutions located outside of the United States of America.

(i)    Adjustments. Loan Parties will not, without Lender’s consent (not to be unreasonably withheld or delayed), compromise or adjust any Receivables (or extend the time for payment thereof) or accept any returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been heretofore customary in the ordinary course of business of the Loan Parties; provided, that, the Loan Parties shall provide written notice to Lender of any such changes in the Loan Parties’ customary practices following the Closing Date.

(j)    Deposit Accounts. All deposit accounts (including all Blocked Accounts), securities accounts and investment accounts of each Loan Party as of the Closing Date are set forth on item 23 of the Perfection Certificate. No Loan Party shall open any new deposit account, securities account or investment account (other than an Excluded Deposit Account) unless (i) Loan Parties shall have given at least ten (10) days (or such shorter period as the Lender shall agree) prior written notice to Lender and (ii) if such account is to be maintained with a bank, depository institution or securities intermediary that is not HSBC, such bank, depository institution or securities intermediary, each applicable Loan Party and Lender shall first have entered into a Control Agreement.

4.16.    Inventory. To the extent Inventory held for sale or lease has been manufactured by a Loan Party, it has been and will be produced by such Loan Party in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders thereunder.

4.17.    Maintenance of Equipment. The Equipment shall be maintained in good operating condition and repair (reasonable wear and tear excepted) and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Equipment shall be maintained and preserved. The Loan Parties shall not use or operate the Equipment in violation of any applicable law, statute, ordinance, code, rule or regulation. The Loan Parties shall have the right to sell Equipment to the extent set forth in Section 4.3.

4.18.    Exculpation of Liability. Nothing herein contained shall be construed to constitute Lender as any Loan Party’s agent for any purpose whatsoever, nor shall Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof. Lender, whether by anything herein or in any assignment or otherwise, does not assume any Loan Party’s obligations under any contract or agreement assigned to Lender, and Lender shall not be responsible in any way for the performance by any Loan Party of any of the terms and conditions thereof.

4.19.    Environmental Matters.

(a)    Each Loan Party shall ensure that the Real Property remains in compliance with all Environmental Laws and they shall not place or permit to be placed any Hazardous Substances on any Real Property except as not prohibited by Applicable Law or appropriate Governmental Bodies, and except where any such noncompliance or placement could not reasonably be expected to have a Material Adverse Effect on the applicable Real Property.

(b)    Each Loan Party shall dispose of any and all Hazardous Waste generated at the Real Property only at facilities and with carriers that maintain valid permits under RCRA and any other applicable Environmental Laws except where the failure to do so could not reasonably be expected to have a Material Adverse Effect on the applicable Real Property. Each Loan Party shall use its best efforts to obtain certificates of disposal, such as hazardous waste manifest receipts, from all treatment, transport, storage or disposal facilities or operators employed by such Loan Party in connection with the transport or disposal of any Hazardous Waste generated at the Real Property except where the failure to do so could not reasonably be expected to have a Material Adverse Effect on the applicable Real Property.

(c)    In the event any Loan Party obtains, gives or receives notice of any Release or threat of Release of a reportable quantity of any Hazardous Substances at the Real Property (any such event being hereinafter referred to as a “Hazardous Discharge”) or receives any notice of material violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or material violation of Environmental Laws affecting the Real Property or such Loan Party’s interest therein (any of the foregoing is referred to herein as an “Environmental Complaint”) from any Person, including any state agency responsible in whole or in part for environmental matters in the state in which the Real Property is located or the United States Environmental Protection Agency (any such person or entity hereinafter the “Authority”), then such Loan Party shall, within five (5) Business Days, give written notice of same to Lender providing reasonable detail as to the facts and circumstances of which such Loan Party is aware giving rise to the Hazardous Discharge or Environmental Complaint. Such information is to be provided to allow Lender to protect its security interest in the Real Property (if any) and is not intended to create nor shall it create any obligation upon Lender with respect thereto.

(d)    Each Loan Party shall promptly forward to Lender copies of any material request for information, notification of potential liability, demand letter relating to potential responsibility with respect to the investigation or cleanup of Hazardous Substances at any other site owned, operated or used by such Loan Party to dispose of Hazardous Substances and shall continue to forward copies of correspondence between such Loan Party and the Authority regarding such claims to Lender until the claim is settled. Each Loan Party shall promptly forward to Lender copies of all material documents and reports concerning a Hazardous Discharge at the Real Property that such Loan Party is required to file under any Environmental Laws. Such information is to be provided solely to allow Lender to protect Lender’s security interest in the Real Property and the Collateral.

(e)    Each Loan Party shall respond to any Hazardous Discharge or Environmental Complaint within the time required by Applicable Law after notice of such Hazardous Discharge or Environmental Complaint and take all necessary action to safeguard the health of any Person and to avoid subjecting the Collateral or Real Property to any Lien. If any Loan Party shall fail to respond to any Hazardous Discharge or Environmental Complaint within the time required by Applicable Law or any Loan Party shall fail to comply with any of the requirements of any Environmental Laws, Lender may, but without the obligation to do so, for the sole purpose of protecting Lender’s interest in the Collateral: (A) give such notices or (B) enter onto the Real Property (or authorize third parties to enter onto the Real Property) and take such actions as Lender (or such third parties as directed by Lender ) reasonably deem necessary or advisable, to clean up, remove, mitigate or otherwise deal with any such Hazardous Discharge or Environmental Complaint. All reasonable costs and expenses incurred by Lender (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Revolving Interest Rate for Base Rate Loans constituting Revolving Advances shall be paid upon demand by Borrower, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement or any Other Document between Lender and any Loan Party.

(f)    Upon the written request of Lender from time to time, the Loan Parties shall provide Lender, as soon as reasonably practicable and at the Loan Parties’ expense, with an environmental site assessment or environmental audit report prepared by an environmental engineering firm acceptable in the reasonable opinion of Lender, to assess with a reasonable degree of certainty the existence of a Hazardous Discharge and the potential costs in connection with abatement, cleanup and removal of any Hazardous Substances found on, under, at or within the Real Property; provided, that Lender shall not request an environmental assessment or report unless, in its good faith and reasonable judgment, there is reason to believe that a Hazardous Discharge or material violation of Environmental Laws affecting the Real Property has occurred for which a Loan Party is or may be responsible. Any report or investigation of such Hazardous Discharge proposed and acceptable to an appropriate Authority that is charged to oversee the clean-up of such Hazardous Discharge shall be acceptable to Lender. If such estimates, individually or in the aggregate, exceed $100,000, Lender shall have the right to require the Loan Parties to post a bond, letter of credit or other security reasonably satisfactory to Lender to secure payment of these costs and expenses.

(g)    For purposes of Sections 4.19 and 5.7, all references to Real Property shall be deemed to include all of each Loan Party’s right, title and interest in and to its owned and leased premises.

4.20.    Financing Statements. Except as respects the financing statements filed by Lender with respect to the transactions contemplated under this Agreement and the financing statements described on Schedule 7.2, no financing statement covering any of the Collateral or any proceeds thereof is on file in any public office.

4.21.    Collateral Audits; Appraisals. At the written request of Lender in its Permitted Discretion, the Loan Parties shall permit Lender or one or more designees of Lender to perform such appraisals of Inventory, machinery and Equipment and other Collateral, field examinations, collateral analysis, monitoring or such other business analysis as required by Lender and shall in connection therewith provide Lender with access during normal business hours to all facilities and all books and records of the Lender required by Loan Parties to conduct such audits. Notwithstanding the foregoing, the Loan Parties shall not be required to reimburse Lender for more than one (1) field examination and one (1) inventory appraisal in any calendar year excluding any field examinations and inventory appraisals completed prior to the Closing Date; provided that, (i) Loan Parties shall reimburse the Lender for one (1) additional inventory appraisal during the first two (2) years of the Term following the Closing Date to the extent requested by Lender in its Permitted Discretion and (ii) if at any time during any calendar year Excess Liquidity is less than the greater of (x) $4,500,000 or (y) 20% of the Line Cap, Loan Parties shall be required to reimburse Lender for up to two (2) field examinations and two (2) inventory appraisals in such calendar year; provided, further, that, after the occurrence and during the continuance of an Event of Default, such limitations on Loan Parties’ obligation to reimburse Lender shall not apply and Loan Parties shall be required to reimburse Lender for all field examinations, collateral analysis, monitoring or such other business analysis and appraisals commenced during the continuance of an Event of Default.

V.	REPRESENTATIONS AND WARRANTIES.

Each Loan Party represents and warrants as follows:

5.1.    Authority. Each Loan Party has full power, authority and legal right to enter into this Agreement and the Other Documents and to perform all its Obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and of the Other Documents (a) are within such Loan Party’s company power, have been duly authorized, are not in contravention of Applicable Law or the terms of such Loan Party’s by-laws, operating agreement, certificate of incorporation, certificate of formation or other applicable documents relating to such Loan Party’s formation or to the conduct of such Loan Party’s business, and (b) will not conflict with nor result in any breach, in any material respect, in any of the provisions of or constitute a default under or result in the creation of any Lien (except Permitted Encumbrances) upon any asset of such Loan Party under the provisions of any Material Contract or other material instrument to which such Loan Party or its property is a party or by which it may be bound. This Agreement and the Other Documents, as applicable, constitute the legal, valid and binding obligation of such Loan Party, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

5.2.    Formation and Qualification.

(a)    Each Loan Party is duly formed or incorporated and in good standing under the laws of the State set forth in item 1 of the Perfection Certificate and is qualified to do business and is in good standing in the states in which qualification and good standing are necessary for such Loan Party to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect. As of the Closing Date, the exact State organizational identification number of each Loan Party is set forth in item 1 of the Perfection Certificate. As of the Closing Date, each Loan Party has delivered to Lender true and complete copies of its certificate of incorporation, certificate of formation, by-laws, operating agreement and stockholder’s agreement (or any other agreements among the equityholders of such Loan Party), as applicable, and will promptly notify Lender of any amendment or changes thereto.

(b)    All of the Subsidiaries of each Loan Party as of the Closing Date are listed on Schedule 5.2(b).

5.3.    Truthfulness of Representations and Warranties. All representations and warranties of each Loan Party contained in this Agreement and the Other Documents that are qualified as to materiality or Material Adverse Effect are true and correct, and all of the representations and warranties that are not so qualified are true and correct in all material respects, in each case, as of the date given, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the Transactions described therein or related thereto.

5.4.    Tax Returns. Each Loan Party’s federal tax identification number is set forth in item 1 of the Perfection Certificate. Each Loan Party has filed all federal, state and local income and other material tax returns and other reports each is required by law to file and has paid all taxes, assessments, fees and other governmental charges that are due and payable other than any such taxes, assessments, fees or other governmental charges which are being contested in good faith and by appropriate proceedings and with respect to which proper reserves have been taken by such Loan Party. Federal, state and local income tax returns of each Loan Party that are required by Applicable Law to have been filed have been filed by such Loan Party for all fiscal years prior to and including the fiscal year ending June 30, 2021. The provision for taxes on the books of each Loan Party are adequate for all years not closed by applicable statutes, and for its current fiscal year, and no Loan Party has any knowledge of any deficiency or additional assessment in connection therewith not provided for on its books.

5.5.    Financial Statements.

(a)    The pro forma balance sheet of (i) L.S. Starrett and its North American Subsidiaries on a consolidated basis and (ii) L.S. Starrett and its Subsidiaries on a consolidated basis, each dated as of the Closing Date (collectively, the “Pro Forma Balance Sheet”) furnished to Lender by Borrowers, reflects the consummation of the transactions contemplated under this Agreement (the “Transactions”) and is accurate, complete and correct in all material respects and fairly reflects the financial condition of L.S. Starrett and its North American Subsidiaries on a consolidated basis and L.S. Starrett and its Subsidiaries on a consolidated basis, as applicable, as of the Closing Date after giving effect to the Transactions. The Pro Forma Balance Sheet has been certified as accurate, complete and correct in all material respects by a Responsible Officer of Borrowing Agent. All financial statements referred to in this Section 5.5(a), including the related schedules and notes thereto, if any, have been prepared, in accordance with GAAP, subject to the absence of footnotes and year-end adjustments and except as may otherwise be disclosed in such financial statements.

(b)    The projected financial statements of L.S. Starrett and its Subsidiaries on a consolidated and consolidating basis for the period of the fiscal year ended June 30, 2022 through and including the fiscal year ended June 30, 2024, (the “Projections”), prepared on a monthly basis for the first year after the Closing Date and annually thereafter, were prepared by a Responsible Officer of Borrowing Agent, are based on underlying assumptions which provide a reasonable basis for the projections contained therein and reflect Borrowing Agent’s judgment based on present circumstances of the most likely set of conditions and course of action for the projected period. The Projections together with the Pro Forma Balance Sheet, are referred to as the “Pro Forma Financial Statements”.

(c)    The audited balance sheet of L.S. Starrett and its Subsidiaries on a consolidated and consolidating basis as of June 30, 2021, and the related statements of income, changes in stockholder’s equity, and changes in cash flow for the period ended on such date, all accompanied by reports thereon containing opinions without qualification by independent certified public accountants, copies of which have been delivered to Lender, have been prepared in accordance with GAAP, consistently applied (except for changes in application in which such accountants concur and present fairly the financial position of L.S. Starrett and its Subsidiaries on a consolidated basis at such date and the results of its operations for such period). Since June 30, 2021, there has been no change in the condition, financial or otherwise, of L.S. Starrett and its Subsidiaries, taken as a whole, which could reasonably be expected to have a Material Adverse Effect individually or in the aggregate.

5.6.    Entity Name. The exact name of each Loan Party is set forth in item 1 of the Perfection Certificate. As of the Closing Date, no Loan Party has been known by any other corporate, limited liability company or partnership name in the past five years and no Loan Party sells Inventory under any other name except as set forth in items 3, 4, or 5 of the Perfection Certificate, nor has any Loan Party been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years, except as set forth in item 4 of the Perfection Certificate.

5.7.    O.S.H.A. and Environmental Compliance.

(a)    Each Loan Party has duly complied with, and its facilities, business, assets, property, leaseholds and Equipment are in compliance, in all material respects, with the provisions of the Federal Occupational Safety and Health Act and all Environmental Laws. None of the Loan Parties have received any written notice or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law or other communication from any Person (including but not limited to a Governmental Body) relating to Hazardous Substances or remediation thereof, of possible liability of any Person pursuant to any Environmental Law, other environmental conditions in connection with any Real Property or any actual or potential administrative or judicial proceedings in connection with any Real Property. None of the Loan Parties nor any of the Real Property is the subject of any claims, investigations, liens, demands, or judicial, administrative or arbitral proceedings pending or, to the knowledge of any Loan Party, threatened in writing, under any Environmental Law the effect of which would be to impose liability on any Loan Party under such Environmental Law or to revoke or modify any environmental permit held by any of the Loan Parties.

(b)    The Loan Parties have obtained all required federal, state and local licenses, certificates or permits required by applicable Environmental Laws, except where the failure to obtain any such certificates or permits could not reasonably be expected to have a Material Adverse Effect on the applicable Real Property.

(c)    (i) There are no visible signs of releases, spills, discharges, leaks or disposal (each, a “Release”) of Hazardous Substances at, upon, under or within any Real Property; (ii) there are no underground storage tanks or polychlorinated biphenyls on any Real Property; (iii) the Real Property has never been used as a treatment, storage or disposal facility of Hazardous Waste; and (iv) no Hazardous Substances are present on any Real Property, excepting such quantities as are handled in accordance with all applicable manufacturer’s instructions and governmental regulations and in proper storage containers and as are necessary or appropriate for the operation of the commercial business of each Loan Party or of its tenants, in each case except as could not reasonably be expected to have a Material Adverse Effect.

5.8.    Solvency; No Litigation, Violation, Indebtedness or Default.

(a)    After giving effect to the Transactions, the Loan Parties, taken as a whole, will be solvent, able to pay their debts as they mature, have capital sufficient to carry on their business and all businesses in which they are about to engage, and (i) as of the Closing Date, the fair present saleable value of the assets (calculated on a going concern basis) of the Loan Parties, taken as a whole, is in excess of the amount of their liabilities and (ii) immediately subsequent to the Closing Date, the fair saleable value of the assets of the Loan Parties (calculated on a going concern basis) will be in excess of the amount of their liabilities.

(b)    Except as disclosed in Schedule 5.8(b), no Loan Party has (i) any pending or threatened litigation, arbitration, actions or proceedings which could reasonably be expected to have a Material Adverse Effect, and (ii) any liabilities or Indebtedness for borrowed money other than the Obligations and as permitted by Section 7.8.

(c)    No Loan Party is in violation of any applicable statute, regulation or ordinance in any material respect, nor is any Loan Party in violation of any order of any court, Governmental Body or arbitration board or tribunal.

(d)    No Loan Party nor any member of the Controlled Group maintains or contributes to any Plan which is intended to be a qualified plan under Section 401(a) of the Code other than those listed on Schedule 5.8(d). Neither any Loan Party nor any member of the Controlled Group has ever contributed to or had an obligation to contribute to a Multiemployer Plan. Neither any Loan Party nor any member of the Control Group has or ever has maintained a defined benefit pension plan subject to the minimum funding requirements of Code Section 412 or ERISA Section 302. Except as set forth in Schedule 5.8(d), (i) no Pension Benefit Plan has incurred any “accumulated funding deficiency,” as defined in Section 302(a)(2) of ERISA and Section 412(a) of the Code, whether or not waived, and the Loan Parties and each member of the Controlled Group have met all applicable minimum funding requirements under Section 302 of ERISA in respect of each Pension Benefit Plan, (ii) each Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect is qualified under Section 401(a) of the Code and either received a favorable determination letter as to its qualification under the Code, or a favorable opinion letter as to qualification of the form of the Plan document under the Code, (iii) neither any Loan Party nor any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid, (iv) no Pension Benefit Plan has been terminated by the plan administrator thereof nor by the PBGC, and there is no occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Benefit Plan, (v) no Loan Party nor any member of the Controlled Group has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Plan, (vi) neither any Loan Party nor any member of a Controlled Group has incurred any material liability for any excise tax arising under Section 4980B of the Code, (vii) neither any Loan Party nor any member of the Controlled Group nor any fiduciary of, nor any trustee to, any Plan, has engaged in a non-exempt “prohibited transaction” described in Section 406 of ERISA or Section 4975 of the Code which would reasonably be expected to result in material liability to any Loan Party nor taken any action which would constitute or result in a Termination Event with respect to any Pension Benefit Plan which is subject to ERISA, (viii) each Loan Party and each member of the Controlled Group has made all contributions due and payable with respect to each Plan, (ix) there exists no event described in Section 4043(b) of ERISA, for which the thirty (30) day notice period contained in 29 CFR §2615.3 has not been waived with respect to any Pension Benefit Plan, (x) no Loan Party nor any member of the Controlled Group has any fiduciary responsibility for investments with respect to any employee benefit plan existing for the benefit of persons other than employees or former employees of a Loan Party and any member of the Controlled Group, and (xi) no Loan Party nor any member of the Controlled Group has withdrawn, completely or partially, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980.

5.9.    Patents, Trademarks, Copyrights and Licenses. All patents, patent applications, trademarks, trademark applications, service marks, service mark applications, copyright registrations, copyright applications, design rights, tradenames, assumed names, and licenses (other than off-the-shelf licenses) owned or utilized by any Loan Party are set forth on Schedule 5.9, are valid and constitute all of the intellectual property rights which are necessary for the operation of its business; there is no objection to or pending challenge to the validity of any such patent, trademark, copyright, design right, tradename or license, and no Loan Party is aware of any grounds for any challenge, except in each case as could not reasonably be expected to have a Material Adverse Effect. Each patent, patent application, patent license, trademark, trademark application, trademark license, service mark, service mark application, service mark license, copyright, copyright application and copyright license owned or held by any Loan Party and all trade secrets used by any Loan Party consist of original material or property developed by such Loan Party or was lawfully acquired by such Loan Party from the proper and lawful owner thereof. With respect to all software used by any Loan Party (other than commercially available software), such Loan Party is in possession of all source and object codes related to each piece of software or is the beneficiary of a source code escrow agreement, each such source code escrow agreement being listed on Schedule 5.9.

5.10.    Licenses and Permits. Each Loan Party (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state or local law or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to be in such compliance, or to procure such licenses or permits could reasonably be expected to have a Material Adverse Effect.

5.11.    No Defaults.

(a)    No Loan Party is in default in the payment of the principal of or interest on any Indebtedness or under any instrument or agreement under or subject to which any Indebtedness has been issued and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder.

(b)    No Default or Event of Default under this Agreement or any Other Document has occurred and is continuing.

5.12.    No Burdensome Restrictions. No Loan Party has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.

5.13.    No Labor Disputes. (i) No Loan Party is involved in any labor dispute, (ii) there are no strikes or walkouts or union organization of any Loan Party’s employees in existence or, to the knowledge of the Loan Parties, threatened and (iii) no collective bargaining, labor contract is scheduled to expire during the Term.

5.14.    Margin Regulations. No Loan Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the meaning of the quoted term under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Advance will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors.

5.15.    Investment Company Act. No Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended.

5.16.    Disclosure. No representation or warranty made by any Loan Party in this Agreement or in any financial statement, report, certificate or any other document furnished in connection herewith contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to any Loan Party which such Loan Party has not disclosed to Lender in writing with respect to the transactions contemplated by this Agreement which could reasonably be expected to have a Material Adverse Effect.

5.17.    Dormant Subsidiary. The Dormant Subsidiary does not have any assets (other than immaterial assets used for the performance of those activities permitted to be performed by Dormant Subsidiary pursuant to Section 7.19) or liabilities (other than those liabilities permitted to be incurred by Dormant Subsidiary pursuant to Section 7.19).

5.18.    Swaps. Except for Lender-Provided Hedges, no Loan Party is a party to, nor will it be a party to, any Interest Rate Hedge or foreign exchange transaction whereby such Loan Party has agreed or will agree to swap interest rates or currencies.

5.19.    Conflicts. No provision of any mortgage, indenture, contract, agreement, judgment, decree or order binding on any Loan Party or affecting the Collateral or any provision of applicable law of any Governmental Body conflicts with, or requires any Consent which has not already been obtained, or would in any way prevent the execution, delivery or performance of, the terms of this Agreement or the Other Documents.

5.20.    Application of Certain Laws and Regulations. No Loan Party is subject to any statute, rule or regulation which regulates the incurrence of any Indebtedness, including without limitation, statutes or regulations relative to common or interstate carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.

5.21.    Business and Property of Loan Parties. Upon and after the Closing Date, the Loan Parties do not propose to engage in any business other than the business of manufacturing industrial, professional and consumer measuring and cutting tools and related products. On the Closing Date, the Loan Parties will own or lease all the property and possess all of the rights and Consents necessary for the conduct of their business.

5.22.    Material Contracts. Schedule 5.22 contains a true, correct and complete list of all Material Contracts. Except as set forth on Schedule 5.22, each such contract is in full force and effect and no material defaults enforceable against any Loan Party exist thereunder. No Loan Party has received notice from any party to such contract stating that it intends to terminate such contract.

5.23.    Sanctions. None of the Loan Parties, any of their respective Subsidiaries, nor any director or officer, or Affiliate, or any employee, of the Loan Parties, or any agent acting on behalf of the Loan Parties in connection with this agreement, or any of their respective Subsidiaries is a Person that is, or is owned or controlled by Persons that are, (i) the subject of any sanctions administered or enforced by the US Department of the Treasury’s Office of Foreign Assets Control, the US Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, the Hong Kong Monetary Authority or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, including, without limitation, currently, Cuba, the Crimea region of Ukraine, Iran, North Korea, Sudan and Syria.

5.24.    Anti-Bribery. None of the Loan Parties or any of their respective Subsidiaries, nor to the knowledge of the Loan Parties, any director, officer, employee, Affiliate, or any agent (acting on behalf of the Loan Parties), of the Loan Parties, or other person acting on behalf of the Loan Parties or any of their respective Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of any applicable anti-bribery law, including but not limited to, the United Kingdom Bribery Act 2010 (the “UK Bribery Act”) and the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”). Furthermore, each Loan Party and, to the knowledge of each Loan Party, its Affiliates have conducted their businesses in compliance with the UK Bribery Act, the FCPA and similar laws, rules or regulations and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

5.25.    Intentionally Omitted.

5.26.    Ownership of Real Property; Liens. Each Loan Party and each of its Subsidiaries has good record title to, or valid leasehold interests in, or easements or other limited property interests in, all Real Property necessary in the ordinary conduct of its business, free and clear of all Liens other than Permitted Encumbrances and except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes. Each Mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected first priority lien on the applicable Mortgaged Real Property, free and clear of all Liens except Permitted Encumbrances and the Liens created by this Agreement and the Other Documents and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including any leases on the Mortgaged Real Property), all in accordance with the terms thereof, free and clear of all Liens except Permitted Encumbrances and the Liens created by this Agreement and the Other Documents. There are no claims for payment for work, labor or materials affecting any Mortgaged Real Property which are or may become a Lien prior to, or of equal priority with, the Liens created by this Agreement and the Other Documents.

5.27.    Beneficial Ownership. As of the Closing Date, the information included in each Beneficial Ownership Certification, if applicable, is true and correct in all respects.

VI.	AFFIRMATIVE COVENANTS.

Each Loan Party shall, and shall cause each of its Subsidiaries to, until payment in full in cash of the Obligations (other than (I) contingent indemnification obligations, if any, to the extent no unsatisfied claim giving rise thereto has been asserted and (II) Letters of Credit that have been cash collateralized as contemplated by Section 3.2(b)) and termination of this Agreement:

6.1.    Payment of Fees. Pay to Lender on demand all usual and customary fees and expenses which Lender incurs in connection with (a) the forwarding of Advance proceeds and (b) the establishment and maintenance of any Blocked Accounts as provided for in Section 4.15(h). Lender may, without making demand, charge Borrowers’ Account for all such fees and expenses.

6.2.    Conduct of Business and Maintenance of Existence and Assets. (i) Conduct continuously and operate actively its business according to good business practices consistent with past practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement), including, without limitation, any licenses, patents, copyrights, design rights, tradenames, trade secrets and trademarks useful or necessary in its business and take all actions necessary to enforce and protect the validity of any intellectual property right or other right included in the Collateral; (ii) keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect; and (iii) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States of America or any political subdivision thereof where the failure to do so could reasonably be expected to have a Material Adverse Effect.

6.3.    Violations. Promptly after becoming aware of the same notify Lender in writing of any violation of any law, statute, regulation or ordinance of any Governmental Body, or of any agency thereof, applicable to any Loan Party which could reasonably be expected to have a Material Adverse Effect.

6.4.    Government Receivables. At Lender’s request, take all steps necessary to protect Lender’s interest in the Collateral under the Federal Assignment of Claims Act or other applicable state or local statutes or ordinances with respect to all Receivables at any time arising out of sales to any governmental entity and deliver to Lender appropriately endorsed, any instrument or chattel paper connected with all Receivables at any time arising out of contracts between any Loan Party and the United States of America, any state or any department, agency or instrumentality of any of them.

6.5.    Execution of Supplemental Instruments. Execute and deliver to Lender from time to time, promptly following demand, such reasonable supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as Lender may reasonably request, in order that the full intent of this Agreement may be carried into effect.

6.6.    Payment of Indebtedness. Subject at all times to any applicable subordination arrangement in favor of Lender, pay, discharge or otherwise satisfy at or before maturity (subject, where applicable, to specified grace periods and, in the case of the trade payables, to normal payment practices) all its obligations and liabilities of whatever nature, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and Borrower shall have provided for such reserves as are proper and necessary in accordance with GAAP.

6.7.    Standards of Financial Statements. Cause all financial statements, projections and budgets referred to in Sections 9.7, 9.8, 9.10, 9.12 and 9.13 as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to normal year-end audit adjustments) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein.

6.8.    Financial Covenants.

(a)    North American Fixed Charge Coverage Ratio. Maintain a North American Fixed Charge Coverage Ratio as of the end of each fiscal quarter, commencing with the fiscal quarter ended June 30, 2022, with respect to the four fiscal quarters then ended, of not less than 1.0 to 1.0.

(b)    Global Fixed Charge Coverage Ratio. Maintain a Global Fixed Charge Coverage Ratio as of the end of each fiscal quarter ending June 30th and December 31st, commencing with the fiscal quarter ended June 30, 2022, with respect to the four fiscal quarters then ended, of not less than 1.0 to 1.0.

6.9.    Keepwell. Each Qualified ECP Loan Party, jointly and severally, hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by any Borrower or any Guarantor hereunder to honor all of such Person’s obligations under this Agreement in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 6.9 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 6.9, or otherwise under this Agreement, voidable under applicable law, including applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 6.9 shall remain in full force and effect until all of the Obligations and all other amounts payable under this Agreement (other than contingent indemnification obligations, if any, to the extent no unsatisfied claim giving rise thereto has been asserted) shall have been paid in full in cash, all Letters of Credit shall have expired, been terminated or been cash collateralized as contemplated by Section 3.2(b) and the Commitments shall have expired or been terminated. Each Qualified ECP Loan Party intends that this Section 6.9 constitute, and this Section 6.9 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Borrower and each Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

6.10.    Post-Closing Obligations. Complete the actions specified in Schedule 6.10 within the time periods specific therein, or such longer period of time that Lender may agree to in writing in its sole discretion.

6.11.    Compliance with Environmental Laws.

(a)    (i) Each Loan Party covenants and agrees that: there shall be no Releases of Hazardous Substances in, on, under or from any Real Property, except those that are (A) in compliance with all Environmental Laws and with environmental permits issued pursuant thereto (to the extent such Environmental permits are required by Environmental Law), (B) de-minimis amounts necessary to operate the applicable Real Property for the purposes set forth in this Agreement which will not result in an environmental condition in, on or under the applicable Real Property and which are otherwise permitted under and used in compliance with Environmental Law and (C) fully disclosed to Lender in writing; (ii) Each Loan Party shall keep the Real Property free and clear of all liens and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of any Loan Party or any other Person (the “Environmental Liens”); (iii) each Loan Party shall, at its sole cost and expense, fully and expeditiously cooperate in all activities pursuant to subsection (b) below, including but not limited to providing all relevant information and making knowledgeable persons available for interviews; (iv) each Loan Party shall, at its sole cost and expense, perform any environmental site assessment or other investigation of environmental conditions in connection with the Real Property, pursuant to any reasonable written request of Lender made in the event that Lender has reason to believe that an environmental hazard exists on the applicable Real Property (including but not limited to sampling, testing and analysis of soil, water, air, building materials and other materials and substances whether solid, liquid or gas), and share with Lender the reports and other results thereof, and Lender and other indemnified Person shall be entitled to rely on such reports and other results thereof; (v) each Loan Party shall, at its sole cost and expense, comply with all reasonable written requests of Lender made in the event that Lender has reason to believe that an environmental hazard exists on any Real Property and (A) reasonably effectuate remediation of any condition (including but not limited to a Release of a Hazardous Substance, on, under or from the Real Property; (B) comply with any Environmental Law; (C) comply with any directive from any Governmental Body; and (D) take any other reasonable action necessary or appropriate for protection of human health or the environment; (vi) No Loan Party shall do or allow any Person or other user of any Real Property to do any act that materially increases the dangers to human health or the environment, poses an unreasonable risk of harm to any Person (whether on or off any Real Property), impairs or may impair the value of any Real Property or is contrary to any requirement of any insurer, constitutes a public or private nuisance, constitutes waste, or violates any covenant, condition, agreement or easement applicable to any Real Property, except as could not reasonably be expected to have a Material Adverse Effect on the applicable Real Property; and (vii) Each Loan Party shall immediately notify Lender in writing of such Loan Party’s receipt of written notice of or obtaining knowledge of (A) any presence or Releases or threatened Releases of Hazardous Substances in, on, under, from or migrating towards any Real Property; (B) any non-compliance with any Environmental Laws related in any way to any Real Property; (C) any actual or potential Environmental Lien; (D) any required or proposed remediation of environmental conditions relating to any Real Property; and (E) any written or oral notice or other communication of which such Loan Party becomes aware from any source whatsoever (including but not limited to a Governmental Body) relating in any way to the release or potential release of Hazardous Substances or remediation thereof, likely to result in liability of any Person pursuant to any Environmental Law, other environmental conditions in connection with any Real Property, or any actual or potential administrative or judicial proceedings in connection with anything referred to in this Section.

(b)    In the event that Lender has reason to believe that an environmental hazard in violation of Environmental Laws exists on any Real Property that may, in Lender’s sole discretion, endanger any occupants of any Real Property or their guests or the general public or may materially and adversely affect the value of any Real Property, upon reasonable notice from Lender, the applicable Loan Party shall, at its expense, promptly cause an engineer or consultant satisfactory to Lender to conduct an environmental assessment or audit (the scope of which shall be determined in Lender’s sole and absolute discretion) and take any samples of soil, groundwater or other water, air, or building materials or any other invasive testing requested by Lender and promptly deliver the results of any such assessment, audit, sampling or other testing; provided, however, if such results are not delivered to Lender within a reasonable period or if Lender has reason to believe that an environmental hazard in violation of Environmental Laws exists on the Real Property that, in Lender’s sole judgment, endangers any occupant of the Real Property or its guests or the general public or may materially and adversely affect the value of the Real Property, upon reasonable notice to the applicable Loan Party, Lender and any other Person designated by Lender, including but not limited to any receiver, any representative of a Governmental Body and any environmental consultant, shall have the right, but not the obligation, to enter upon the Real Property at all reasonable times to assess any and all aspects of the environmental condition of the Real Property and its use, including but not limited to conducting any environmental assessment or audit (the scope of which shall be determined in Lender’s sole and absolute discretion) and taking samples of soil, groundwater or other water, air, or building materials, and reasonably conducting other invasive testing. The Loan Parties shall cooperate with and provide Lender and any such Person designated by Lender with access to the Real Property.

VII.	NEGATIVE COVENANTS.

No Loan Party nor any Subsidiary of any Loan Party shall, until satisfaction in full in cash of the Obligations (other than (I) contingent indemnification obligations, if any, to the extent no unsatisfied claim giving rise thereto has been asserted and (II) Letters of Credit that have been cash collateralized as contemplated by Section 3.2(b)) and termination of this Agreement:

7.1.    Merger, Consolidation, Acquisition and Sale of Assets.

(a)    Enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or Equity Interests of any Person or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) or permit any other Person to consolidate with or merge with it; provided, that, (i) any Subsidiary of a Loan Party that is not a Loan Party may merge or consolidate into a Loan Party, so long as the Loan Party is the surviving entity of such merger or consolidation, and (ii) any Loan Party may merge or consolidate into any other Loan Party, so long as, in the case of a merger or consolidation with a Borrower, a Borrower is the surviving entity of such merger or consolidation.

(b)    Sell, lease, transfer or otherwise dispose of any of its properties or assets, except in the ordinary course of its business and except as provided in Section 4.3.

7.2.    Creation of Liens; Negative Pledges. (a) Create or suffer to exist any Lien or transfer upon or against any of its property or assets now owned or hereafter acquired, except Permitted Encumbrances, or (b) enter into any agreement prohibiting the creation or assumption of any Lien upon its properties or assets now owned or hereafter acquired, except (i) customary provisions in leases, licenses and other contracts restricting the assignment thereof and (ii) restrictions imposed by any agreement relating to purchase money Indebtedness and Capital Leases permitted by this Agreement to the extent such restriction applies only to the property securing such Indebtedness or being leased, as applicable.

7.3.    Guarantees. Become liable upon the obligations of any Person by assumption, endorsement or guaranty thereof or otherwise except (i) to Lender, (ii) the endorsement of checks and other negotiable instruments in the ordinary course of business, (iii) guaranties by a Loan Party of the obligations of another Loan Party (provided, that, the primary obligations are not prohibited hereby), (iv) guaranties existing on the Closing Date and set forth on Schedule 7.3, and (v) any guaranty by a Loan Party of the obligations of the Brazilian Subsidiary owing to any affiliate of HSBC.

7.4.    Investments. Directly or indirectly make any Investment other than Permitted Investments.

7.5.    Divisions. Notwithstanding anything herein or any Other Document to the contrary, no Loan Party that is a limited liability company may divide itself into two or more limited liability companies or series thereof (pursuant to a “plan of division” as contemplated under the Delaware Limited Liability Company Act or otherwise) without the prior written consent of the Lender, except that any Loan Party that is a limited liability company may divide itself into two or more limited liability companies or series thereof (pursuant to a “plan of division” as contemplated under the Delaware Limited Liability Company Act or otherwise) without the prior written consent of the Lender so long as all such limited liability companies or series thereof are Borrowers (if the entity divided is a Borrower) or Guarantors (if the entity divided is a Guarantor) and such new Borrowers or new Guarantors, as applicable, comply with the obligations set forth in Section 7.12 and the other applicable further assurances obligations set forth in this Agreement and the Other Documents.

7.6.    Excess Pension Contributions. Make contributions or payment to any pension plan or the ESOP Plan in excess of the amounts required to be made by Applicable Law or the terms of such pension plan or the documents governing the ESOP Plan (“Excess Pension Contributions”); provided that Excess Pension Contributions shall be permitted in an aggregate amount not to exceed $7,000,000 per annum, so long as (i) no Default or Event of Default has occurred and is continuing or would exist after giving effect to any such Excess Pension Contribution, (ii) Excess Liquidity is greater than the greater of (a) 25.0% of the Line Cap and (b) $7,000,000, in either case, on a pro forma basis after giving effect to any such Excess Pension Contribution, (iii) the North American Fixed Charge Coverage Ratio (calculated as of the last day of the most recently ended fiscal quarter for which financial statements are required to be delivered pursuant to Section 9.8) is greater 1.10 to 1.0 calculated on a pro forma basis after giving effect to such Excess Pension Contribution, including the amount of the Excess Pension Contribution in such calculation and (iv) prior to the making of any such Excess Pension Contribution, a Responsible Officer of Borrowing Agent delivers a certificate to Lender demonstrating in reasonable detail the satisfaction of the foregoing conditions.

7.7.    Restricted Payments. Make any Restricted Payment; except that any Subsidiary of a Loan Party may pay dividends to such Loan Party or another Subsidiary of such Loan Party.

7.8.    Indebtedness. Create, incur, assume or suffer to exist any Indebtedness except Permitted Indebtedness.

7.9.    Nature of Business. Substantially change the nature of the business in which it is presently engaged, nor except as specifically permitted hereby purchase or invest, directly or indirectly, in any assets or property other than in the ordinary course of business for assets or property which are useful in and are to be used in its business as presently conducted or with respect to businesses reasonably related, complementary or ancillary thereto.

7.10.    Transactions with Affiliates. Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise deal with, any Affiliate, except (a) transactions disclosed in the ordinary course of business, on an arm’s-length basis on terms no less favorable than terms which would have been obtainable from a Person other than an Affiliate and (b) the payment of reasonable compensation and benefits in the ordinary course of business to members, officers and employees for services actually rendered to the Loan Parties.

7.11.    Intentionally Omitted.

7.12.    Subsidiaries.

(a)    Form or acquire any Domestic Subsidiary after the Closing Date unless (i) such Domestic Subsidiary is a wholly-owned Subsidiary of a Loan Party, (ii) such Domestic Subsidiary becomes either a Borrower or Guarantor hereunder, at Lender’s discretion, (iii) such Domestic Subsidiary grants Lender a perfected and first priority security interest in its assets (other than Excluded Property), and (iv) Lender shall have received all documents, including customary legal opinions and a Perfection Certificate, it may reasonably require to establish compliance with the foregoing conditions.

(b)    Enter into any partnership, joint venture or similar arrangement.

7.13.    Fiscal Year and Accounting Changes. Change its fiscal year from June 30 of each calendar year or make any change (i) in accounting treatment and reporting practices except as required by GAAP or (ii) in tax reporting treatment except as required by law.

7.14.    Pledge of Credit; Use of Proceeds. Now or hereafter pledge Lender’s credit on any purchases or for any purpose whatsoever or use any portion of any Advance in or for any business other than Loan Parties’ business as conducted on the date of this Agreement or with respect to businesses reasonably related, complementary or ancillary thereto.

7.15.    Amendment of Organizational Documents. Amend, modify or waive any term or provision of its certificate of incorporation (or certificate of formation) or by-laws (or operating agreement) or equivalent document, or any shareholders’ agreement, in each case in a manner materially adverse to Lender, unless required by law or otherwise with the prior written consent of Lender.

7.16.    Compliance with ERISA. (i) (x) Maintain, or permit any member of the Controlled Group to maintain, or (y) become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any Plan, other than an employee welfare plan as defined in § 3(1) of ERISA or those Plans disclosed on Schedule 5.8(d), (ii) engage, or permit any member of the Controlled Group to engage, in any non-exempt “prohibited transaction”, as that term is defined in section 406 of ERISA and Section 4975 of the Code, (iii) incur, or permit any member of the Controlled Group to incur, any “accumulated funding deficiency”, as that term is defined in Section 302 of ERISA or Section 412 of the Code, (iv) terminate, or permit any member of the Controlled Group to terminate, any Plan (other than an employee welfare plan as defined in § 3(1) of ERISA) where such event could result in any liability of Borrower or any member of the Controlled Group or the imposition of a lien on the property of Borrower or any member of the Controlled Group pursuant to Section 4068 of ERISA, (v) assume, or permit any member of the Controlled Group to assume, any obligation to contribute to any Multiemployer Plan not disclosed on Schedule 5.8(d), (vi) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan; (vii) fail promptly to notify Lender of the occurrence of any Termination Event, (viii) fail to comply, or permit a member of the Con‐trolled Group to fail to comply, with the requirements of ERISA or the Code or other Applicable Laws in respect of any Plan, (ix) fail to meet, or permit any member of the Controlled Group to fail to meet, all minimum funding requirements under ERISA or the Code or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect of any Plan.

7.17.    Prepayment of Indebtedness. At any time, directly or indirectly, prepay any Indebtedness (other than (a) to Lender, (b) to another Loan Party or (c) trade payables), or repurchase, redeem, retire or otherwise acquire any Indebtedness of any Loan Party, except as permitted by Sections 7.6 or 7.7.

7.18.    State of Organization. Change the State in which it is incorporated or otherwise organized, unless it has given Lender not less than ten (10) days prior written notice thereof.

7.19.    Dormant Subsidiary. Permit the Dormant Subsidiary to engage in any business or own any assets or have any liabilities; provided that each Dormant Subsidiary may engage in those activities that are incidental to (x) the maintenance of its corporate or limited liability company existence, as applicable, in compliance with applicable law and (y) legal, tax and accounting matters in connection with any of the foregoing activities.

7.20.    Sanctions; Anti-Bribery.

(a)    Borrowers will not, directly or indirectly, use the proceeds of the Advances or any Letter of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions or (ii) in any other manner that would result in a violation of Sanctions by any Lender or Issuer.

(b)    No part of the proceeds of the Advances or any Letter of Credit will be used, directly or indirectly, for any payments that could constitute a violation of any applicable anti-bribery law.

7.21.    Trading with the Enemy Act. Engage in any business or activity in violation of the Trading with the Enemy Act.

VIII.	CONDITIONS PRECEDENT.

8.1.    Conditions to Initial Advances. The agreement of Lender to make the initial Advances requested to be made on the Closing Date is subject to the satisfaction, or waiver by all Lender, immediately prior to or substantially concurrently with the making of such Advances, of the following conditions precedent:

(a)    Loan Agreement and Other Documents. Lender shall have received copies of this Agreement, the Notes and the Other Documents, each duly executed and delivered by an authorized officer of each applicable Loan Party party thereto;

(b)    Filings, Registrations, Recordings and Searches. Each document (including, without limitation, any UCC financing statement, termination statement or release) required by this Agreement, any related agreement or under law or reasonably requested by Lender to be filed, registered or recorded in order to create, in favor of Lender, a perfected first priority security interest in or lien upon the Collateral shall have been provided to Lender in proper form for filing or properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested. Lender shall also have received UCC, tax and judgment lien searches with respect to each Loan Party in such jurisdictions as Lender shall require, and the results of such searches shall be reasonably satisfactory to Lender;

(c)    Company Proceedings of Loan Parties. Lender shall have received a copy of the resolutions, in form and substance reasonably satisfactory to Lender, of the Board of Directors (or equivalent authority) of each Loan Party authorizing (i) the execution, delivery and performance of this Agreement and the Other Documents (collectively the “Documents”) and (ii) the granting by such Loan Party of the security interests in and liens upon the Collateral in each case certified by a Responsible Officer of such Loan Party as of the Closing Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

(d)    Incumbency Certificates of Loan Parties. Lender shall have received a certificate of an appropriate officer of each Loan Party, dated the Closing Date, as to the incumbency and signature of the officers of such Loan Party executing this Agreement, any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such officer;

(e)    Certificates. Lender shall have received a copy of the certificate of incorporation, certificate of organization or equivalent document of each Loan Party, and all amendments thereto, certified by the Secretary of State or other appropriate official of its jurisdiction of organization together with copies of the bylaws or operating agreement, as applicable, of each Loan Party and all other agreements of such Loan Party’s equityholders certified as accurate and complete by a Responsible Officer of such Loan Party;

(f)    Good Standing Certificates. Lender shall have received good standing certificates for each Loan Party dated not more than thirty (30) days prior to the Closing Date, issued by the Secretary of State or other appropriate official of the applicable Loan Party’s jurisdiction of organization and each jurisdiction where the conduct of such Loan Party’s business activities or the ownership of its properties necessitates qualification;

(g)    Legal Opinion. Lender shall have received an executed legal opinion of Hackett Feinberg, P.C. in form and substance reasonably satisfactory to Lender which shall cover such customary matters incident to the transactions contemplated by this Agreement and the Other Documents as Lender may reasonably require, and the Loan Parties hereby authorize and direct counsel to deliver such opinion to Lender;

(h)    No Litigation. (i) No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against any Loan Party or against the officers or directors of Loan Party (A) in connection with this Agreement and/or the Other Documents or any of the transactions contemplated thereby or (B) which could reasonably be expected to have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to Borrowers or the conduct of their business or inconsistent with the due consummation of the Transactions shall have been issued by any Governmental Body;

(i)    Solvency Certificates. Lender shall have received an executed solvency certificate in form and substance satisfactory to Lender.

(j)    Collateral Examination. Lender shall have completed Collateral examinations and received appraisals, the results of which shall be satisfactory in form and substance to Lender, of the machinery, Equipment, Inventory, Real Property and Receivables of Borrowers and all books and records in connection therewith;

(k)    Fees and Expenses. Lender shall have received all fees payable to Lender on or prior to the Closing Date pursuant to Article III and all other fees and expenses incurred by Lender on or prior to the Closing Date;

(l)    Pro Forma Financial Statements/Audited Financial Statements. Lender shall have received (i) a copy of the Pro Forma Financial Statements, (ii) copy of internally prepared financial statements for the fiscal month ended March 31, 2022 for each of (x) L.S. Starrett and its North American Subsidiaries on a consolidated and consolidating basis and (y) L.S. Starrett and its Subsidiaries on a consolidated and consolidating basis and (iii) a copy of the audited financial statements of L.S. Starrett and its Subsidiaries on a consolidated and consolidating basis for the fiscal year ended June 30, 2021, which shall, in each case, be reasonably satisfactory in all respects to Lender;

(m)    Indebtedness. All Indebtedness of Loan Parties not expressly permitted hereunder (including without limitation all Indebtedness owing to TD Bank, N.A.) shall have been terminated or paid in full prior to or substantially contemporaneously with the funding of the initial Advances and any Liens on the assets of the Loan Parties securing such Indebtedness shall have been (or substantially contemporaneously with the funding of the initial Advances shall be) terminated;

(n)    Insurance. Lender shall have received, in form and substance satisfactory to Lender, (i) a certificate of property insurance and lender loss payable endorsement naming Lender as lender loss payee and (ii) a liability insurance certificate and additional insured endorsement naming Lender as an additional insured;

(o)    Mortgaged Real Property Deliverables. Lender shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Real Property duly executed and delivered by the applicable Loan Party, (ii) a title insurance policy or a marked-up commitment or signed pro forma thereof for each Mortgaged Real Property available in the applicable jurisdiction (each a “Mortgage Policy”) insuring the Lien of the applicable Mortgage as a valid first priority Lien on the property described therein, free of any other Liens, other than Permitted Encumbrances, together with such endorsements, coinsurance and reinsurance and in such amounts as Lender may reasonably request and which are available at commercially reasonable rates in the jurisdiction where each Mortgaged Real Property is located, (iii) a completed Life-of-Loan Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Real Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the applicable Loan Party if any improvements on the applicable Mortgaged Real Property are located within an area designated a “special flood hazard area”), and if any improvements on the applicable Mortgaged Real Property are so located in a “special flood hazard area,” a copy of, or a certificate as to coverage under, and a copy of the flood insurance policy and a declaration page relating to, the insurance policies required by Section 4.11 and the applicable provisions of the Loan Documents and shall be in form and substance reasonably satisfactory to the Lender, (iv) either ALTA surveys in form and substance reasonably acceptable to the Lender or such existing surveys together with no change affidavits sufficient for the title company to remove all standard survey exceptions from the Mortgage Policy and issue the endorsements required in (ii) above to the extent such coverage and endorsements are available in the applicable jurisdictions and at commercially reasonable rates, (v) copies of any existing abstracts and existing appraisals, (vi) opinions, addressed to the Lender, from local counsel in the applicable jurisdiction (I) where each Mortgaged Real Property is located regarding the enforceability of the Mortgage and (II) where the applicable Loan Party granting each Mortgage on each Mortgaged Real Property is organized, regarding the due authorization, execution and delivery of each Mortgage, and in each case, such other matters as may be in form and substance reasonably satisfactory to the Lender, (vii) evidence reasonably acceptable to the Lender of payment by obligors of all Mortgage Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of each Mortgage and issuance of each Mortgage Policy referred to above, (viii) evidence reasonably acceptable to Lender that each Mortgaged Real Property is in compliance with all applicable zoning codes and ordinances, (ix) a Phase I Site Assessment Report in form and substance satisfactory to Lender with respect to each Mortgaged Real Property, and (x) such other documents as Lender may reasonably request with respect to each Mortgaged Real Property.

(p)    Payment Instructions. Lender shall have received written instructions from Borrowers directing the application of proceeds of the initial Advances made pursuant to this Agreement;

(q)    Consents. Loan Parties shall have obtained any and all Consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the Other Documents and Lender shall have received such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as Lender and its counsel shall deem reasonably necessary;

(r)    No Material Adverse Change. (i) Since June 30, 2021, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect; and (ii) no representations made or information supplied to Lender shall have been proven to be inaccurate or misleading in any material respect;

(s)    Blocked Accounts. Lender shall have received duly executed Blocked Account agreements with respect to deposit accounts of Loan Parties maintained at banks other than HSBC;

(t)    Third Party Agreements and Consents. Loan Parties shall have used commercially reasonable efforts to deliver to Lender all landlord, warehouseman, processor and freight forwarder agreements, waivers and consents and intellectual property licensor consents or assignments required by, and satisfactory to, Lender;

(u)    Intentionally omitted.

(v)    Closing Certificate. Lender shall have received a closing certificate signed by a Responsible Officer of Borrowing Agent dated as of the date hereof, stating that (i) all representations and warranties set forth in this Agreement and the Other Documents are true and correct in all material respects (without duplication of any materiality qualifier) on and as of such date or if made as of an earlier date, true and correct in all material respects (without duplication of any materiality qualifier) as of such earlier date, and (ii) on such date no Default or Event of Default has occurred or is continuing or would result from the consummation of the Transactions;

(w)    Borrowing Base. Lender shall have received a duly executed pro forma Borrowing Base Certificate which shall indicate that the Formula Amount is sufficient to support Advances in the amount requested by Borrowers on the Closing Date;

(x)    Control Agreements. Lender shall have received Control Agreements with respect to all Collateral in which a security interest may be perfected by means of control under the UCC;

(y)    Excess Liquidity. After giving effect to the initial Advances hereunder, Borrowers shall have Excess Liquidity of at least 20.0% of the Line Cap;

(z)    Pledge Agreement. Lender shall have received the Pledge Agreement, executed and in form and substance satisfactory to Lender together with the promissory notes and share certificates referred to therein and stock powers relating thereto;

(aa)    KYC. Lender shall have received all information requested by Lender under applicable “know your customer” and anti-money laundering rules and regulations, including a Beneficial Ownership Certification; and

(bb)    Other. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the Transactions shall be satisfactory in form and substance to Lender and its counsel.

8.2.    Conditions to Each Advance. The agreement of Lender to make any Advance requested to be made on any date (including, without limitation, the initial Advance, but excluding Advances, the proceeds of which are to reimburse Lender for amounts drawn under a Letter of Credit), is subject to the satisfaction or waiver by Lender of the following conditions precedent as of the date such Advance is made:

(a)    Representations and Warranties. Each of the representations and warranties made by Loan Parties in or pursuant to this Agreement or any Other Document shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such date as if made on and as of such date except to the extent such representations or warranties are limited by their terms to a specific date (in which case such representation or warranty shall be true and correct on and as of such earlier date in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date);

(b)    No Default. No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date; provided, however that Lender, in its sole discretion, may continue to make Advances notwithstanding the existence of an Event of Default or Default and any Advances so made shall not be deemed a waiver of any such Event of Default or Default;

(c)    No Material Adverse Change. No change in Borrowers’ condition or affairs (financial or otherwise) having occurred which Lender determined, in its Permitted Discretion, has had a Material Adverse Effect;

(d)    Maximum Revolving Advances. In the case of any Revolving Advances requested to be made, after giving effect thereto, the aggregate Revolving Advances then outstanding shall not exceed the maximum amount of Revolving Advances permitted under Sections 2.1 and 2.5;

(e)    Maximum Letters of Credit. In the case of any Letters of Credit requested to be made, after giving effect thereto, the aggregate face amount and reimbursement obligations outstanding in respect of Letters of Credit shall not exceed the maximum amount permitted under Section 2.9;

(f)    Capex Loans. In the case of any CapEx Loans requested to be made, Lender shall have received (i) a copy of the invoice relating to the Eligible Equipment and Machinery being purchased and (ii) such other documentation and evidence that Lender may reasonably request; and

(g)    Notice of Borrowing. In the case of any Revolving Advances, Borrowing Agent shall have delivered to Lender a Notice of Borrowing in accordance with Section 2.2.

Each request for an Advance by Borrowers hereunder shall constitute a representation and warranty by Borrowers as of the date of such Advance that the conditions contained in this subsection shall have been satisfied.

IX.	INFORMATION AS TO LOAN PARTIES.

Loan Parties shall, until satisfaction in full of the Obligations (other than (I) contingent indemnification obligations, if any, to the extent no unsatisfied claim giving rise thereto has been asserted and (II) Letters of Credit that have been cash collateralized as contemplated by Section 3.2(b)) and the termination of this Agreement:

9.1.    Disclosure of Material Matters. Promptly upon learning thereof, report to Lender all matters materially affecting the value, enforceability or collectability of any portion of the Collateral including, without limitation, any Loan Party’s reclamation or repossession of, or the return to any Loan Party of, a material amount of goods or claims or disputes asserted by any Customer or other obligor.

9.2.    Schedules.

(a)    Deliver to Lender, on or before the twentieth (20th) day of each month as and for the prior month (or, during a Reporting Trigger Period, weekly on Wednesday of each week as and for the period of the prior week), (i) a Borrowing Base Certificate (which shall be calculated as of the last day of the immediately preceding month (or, week, if a Reporting Trigger Period is in effect) and which shall not be binding upon Lender or restrictive of Lender’s rights under this Agreement), (ii) accounts receivable agings, (iii) accounts payable agings, and (iv) Inventory reports (aged by date of receipt). In addition, Borrowing Agent shall deliver to Lender at such intervals as Lender may require or at any time in connection with a field examination performed by or on behalf of Lender: (i) confirmatory assignment schedules, (ii) copies of Customer’s invoices, (iii) evidence of shipment or delivery and (iv) such further schedules, documents and/or information regarding the Collateral as Lender may require including, without limitation, trial balances and test verifications. Lender shall have the right to confirm and verify all Receivables by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interests hereunder.

(b)    At any time during a Rollforward Trigger Period, deliver to Lender monthly, on the first day of each month as of the fifteenth (15th) day of the prior month, a roll forward of Receivables balances; provided that if a Reporting Trigger Period has occurred and is continuing, such roll forwards shall be due on Tuesday and Friday of each week, prepared as and for the prior Business Day.

(c)    The items to be provided under Section 9.2(a) and 9.2(b) are to be in form satisfactory to Lender and executed by a Responsible Officer or other executive officer of Borrowing Agent and delivered to Lender from time to time solely for Lender’s convenience in maintaining records of the Collateral, and Borrowing Agent’s failure to deliver any of such items to Lender shall not affect, terminate, modify or otherwise limit Lender’s Lien with respect to the Collateral. Unless otherwise agreed to by Lender, the items to be provided under this Section 9.2 shall be delivered to Lender by the specific method of Approved Electronic Communication designated by Lender.

9.3.    Environmental Reports. Furnish Lender, concurrently with the delivery of the financial statements referred to in Sections 9.7, with a Compliance Certificate signed by a Responsible Officer or other executive officer of Borrowing Agent stating, to the best of his or her knowledge, that the Loan Parties are in compliance in all material respects with all applicable federal, state and local laws relating to environmental protection and control and occupational safety and health. To the extent the Loan Parties are not in compliance with the foregoing laws, the Compliance Certificate shall set forth with specificity all areas of non-compliance and the proposed action the Loan Parties will implement in order to achieve full compliance.

9.4.    Litigation. Promptly notify Lender in writing of any litigation, suit or administrative proceeding affecting any Loan Party, whether or not the claim is covered by insurance, and of any suit or administrative proceeding, which in any such case could reasonably be expected to have a Material Adverse Effect.

9.5.    Material Occurrences. Promptly notify Lender in writing upon the occurrence of (a) any Event of Default or Default; (b) any event, development or circumstance whereby any financial statements or other reports furnished to Lender fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of Loan Parties as of the date of such statements; (c) any accumulated retirement plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the Code, could subject any Loan Party to a tax imposed by Section 4971 of the Code; (d) [Intentionally Omitted], (e) each and every default by any Loan Party which could reasonably be expected to result in the acceleration of the maturity of any Indebtedness with an aggregate amount in excess of $350,000, including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; and (f) any other development in the business or affairs of any Loan Party which could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action the Loan Parties propose to take with respect thereto.

9.6.    Government Receivables. Promptly notify Lender if any of its Receivables are Government Receivables.

9.7.    Annual Audited Financial Statements. Furnish Lender within one hundred twenty (120) days after the end of each fiscal year of Borrowers, financial statements of the L.S. Starrett and its Subsidiaries on a consolidated and consolidating basis including, but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year, and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification by an independent certified public accounting firm selected by Borrower and satisfactory to Lender (the “Accountants”). The report of the Accountants shall be accompanied by a statement of the Accountants certifying that (i) they have caused this Agreement to be reviewed, and (ii) in making the examination upon which such report was based either no information came to their attention which to their knowledge constituted an Event of Default or a Default under this Agreement or any related agreement or, if such information came to their attention, specifying any such Default or Event of Default, its nature, when it occurred and whether it is continuing. In addition, the financial statements shall be accompanied by a Compliance Certificate.

9.8.    Monthly Internally Prepared Financial Statements. Furnish Lender within thirty (30) days after the end of each calendar month of Borrowers, (i) an unaudited balance sheet of L.S. Starrett and its Subsidiaries on a consolidated and consolidating basis and unaudited statements of income and stockholders’ equity and cash flow of L.S. Starrett and its Subsidiaries on a consolidated and consolidating basis and (ii) an unaudited balance sheet of L.S. Starrett and its North American Subsidiaries on a consolidated and consolidating basis and unaudited statements of income and stockholders’ equity and cash flow of L.S. Starrett and its North American Subsidiaries on a consolidated and consolidating basis, in each case reflecting results of operations from the beginning of the fiscal year to the end of such calendar month and for such calendar month prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year-end adjustments that individually and in the aggregate are not material to the business of L.S. Starrett and its applicable Subsidiaries. Each such balance sheet, statement of income and stockholders’ equity and statement of cash flow shall set forth a comparison of the figures for (x) the current fiscal period and (y) the current year-to-date with the figures for the same fiscal period and year-to-date period of the immediately preceding fiscal year. The financial statements shall be accompanied by a Compliance Certificate.

9.9.    Applicable Margin Certificate. Furnish Lender no later than the 20th calendar day of each calendar month with an Applicable Margin Certificate setting forth a calculation of the Average Excess Availability for the calendar month most recently ended and the corresponding Applicable Margin for Revolving Advances.

9.10.    Other Reports. Furnish Lender as soon as available, but in any event within ten (10) days after the issuance thereof, with copies of such financial statements, reports and returns as the Lender shall request from time to time in its Permitted Discretion.

9.11.    Additional Information. Furnish Lender with such additional information as Lender shall reasonably request in order to enable Lender to determine whether the terms, covenants, provisions and conditions of this Agreement and the Notes have been complied with by the Loan Parties including, without limitation and without the necessity of any request by Lender, (a) copies of all environmental audits and reviews, and (b) promptly upon any Loan Party’s learning thereof, notice of any labor dispute to which any Loan Party may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which any Loan Party is a party or by which any Loan Party is bound. Additionally, promptly following any request therefor, provide information and documentation reasonably requested by Lender for purpose of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the USA Patriot Act and the Beneficial Ownership Regulation.

9.12.    Projected Operating Budget. Furnish Lender, no later than July 31st of each year during the Term (or upon the occurrence and during the continuance of an Event of Default, more frequently if reasonably requested by Lender), a month by month projected operating budget and cash flow of (i) L.S. Starrett and its Subsidiaries on a consolidated and consolidating basis and (ii) L.S. Starrett and its North American Subsidiaries on a consolidated and consolidating basis, in each case for such fiscal year (including an income statement, cash flow statement and balance sheet for each month and projected availability and proposed business plan for such fiscal year), such projections to be accompanied by a certificate signed by a Responsible Officer of Borrowing Agent to the effect that such projections have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared. In addition, Loan Parties will provide Lender with such projections and business plans as and when requested by Lender in connection with any request by Loan Parties to increase reduce the amount of Advances available under this Agreement.

9.13.    Variances From Operating Budget. Furnish to Lender, upon its request in connection with the delivery of the annual and quarterly financial statements referred to in Sections 9.7 and 9.8, a written report summarizing all material variances from budgets submitted by the Loan Parties pursuant to Sections 8.1(l) and 9.12 and a discussion and analysis by management with respect to such variances.

9.14.    Notice of Suits, Adverse Events. Furnish Lender with prompt notice of (i) any lapse or other termination of any Consent issued to any Loan Party by any Governmental Body or any other Person that is material to the operation of any Loan Party’s business, (ii) any refusal by any Governmental Body or any other Person to renew or extend any such Consent; and (iii) copies of any periodic or special reports filed by any Loan Party with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or condition of such Loan Party, or if copies thereof are requested by Lender, and (iv) copies of any material notices and other communications from any Governmental Body or Person which specifically relate to any Loan Party.

9.15.    ERISA Notices and Requests. Furnish Lender with prompt written notice in the event that (i) any Loan Party or any member of the Controlled Group knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which such Loan Party or member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, (ii) any Loan Party or any member of the Controlled Group knows or has reason to know that a non-exempt prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred that together with a written statement describing such transaction and the action which such Loan Party or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (iii) a funding waiver request has been filed with respect to any Plan together with all communications received by any Loan Party or any member of the Controlled Group with respect to such request, (iv) any increase in the benefits of any existing Plan or the establishment of any new Plan or the commencement of contributions to any Plan to which any Loan Party or any member of the Controlled Group was not previously contributing shall occur, (v) any Loan Party or any member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Plan or to have a trustee appointed to administer a Pension Benefit Plan, together with copies of each such notice, (vi) any Loan Party or any member of the Controlled Group shall receive any unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code, together with copies of each such letter; (vii) any Loan Party or any member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability, together with copies of each such notice; (viii) any Loan Party or any member of the Controlled Group shall fail to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or payment; (ix) any Loan Party or any member of the Controlled Group knows that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan.

9.16.    Equipment and Inventory Location Updates. Furnish to Lender on a quarterly basis in connection with delivery of the financial statements required by Section 9.8 for each fiscal quarter end, updates, if applicable, to Schedule 4.5 since the Closing Date. Any such updated Schedule 4.5 delivered by Loan Parties to Lender in accordance with this Section 9.16 shall automatically and immediately be deemed to amend and restate the prior version of such Schedule 4.5 previously delivered to Lender and attached to and made part of this Agreement.

9.17.    Additional Documents. Execute and deliver to Lender, upon request, such documents and agreements as Lender may, from time to time, reasonably request in its Permitted Discretion to carry out the purposes, terms or conditions of this Agreement.

X.	EVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

10.1.    Failure by any Loan Party to pay: (a) any principal or interest on the Obligations when due, whether at maturity or by reason of acceleration pursuant to the terms of this Agreement or by notice of intention to prepay, or by required prepayment or (b) any other liabilities or make any other payment, fee or charge provided for herein or in any Other Document when due, and such failure shall continue unremedied for a period of three (3) Business Days;

10.2.    (i) Failure by any Loan Party to perform, keep or observe any provision of Sections 4.3, 4.10, 4.11, 4.15(h), 6.8, 6.9, 6.10 and Article VII; (ii) failure by any Loan Party to perform, keep or observe any provision of Sections 4.2, 4.4, 4.5, 4.6, 4.9, 6.2, which is not cured within three (3) Business Days after the earlier to occur of (x) receipt by Borrowing Agent from Lender of written notice of such failure and (y) knowledge by a Loan Party of the occurrence of such failure; or (iii) any representation or warranty made or deemed made by any Loan Party in this Agreement or any Other Document or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been untrue or misleading in any material respect on the date when made or deemed to have been made;

10.3.    Failure by any Loan Party to (i) furnish any information required by Sections 9.2, 9.3, 9.5, 9.7, 9.8, 9.9, 9.12, 9.13, 9.14 and 9.15 when due or when requested, or (ii) permit Lender or its agent to inspect its books or records or conduct a field examination or appraisal as provided hereunder;

10.4.    Issuance of a notice of Lien (except for Permitted Encumbrances), levy, assessment, injunction or attachment against a material portion of the Collateral which is not stayed, lifted or bonded to the satisfaction of Lender within thirty (30) days;

10.5.    Failure or neglect of any Loan Party to perform, keep or observe any term, provision, condition, or covenant contained in this Agreement, or contained in any Other Document, now or hereafter entered into between any Loan Party and Lender (to the extent such failure or breach is not otherwise embodied in any other provision of this Article X for which a different grace or cure period is specified or which constitutes an immediate Event of Default under this Agreement or the Other Documents), which is not cured within ten (10) Business Days after the earlier to occur of (x) receipt by Borrowing Agent from Lender of written notice of such failure or neglect and (y) knowledge by a Loan Party of the occurrence of such failure or neglect;

10.6.    Any judgment or judgments are rendered or judgment liens filed against the Loan Parties for an aggregate amount in excess of $1,000,000 (excluding amounts covered by insurance where the insurer has acknowledged coverage), which within thirty (30) days of such rendering or filing is not either satisfied, stayed, bonded to the satisfaction of Lender or discharged of record;

10.7.    Any Loan Party or any Subsidiary of a Loan Party shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

10.8.    [Intentionally Omitted];

10.9.    Any Lien created hereunder or provided for hereby or under any Other Document for any reason, other than as expressly permitted hereunder or thereunder, ceases to be or is not a valid and perfected lien with the priority required by this Agreement and the Other Documents (subject to any Permitted Encumbrances);

10.10.    Any default in respect of any Indebtedness of any Loan Party (other than Indebtedness owing to Lender hereunder), in any case in an amount in excess of $500,000, which default continues for more than the applicable cure period, if any, with respect thereto or any default by any Borrower under any Material Contract, which default continues for more than the applicable cure period, if any, with respect thereto and/or is not waived in writing by the other parties thereto;

10.11.    Termination of or default under (which default continues beyond any applicable cure period) any Guaranty or similar agreement executed and delivered to Lender in connection with the Obligations, or if any Guarantor of the Obligations attempts to terminate, challenges the validity of, or its liability under, any such guaranty or similar agreement;

10.12.    Any Change of Control shall occur;

10.13.    Any material provision of this Agreement shall, for any reason, cease to be valid and binding on any Loan Party, in accordance with its terms, or any Loan Party shall assert in writing to Lender that any material provision of this Agreement has ceased to be valid and binding on any Loan Party;

10.14.    (x) Any Governmental Body shall (i) revoke, terminate, suspend or materially and adversely modify any license, permit, patent, trademark or tradename of any Loan Party the continuation of which is necessary to the continuation of such Loan Party’s business and the absence of which could reasonably be expected to have a Material Adverse Effect, or (ii) commence proceedings to suspend, revoke, terminate or materially and adversely modify any such license, permit, trademark, tradename or patent and such proceedings shall not be dismissed or discharged within sixty (60) days, or (iii) schedule or conduct a hearing on the renewal of any such license, permit, trademark, tradename or patent and the staff of such Governmental Body issues a report recommending the termination, revocation, suspension or material, adverse modification of such license, permit, trademark, tradename or patent or (y) any agreement which is necessary or material to the operation of any Loan Party’s business shall be revoked or terminated and not replaced by a substitute acceptable to Lender within sixty (60) days after the date of such revocation or termination, and such revocation or termination and non-replacement would reasonably be expected to have a Material Adverse Effect;

10.15.    Any material portion of the Collateral shall be seized or taken by a Governmental Body, or any Loan Party or the title and rights of any Loan Party shall have become the subject matter of litigation which, upon final determination, could result in an impairment or loss of the security provided by this Agreement or the Other Documents with respect to a material portion of the Collateral; and

10.16.    An event or condition specified in Section 7.16 or Section 9.15 shall occur or exist with respect to any Plan and, as a result of such event or condition, together with all other such events or conditions, any Loan Party or any member of the Controlled Group shall incur, or be reasonably likely to incur, a liability to a Plan or the PBGC (or both) which would have a Material Adverse Effect.

XI.	LENDER’S RIGHTS AND REMEDIES AFTER DEFAULT.

11.1.    Rights and Remedies. Upon the occurrence and during the continuation of (i) an Event of Default pursuant to Section 10.7, all Obligations shall be immediately due and payable and the obligation of Lender to make Advances shall be deemed terminated; and, (ii) the other Events of Default specified in Article X, and at any time thereafter (such default not having previously been cured or waived), the Lender may, upon written notice to Borrowers, declare all of the Obligations immediately due and payable and terminate this Agreement and terminate its obligation to make Advances and (iii) a filing of a petition against Borrower in any involuntary case under any Debtor Relief Law, the obligation of Lender to make Advances hereunder shall be suspended until such time as such involuntary petition shall be dismissed unless otherwise consented to by Lender in its sole discretion. Upon the occurrence and continuation of any Event of Default, Lender shall have the right to exercise any and all other rights and remedies provided for herein, under the UCC and at law or equity generally, including, without limitation, the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process. In furtherance of such exercise Lender may, during the existence of such Event of Default, enter any Loan Party’s premises or other premises without legal process and without incurring liability to any Loan Party therefor, and Lender may thereupon, or at any time thereafter, in its Permitted Discretion without notice or demand, take the Collateral and remove the same to such place as Lender may deem advisable and Lender may require the Loan Parties to make the Collateral available to Lender at a convenient place as reasonably agreed to by such Loan Party. With or without having the Collateral at the time or place of sale, Lender may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Lender may elect, which proceeds shall be applied to the Secured Obligations in accordance with this Agreement. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Lender shall give the Loan Parties reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to the Loan Parties at least ten (10) days prior to such sale or sales is reasonable notification. At any public sale Lender may bid for and become the purchaser, and Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and such right and equity are hereby expressly waived and released by the Loan Parties. Lender may specifically disclaim any warranties of title or the like at any sale of Collateral. In connection with the exercise of the foregoing remedies, Lender is granted permission to use without charge all of each Loan Party’s trademarks, trade styles, trade names, patents, patent applications, licenses, franchises and other proprietary rights which are used in connection with (a) Inventory for the purpose of disposing of such Inventory and (b) Equipment for the purpose of completing the manufacture of unfinished goods.

11.2.    Application of Proceeds. The proceeds realized from the sale of any Collateral shall be applied to the Secured Obligations in such order as Lender may determine in its sole discretion. If any deficiency shall arise, the Loan Parties shall remain liable to Lender therefore. If it is determined by an authority of competent jurisdiction that a disposition by Lender did not occur in a commercially reasonably manner, Lender may obtain a deficiency judgment for the difference between the amount of the Secured Obligation and the amount that a commercially reasonable sale would have yielded. Lender will not be considered to have offered to retain the Collateral in satisfaction of the Secured Obligations unless Lender has entered into a written agreement with the Loan Parties to that effect.

11.3.    Lender’s Discretion. Lender shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Lender may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any of Lender’s rights hereunder.

11.4.    Setoff. In addition to any other rights which Lender or Issuer may have under Applicable Law, upon the occurrence and during the continuation of an Event of Default hereunder, Lender and Issuer and their Affiliates shall have a right to apply any Loan Party’s property held by Lender or Issuer and their Affiliates to reduce the Secured Obligations.

11.5.    Rights and Remedies not Exclusive. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any right or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

XII.	WAIVERS AND JUDICIAL PROCEEDINGS.

12.1.    Waiver of Notice. Each Loan Party hereby waives notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all in‐struments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein to the extent not prohibited by law.

12.2.    Delay. No delay or omission on Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any default.

12.3.    Jury Waiver. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

XIII.	EFFECTIVE DATE AND TERMINATION.

13.1.    Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Loan Party and Lender, shall become effective on the date hereof and shall continue in full force and effect until the earliest of (x) the Maturity Date, (y) the acceleration of all Obligations pursuant to the terms of this Agreement or (z) the date on which this Agreement shall be terminated in accordance with the provisions hereof or by operation of law (the “Termination Date”). The Loan Parties may terminate this Agreement at any time upon ninety (90) days’ prior written notice to Lender, upon payment of in full in cash of the Obligations (other than (I) contingent indemnification obligations, if any, to the extent no unsatisfied claim giving rise thereto has been asserted and (II) Letters of Credit that have been cash collateralized as contemplated by Section 3.2(b)). Borrowers may reduce the Maximum Revolving Advance Amount, at any time upon thirty (30) days’ prior written notice to Lender and payment in full of any Obligations in excess of the maximum amount of Revolving Advances then permitted under Section 2.5, after giving effect to the reduced Maximum Revolving Advance Amount; provided that (x) any such reduction shall be in a minimum amount of $1,000,000 and (y) the Maximum Revolving Advance Amount shall not be reduced to an amount less than $15,000,000

13.2.    Termination. The termination of the Agreement shall not affect any Loan Party’s or Lender’s rights, or any of the Obligations having their inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created or Obligations have been fully disposed of, concluded or liquidated. The security interests, Liens and rights granted to Lender hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrowers’ Account may from time to time be temporarily in a zero or credit position, until all of the Obligations have been paid or performed in full in cash (other than (I) contingent indemnification obligations, if any, to the extent no unsatisfied claim giving rise thereto has been asserted and (II) Letters of Credit that have been cash collateralized as contemplated by Section 3.2(b)) after the termination of this Agreement or the Loan Parties have furnished Lender with an indemnification satisfactory to Lender with respect thereto. Accordingly, each Loan Party waives any rights which it may have under Section 9-513(c) of the UCC to demand the filing of termination statements with respect to the Collateral, and Lender shall not be required to send such termination statements to any Loan Party, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations paid in full in immediately available funds (other than (I) contingent indemnification obligations, if any, to the extent no unsatisfied claim giving rise thereto has been asserted and (II) Letters of Credit that have been cash collateralized as contemplated by Section 3.2(b)). All representations, warranties, covenants, waivers and agreements contained herein or in any Other Document shall survive termination hereof until all Obligations are paid or performed in full in cash (other than (I) contingent indemnification obligations, if any, to the extent no unsatisfied claim giving rise thereto has been asserted and (II) Letters of Credit that have been cash collateralized as contemplated by Section 3.2(b)), as such representations and warranties may change from time to time as contemplated in Section 8.2.

XIV.	MISCELLANEOUS.

14.1.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York, except to the extent of procedural and substantive matters, if any, relating only to the creation, perfection and/or enforcement of the liens and/or security interests created herein and to the enforcement of Lender’s rights against any Collateral, which shall be governed, to the extent applicable, in accordance with the laws of the State in which the Collateral is located or in which Lender is required to perfect its security interest with respect to such Collateral. Any judicial proceeding brought by or against any Loan Party with respect to any of the Obligations, this Agreement or any related agreement may be brought in any court of competent jurisdiction in the County of New York, State of New York, United States of America, and, by execution and delivery of this Agreement, each Loan Party accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each Loan Party hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to such Loan Party at its address set forth in Section 14.6 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Lender to bring proceedings against any Loan Party in the courts of any other jurisdiction. Each Loan Party waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Any judicial proceeding by any Loan Party against Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in the County of New York, State of New York.

14.2.    Entire Understanding; Amendments.

(a)    This Agreement and the Other Documents executed concurrently herewith contain the entire understanding between Loan Parties and Lender and supersede all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by Loan Parties’ and Lender’s respective officers or members. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Each Loan Party acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

(b)    Lender and Loan Parties may from time to time enter into written supplemental agreements to this Agreement or the Other Documents executed by Loan Parties, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lender or such Loan Party thereunder or the conditions, provisions or terms thereof or waiving any Event of Default thereunder, but only to the extent specified in such written agreements.

Any such supplemental agreement shall be binding upon the Loan Parties and Lender and all future holders of the Obligations. In the case of any waiver, the Loan Parties and Lender shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

14.3.    Successors and Assigns; Participations.

(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Loan Parties may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by the Loan Parties without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Affiliates of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Lender may assign to one or more banks or financial institutions all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided, however, that any assignment by Lender of all of its rights and obligations under this Agreement shall be subject to the prior written consent of the Borrowers (which shall not be unreasonably withheld or delayed), except that no such consent shall be required during the continuation of an Event of Default; and provided further that in the event of a partial assignment by the Lender, the Lender shall continue to be the holder of the lien on the Collateral granted by the Borrowers and the Loan Parties shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement and the Other Documents. Subject to notification of such assignment and, if applicable, the Borrower’s written consent, the assignee shall be a party hereto and, to the extent of the interest assigned, have the rights and obligations of the Lender under this Agreement, and the Lender shall, to the extent of the interest assigned, be released from its obligations under this Agreement (and, in the case of an assignment covering all of the Lender’s rights and obligations under this Agreement consented to by the Borrower, the Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.7, 3.10, 14.5 and 14.9). The Loan Parties hereby agree to execute any amendment and/or any other document that may be necessary to effectuate such an assignment, including an amendment to this Agreement to provide for multiple lenders and an administrative agent to act on behalf of such lenders. Any assignment or transfer by the Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by the Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section. The Loan Parties hereby designate the Lender, and the Lender agrees, to serve as the Loan Parties’ agent, solely for purposes of this Section 14.3(b) to maintain a register for the recordation of the names and addresses of Persons purchasing interests or participations in this Agreement (“Purchasers”), and the commitments of, and principal amount of the Obligations owing to, Purchasers pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Loan Parties, Purchasers and the Lender may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Purchaser hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Loan Parties, Purchasers, and any assignee, at any reasonable time and from time to time upon reasonable prior notice.

(c)    The Lender may, without the consent of the Loan Parties, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of the Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances owing to it); provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement and the Other Documents. Subject to paragraph (d) of this Section, each Loan Party agrees that each Participant shall be entitled to the benefits of Sections 3.7, 3.10, 14.5 and 14.9 to the same extent as if it were the Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.

(d)    A Participant shall not be entitled to receive any greater payment under Section 3.7, 3.10, 14.5 and 14.9 than the Lender would have been entitled to receive with respect to the participation sold to such Participant.

(e)    Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

(f)    Each Loan Party authorizes Lender to disclose to any assignee or participant and any prospective assignee or participant any and all financial information in Lender’s possession concerning the Loan Parties which has been delivered to Lender by or on behalf of the Loan Parties pursuant to this Agreement or in connection with Lender’s credit evaluation of the Loan Parties so long as such assignee or participant or prospective assignee or participant agrees to abide by the provisions of Section 14.15.

14.4.    Application of Payments. Lender shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Secured Obligations. To the extent that any Loan Party makes a payment or Lender receives any payment or proceeds of the Collateral for any Loan Party’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any Debtor Relief Law, common law or equitable cause, then, to such extent, the Secured Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Lender.

14.5.    Indemnity. (a) Each Loan Party shall indemnify Issuer, Lender and each of their respective officers, directors, Affiliates, employees and agents from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against Issuer or Lender in any litigation, proceeding or investigation instituted or conducted by any governmental agency or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not Issuer or Lender is a party thereto, except to the extent that any of the foregoing is caused by the gross negligence or willful misconduct of the party being indemnified (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

(a)    In connection with the issuance of any Letter of Credit, Borrowers shall indemnify, save and hold Lender and Issuer harmless from any loss, cost, expense or liability, including, without limitation, any claims, damages, costs and expenses, and reimbursement obligations, and other payments made by Lender or Issuer and expenses and reasonable attorneys’ fees incurred by Lender or any Issuer arising out of, or in connection with, any Letter of Credit to be issued or created for Borrowers, except to the extent that any of the foregoing is caused by the gross negligence or willful misconduct of the party being indemnified (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

(b)    Each Loan Party shall defend and indemnify Lender and hold Lender and its employees, agents, directors and officers harmless from and against all loss, liability, damage and expense, claims, costs, fines and penalties, including reasonable attorney’s fees, suffered or incurred by Lender (i) under or on account of Borrower’s violation of any applicable Environmental Laws, including, without limitation, the assertion of any Lien thereunder and/or (ii) with respect to any Hazardous Discharge, the presence of any Hazardous Substances affecting the Real Property, whether or not the same originates or emerges from the Real Property or any contiguous real estate, except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of Lender. Each Loan Party’s obligations under this Section shall arise upon the discovery of the presence of any Hazardous Substances at the Real Property, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Substances.

14.6.    Notice. Any notice or request hereunder may be given to any Loan Party or Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section 14.6. Any notice or request hereunder shall be given by (a) hand delivery, (b) overnight courier, (c) registered or certified mail, return receipt requested, or (d) telecopy or other electronic transmission (i.e. portable document form and email) to the number or email address set out below (or such other number or email address as may hereafter be specified in a notice designated as a notice of change of address) with electronic confirmation of its receipt. Any notice or other communication required or permitted pursuant to this Agreement shall be deemed given (a) when personally delivered to any officer of the party to whom it is addressed, (b) on the earlier of actual receipt thereof or three (3) days following posting thereof by certified or registered mail, postage prepaid, (c) upon actual receipt thereof when sent by a recognized overnight delivery service or (d) upon actual receipt thereof when sent by telecopier or email to the number or email address set forth below with electronic confirmation of its receipt, in each case addressed to each party at its address set forth below or at such other address as has been furnished in writing by a party to the other by like notice:

(A)	If to Lender:	HSBC Bank USA, National Association
452 Fifth Avenue
New York, New York 10018
Attention: Andrew Brown
Telephone: 212- 525-5615
Email: andrew.i.brown@us.hsbc.com

	with a copy to:	Thompson Coburn Hahn & Hessen LLP
488 Madison Avenue
New York, New York 10022
Attention: Daniel Ford
Telephone: 212-478-7348
Facsimile: 212-478-7400
Email: dford@thompsoncoburn.com

(B)	If to Borrowing Agent	The L. S. Starrett Company
	or any Loan Party	121 Crescent Street
Athol, MA 01331
Attention: Douglas A. Starrett, President
Telephone: (978) 249-3551 Ext. 277
Facsimile: (978) 249-2643
Email: dstarrett@starrett.com

	with a copy to:	Hackett Feinberg, P.C.
155 Federal Street
Boston, MA 02110
Attention: Scott C. Altonian, Esq.
Telephone: 617-422-0200
Facsimile: 617-422-0383
Email: sca@bostonbusinesslaw.com

14.7.    Survival. The obligations of each Loan Party under Sections 2.11, 3.6, 3.9, 14.5 and 14.9 shall survive termination of this Agreement and the Other Documents and payment in full of the Obligations.

14.8.    Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Laws or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

14.9.    Expenses. All costs and expenses of Lender, including, without limitation, (a) reasonable attorneys’ fees and disbursements incurred by Lender, (i) in connection with all efforts made to enforce payment of any Secured Obligation or effect collection of any Collateral, or (ii) in connection with the entering into, modification, amendment and administration of this Agreement or any consents or waivers hereunder and all related agreements, documents and instruments, or (iii) in instituting, maintaining, preserving, enforcing and foreclosing on Lender’s security interest in or Lien on any of the Collateral, whether through judicial proceedings or otherwise, or (iv) in defending or prosecuting any actions or proceedings arising out of or relating to Lender’s transactions with the Loan Parties, or (v) in connection with any advice given to Lender with respect to its rights and obligations under this Agreement and all related agreements, or (vi) in connection with the enforcement of this Agreement or the Other Documents or any consent or waivers hereunder and all related agreements, documents and instruments and (b) reasonable fees and disbursements incurred by Lender in connection with any appraisals of Inventory or other Collateral, field examinations, collateral analysis or monitoring or other business analysis conducted by outside Persons in connection with this Agreement and all related agreements, may be charged to Borrowers’ Account and shall be part of the Obligations.

14.10.    Injunctive Relief. Each Loan Party recognizes that, in the event any Loan Party fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to Lender; therefore, Lender, if Lender so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

14.11.    Consequential Damages. None of Issuer, Lender, nor any agent or attorney for any of them, shall be liable to any Loan Party for indirect, punitive, exemplary, incidental, special or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Secured Obligations.

14.12.    Captions. The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

14.13.    Counterparts; Telecopied Signatures. This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or electronic transmission (including by “.pdf” or other similar format) shall be deemed to be an original signature hereto and the effectiveness of this Agreement and the Other Documents and signatures thereon shall have the same force and effect as manually signed originals and shall be binding on all parties thereto. Lender may require that any such documents and signatures be confirmed by a manually-signed original thereof, provided, that, the failure to request or deliver the same shall not limit the effectiveness of any facsimile or electronic signature.

14.14.    Construction. The parties acknowledge that each party and its counsel have participated in the preparation of this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

14.15.    Confidentiality; Sharing Information.

(a)    Lender shall hold all non-public information obtained by Lender pursuant to the requirements of this Agreement in accordance with Lender’s customary procedures for handling confidential information of this nature; provided, however, Lender may disclose such confidential information (i) to its examiners, affiliates, outside auditors, counsel and other professional advisors, (ii) to or to any prospective transferees or participants who agree to be bound by the terms of this Section 14.15, and (iii) as required or requested by any Governmental Body or representative thereof or pursuant to legal process or applicable law; provided, further that (x) unless specifically prohibited by applicable law or court order, Lender shall use reasonable efforts prior to disclosure thereof, to notify Borrowing Agent of the applicable request for disclosure of such non-public information (A) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of Lender or a Transferee by such Governmental Body) or (B) pursuant to legal process and (y) in no event shall Lender be obligated to return any materials furnished by the Loan Parties other than those documents and instruments in possession of Lender in order to perfect its Lien on the Collateral once the Secured Obligations have been paid in full in cash (other than (I) contingent indemnification obligations, if any, to the extent no unsatisfied claim giving rise thereto has been asserted and (II) Letters of Credit that have been cash collateralized as contemplated by Section 3.2(b)) and this Agreement has been terminated.

(b)    Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Loan Parties or one or more of its Affiliates (in connection with this Agreement or otherwise) by Lender or by one or more Subsidiaries or Affiliates of Lender and the Loan Parties hereby authorize Lender to share any information delivered to Lender by the Loan Parties and their Subsidiaries pursuant to this Agreement, or in connection with the decision of Lender to enter into this Agreement, to any such Subsidiary or Affiliate of Lender, it being understood that any such Subsidiary or Affiliate of Lender receiving such information shall be bound by the provision of this Section 14.15 as if it were Lender hereunder. Such authorization shall survive the repayment of the Obligations and the termination of this Agreement.

14.16.    Publicity. The Loan Parties hereby authorize Lender, upon prior notice by Lender to Borrowing Agent, to make appropriate announcements of the financial arrangement entered into among the Loan Parties and Lender, including, without limitation, announcements which are commonly known as tombstones, in such publications and to such selected parties as Lender shall in its sole and absolute discretion deem appropriate. In addition, the Loan Parties upon prior notice authorizes Lender to include the Loan Parties’ name and logo in select transaction profiles and client testimonials prepared by Lender for use in publications, company brochures and other marketing materials of Lender. Subject to Lender’s prior written approval (which shall not be unreasonably withheld or delayed), Loan Parties shall have the right to make appropriate announcements of the financial arrangement entered into among Loan Parties and Lender in such publications and to such selected parties as Loan Parties deem appropriate; except, that, Loan Parties shall have the right to make any disclosure required by law or by applicable SEC regulations without any requirement to obtain prior written approval of Lender.

14.17.    Patriot Act Notice. Lender hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the names and addresses of each Loan Party and other information that will allow Lender to identify each Loan Party in accordance with the USA PATRIOT Act.

14.18.    Electronic Communications.

(a)    The Lender may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(b)    Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)    Any Approved Electronic Communication is provided “as is” and “as available.” Lender does not warrant the adequacy of any Approved Electronic Communication and expressly disclaim liability for errors or omissions in the any Approved Electronic Communication. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by Lender or its Affiliates in connection with any Approved Electronic Communication. In no event shall Lender or any of its Affiliates have any liability to any Loan Party or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or Lender’s transmission of communications through any Approved Electronic Communication.

14.19.     Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in this Agreement or any Other Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising hereunder or under any Other Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-in Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any Other Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

XV.	MULTIPLE BORROWERS.

15.1.    Borrowing Agency Provisions. If and to the extent that at any time or from time to time there are multiple Borrowers, then:

(a)    Each Borrower acknowledges that it, together with each other Borrower, make up a related organization of various entities constituting a single economic and business enterprise and sharing a substantial identity of interests such that, without limitation, Borrowers render services to or for the benefit of each other, purchase or sell and supply goods to or from or for the benefit of each other, make loans, advances and provide other financial accommodations to or for the benefit of each other (including the payment of creditors and guarantees of Indebtedness), provide administrative, marketing, payroll and management services to or for the benefit of each other; have centralized accounting, common officers and directors; and are in certain circumstances are identified to creditors as a single economic and business enterprise. Accordingly, and without limitation, any credit or other financial accommodation extended to any one Borrower pursuant hereto will result in direct and substantial economic benefit to each other Borrower, and each Borrower will likewise benefit from the economies of scale associated with the Borrowers, as a group, applying for credit or other financial accommodations pursuant hereto on a collective basis.

(b)    Each Borrower hereby irrevocably designates Borrowing Agent to be its attorney and agent and in such capacity to borrow, sign and endorse notes, and execute and deliver all instruments, documents, writings and further assurances now or hereafter required hereunder, on behalf of such Borrower or Borrowers, and hereby authorizes Lender to pay over or credit all loan proceeds hereunder in accordance with the request of Borrowing Agent.

(c)    The handling of this credit facility as a co-borrowing facility with a Borrowing Agent in the manner set forth in this Agreement is solely as an accommodation to Borrowers and at their request. The Lender shall not incur any liability to Borrowers as a result thereof. To induce the Lender to do so and in consideration thereof, each Borrower hereby indemnifies the Lender and holds the Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against the Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of Borrowers as provided herein, reliance by any of the Lender on any request or instruction from Borrowing Agent or any other action taken by any of the Lender with respect to this Section except due to the willful misconduct or gross (not mere) negligence by the indemnified party.

(d)    All Obligations shall be joint and several, and each Borrower shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Borrower shall in no way be affected by any extensions, renewals and forbearance granted by Lender to any Borrower, failure of Lender to give any Borrower Notice of Borrowing or any other notice, any failure of Lender to pursue or preserve its rights against any Borrower, the release by Lender of any Collateral now or thereafter acquired from any Borrower, and such agreement by each Borrower to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Lender to the other Borrowers or any Collateral for such Borrower’s Obligations or the lack thereof.

15.2.    Waiver of Subrogation. Each Borrower expressly agrees to postpone any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Borrower may now or hereafter have against the other Borrowers or other Person directly or contingently liable for the Obligations hereunder, or against or with respect to the other Borrowers’ property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until payment in full in cash of the Obligations (other than (I) contingent indemnification obligations, if any, to the extent no claim giving rise thereto has been asserted, (II) Letters of Credit that have been cash collateralized as contemplated by Section 3.2(b)) and (III) Obligations in respect of Lender Provided Hedges and Bank Products) and the Commitments have expired or been terminated.

XVI.	GUARANTY

16.1.    The Guarantee. The Guarantors hereby irrevocably and unconditionally, jointly and severally guarantee to Lender and its respective successors and permitted assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Obligations; provided that for purposes of this Article XVI, the Obligations shall excluded any Excluded Swap Obligations. The Guarantors hereby further agree that if the Borrowers shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Obligations, the Guarantors will promptly pay the same as though it were the principal obligor, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full in cash when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal. Each Guarantor agrees with Lender and its successors and permitted assigns that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify Lender and its successors and permitted assigns immediately on demand against any cost, loss or liability it incurs as a result of any Loan Party not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under this Agreement or any Other Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Article XVI if the amount claimed had been recoverable on the basis of a guarantee.

16.2.    Obligations Unconditional. The obligations of the Guarantors under Section 16.1 are absolute and unconditional irrespective of the value, genuineness, validity, regularity or enforceability of this Agreement, the Other Documents or any other agreement or instrument referred to herein or therein or reasonably related thereto, or any substitution, release or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by Applicable Law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than a defense of payment in full), it being the intent of this Section 16.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Without limiting the generality of the foregoing and without prejudice of any Loan Party’s rights set forth in this Agreement or any Other Document, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder, which shall remain absolute and unconditional as described above:

(a)    at any time or from time to time, without notice to such Guarantors, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b)    any change in the time, manner or place of the payment of, or in any other term of, all or any of the Obligations, or any amendment or modification of or any consent to departure from this Agreement or any Other Document;

(c)    any of the acts mentioned in any of the provisions hereof or of the Other Documents or any other agreement or instrument referred to herein or therein or reasonably related thereto shall be done or omitted;

(d)    the maturity of any of the obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right hereunder or under the Other Documents or any other agreement or instrument referred to herein or therein shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(e)    any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Obligations, by operation of law or otherwise;

(f)    any change in the corporate existence, structure or ownership of the Guarantors or any other Person liable for any of the Obligations or any incapacity or lack of power, authority or legal personality of an Loan Party or any other Person;

(g)    any insolvency, bankruptcy, arrangement, winding up, liquidation, administration, reorganization or other similar proceeding under any Debtor Relief Law affecting any Loan Party, or their assets or any resulting release or discharge of any obligation of any Loan Party;

(h)    the existence of any claim, setoff or other rights which any Guarantor may have at any time against any Loan Party, Lender or any other Person, whether in connection herewith or in any unrelated transactions;

(i)    any Lien or security interest granted to, or in favor of, Lender as security for any of the Obligations shall fail to be perfected;

(j)    the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to, take up or enforce, any rights against, or Liens or other security interests over assets of, any Loan Party or other Person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realize the full value of any Liens or other security interest; or

(k)    any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Borrowers in respect of the Obligations or a Guarantor in respect of this guarantee or the Obligations.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that Lender exhaust any right, power or remedy or proceed against the Borrowers hereunder or under any Other Documents or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Obligations.

16.3.    Reinstatement. The obligations of the Guarantors under this Article XVI shall be automatically reinstated if and to the extent that for any reason any payment (in whole or in part) by or on behalf of the Borrowers in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy, insolvency, liquidation, administration or reorganization or otherwise, and each Guarantor agrees that it will indemnify Lender pursuant to Section 14.5.

16.4.    Subrogation. Until such time as the Obligations are paid in full in cash, each of the Guarantors hereby agrees not to enforce any rights of subrogation or contribution, whether arising by contract or operation of law (including, without limitation, any such right arising under any Debtor Relief Law) or otherwise by reason of any payment by it pursuant to the provisions of this Article XVI.

16.5.    Remedies. The Guarantors agree that, as between the Guarantors and the Lender, the Obligations of the Borrowers hereunder may be declared to be forthwith due and payable as provided in Section 11.1 (and shall be deemed to have become automatically due and payable to the extent set forth as so in Section 11.1) for purposes of Section 16.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such Obligations from becoming automatically due and payable) as against the Borrowers and that, in the event of such declaration (or such Obligations being deemed to have become automatically due and payable), such Obligations (whether or not due and payable by the Borrowers) shall forthwith become due and payable by the Guarantors for purposes of Section 16.1.

16.6.    Continuing Guarantee. The guarantee in this Article XVI is a continuing guarantee and shall apply to all Obligations whenever arising regardless of any intermediate payment or discharge in whole or in part.

16.7.    Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of non-payment of the Obligations and the nature, scope and extent of the risks that each Guarantor assumes and incurs under this guarantee, and agrees that Lender shall not have any duty to advise any Guarantor of information known to it regarding those circumstances or risks.

16.8.    Additional Security. This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by Lender and its respective successors and permitted assigns.

16.9.    General Limitation on Amount of Obligations Guaranteed. In any action or proceeding involving any Debtor Relief Law or other law affecting the rights of creditors generally, if the obligations of the Guarantors under Section 16.1 would otherwise be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 16.1, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by the Guarantors, Lender or other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

16.10.    Subordination. Each Loan Party hereby subordinates any claims, including any right of payment, subrogation, contribution, reimbursement and indemnity, that it may have at any time against any other Loan Party, howsoever arising, to the payment in full in cash of all Obligations (other than contingent indemnification obligations); provided that payments between or among Loan Parties shall not be prohibited by this Section 16.10 unless an Event of Default has occurred and is continuing and Lender have notified such Loan Party that any such payments are prohibited.

[THE REMAINDER OF THIS PAGE HAS INTENTIONALLY BEEN LEFT BLANK.]

[SIGNATURE PAGES FOLLOW]

Each of the parties has signed this Agreement as of the day and year first above written.

THE L. S. STARRETT COMPANY, as a Borrower and Borrowing Agent

By:	/s/ Douglas A. Starrett
Name: Douglas A. Starrett Title: President and Chief Executive Officer

TRU-STONE TECHNOLOGIES, INC. STARRETT KINEMETRIC ENGINEERING, INC. STARRETT BYTEWISE DEVELOPMENT, INC. each as a Borrower

By:	/s/ Douglas A. Starrett
Name: Douglas A. Starrett Title: President and Chief Executive Officer

HSBC BANK USA, NATIONAL ASSOCIATION, as Lender

By:
Name: Title:

Revolving Commitment: $30,000,000 CapEx Commitment: $7,000,000 Term Loan: $12,120,000

[Signature Page to Loan and Security Agreement]